UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Pitney Bowes Inc.
(Name of Registrant as Specified in its Charter)

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NOTICE OF THE 2014
ANNUAL MEETING
AND
PROXY STATEMENT

PITNEY BOWES INC.

WORLD HEADQUARTERS

1 ELMCROFT ROAD

STAMFORD, CONNECTICUT 06926-0700

(203) 356-5000

To the Stockholders:

We will hold our 2014 annual meeting of stockholders at 9:00 a.m. on Monday, May 12, 2014 at our World Headquarters in Stamford, Connecticut. The Notice of Meeting and Proxy Statement and accompanying proxy card describe in detail the matters to be acted upon at the meeting.

It is important that your shares be represented at the meeting. Whether or not you plan to attend, please submit a proxy through one of the three convenient methods described in this proxy statement in order for your shares to be voted at the meeting. Your vote is important so please act at your first opportunity.

We have elected to furnish proxy materials and the Annual Report to Stockholders, including the Report on Form 10-K for the year ended December 31, 2013 to many of our stockholders via the Internet pursuant to Securities and Exchange Commission rules. We urge you to review those materials as well as our proxy statement for information on our financial results and business operations over the past year. The Internet availability of our proxy materials affords us an opportunity to reduce costs while providing stockholders the information they need. On or about March 27, 2014, we started mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report and how to submit a proxy online along with instructions on how to receive a printed copy of the proxy statement and annual report. We provided a copy of the annual meeting materials to all other stockholders by mail or through electronic delivery.

If you receive your annual meeting materials by mail, the Notice of Meeting and Proxy Statement, Annual Report to Stockholders, including the Report on Form 10-K for the year ended December 31, 2013 and proxy card are enclosed. Whether or not you plan to attend the annual meeting in person, please mark, sign, date and return your proxy card in the enclosed prepaid envelope, or submit your proxy via telephone or the Internet, as soon as possible in order for your shares to be voted at the meeting. If you decide to attend the annual meeting and wish to change your vote, you may do so by submitting a later dated proxy or by voting in person at the annual meeting. If you received your annual meeting materials via e-mail, the e-mail contains voting instructions and links to the proxy statement and annual report on the Internet, which are also available at www.proxyvote.com.

We look forward to seeing you at the meeting.

Michael I. Roth

Non-Executive Chairman of the Board

Stamford, Connecticut
March 27, 2014

Notice of Meeting:

The annual meeting of stockholders of Pitney Bowes Inc. will be held on Monday, May 12, 2014, at 9:00 a.m. at the company’s World Headquarters, 1 Elmcroft Road, Stamford, Connecticut 06926-0700. Directions to Pitney Bowes’ World Headquarters appear on the back cover page of the proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 12, 2014:

Pitney Bowes’ 2014 Proxy Statement and Annual Report to Stockholders, including the Report on Form 10-K for the year ended December 31, 2013, are available at www.proxyvote.com.

The items of business at the annual meeting are:

1.	Election of 10 directors named in the proxy statement.

2.	Ratification of the Audit Committee’s Appointment of the Independent Accountants for 2014.

3.	Advisory Vote to Approve Executive Compensation.

4.	Approval of the Pitney Bowes Directors’ Stock Plan.

Stockholders also will act on such other matters as may properly come before the meeting, including any continuation of the meeting caused by any adjournment or postponement of the meeting.

March 14, 2014 is the record date for the meeting.

This proxy statement and accompanying proxy card are first being distributed or made available via the Internet beginning on or about March 27, 2014.

Amy C. Corn

Corporate Secretary

NOTICE: Your vote is important. Brokers are not permitted to vote on our proposals regarding the election of directors, executive compensation and other matters to be considered at the meeting (except on ratification of the Audit Committee’s appointment of the Independent Accountants for 2014) without instructions from the beneficial owner. Therefore, if your shares are held through a broker, please instruct your broker, bank or other nominee on how to vote your shares. For your vote to be counted with respect to proposals 1, 3 or 4, you will need to communicate your voting decisions to your broker, bank, financial institution or other nominee.

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Proxy Summary

In this summary we highlight certain information contained elsewhere in this proxy statement. This is only a summary and does not contain all the information you should consider before you submit your proxy or vote. Please read the complete proxy statement and Annual Report on Form 10-K before you submit your proxy or vote.

Annual Meeting Information

Time and Date:	Monday, May 12, 2014 at 9:00 a.m.
Place:	Pitney Bowes World Headquarters 1 Elmcroft Road Stamford, CT 06926-0700
Requirements for Attending the Meeting:	Admission ticket, which is attached to your proxy card, or Notice of Internet Availability of Proxy Materials, together with a form of photo identification, such as a driver’s license. If your shares are held in the name of a bank, broker or nominee, you must present proof of your ownership as of the record date (such as bank or brokerage account statement).
Record Date:	March 14, 2014
Voting:	Registered stockholders as of the record date (March 14, 2014) are entitled to submit proxies by Internet at www.proxyvote.com; telephone at 1-800-690-6903; or completing your proxy card; or you may vote in person at the annual meeting. If you hold your shares through a broker, bank, trustee or other nominee, you are a beneficial owner and should refer to instructions provided by that entity on voting methods.

Governance Structure and Leadership Roles

The board reappointed Michael Roth, an independent member of the board of directors, to serve as Non-Executive Chairman of the Board in May 2013. A description of the Independent Chairman role appears in the Board of Directors Governance Principles, which can be found on the company’s website at www.pb.com under the caption “Our Company—Leadership & Governance.” In December 2012, Marc Lautenbach became the company’s President and Chief Executive Officer. In his first year as President and CEO, Mr. Lautenbach focused on resetting the strategic direction of the company, assembling the right team to lead the company’s critical areas of development over the next several years and beginning to execute on initiatives consistent with the new strategies.

2013 Performance and Payout

SUMMARY OF 2013 BUSINESS RESULTS

In 2013, the company achieved significant success in executing on its strategy to transform the company for the future. This success was evidenced through our financial results and attainment of certain objectives targeted at longer-term success, including solidifying our balance sheet and divesting businesses no longer in line with the company’s long-term strategy. Our total shareholder return for the year was an extraordinary 132%, which placed us fifth in year-over-year total stockholder return among all S&P 500 companies for 2013. We believe the stock price increase reflected stockholder recognition that our first steps in executing on our new strategy to unlock the value embedded in our company were successful and position us well for the future.

We identified three major objectives for the company that would determine our progress towards transforming our businesses and made significant progress on each. These objectives were as follows: (1) stabilize the mailing business; (2) achieve operational excellence and (3) invest in growth initiatives.

•	Stabilize the Mailing Business. The recurring revenue streams in 2013 for our global Mailing business continued to decline at a slower rate than in prior years contributing to the overall stabilization of the Mailing business. Equipment sales in the Production Mail and Small and Medium Business Solutions (SMB) segments improved and grew year-over-year. Our new go-to-market strategy implementation in the SMB business is improving our sales process and enhancing our client experience, while reducing costs.

•	Achieve Operational Excellence. Our efforts in reducing expenses in 2013 resulted in a $71 million decline in selling, general and administrative expenses compared to the prior year. We are in the early stages of implementing a new
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PROXY SUMMARY

enterprise resource planning (ERP) system to streamline and consolidate many of our back-office operations. We signed a contract to sell our World Headquarters building in 2014. This is another example of our commitment to reducing operating expenses going forward. In addition, in 2013, we sold three businesses, Pitney Bowes Management Services (PBMS), International Mailing Services (IMS) and the Nordic furniture business. We sold these businesses because they did not fit within our future strategic intent for the company. We used the net proceeds from the sale of the North American portion of the PBMS sale to strengthen our balance sheet by redeeming $300 million in bonds originally scheduled to mature in 2014. Also in 2013, our clear focus on initiatives surrounding inventory and accounts receivables, two key components of working capital, generated over $100 million of cash improvements.

•	Invest in Growth Initiatives. In 2013, we continued to invest in our e-commerce business which grew revenue sequentially at a high double digit rate. In our software business, we brought in new leadership with skill sets to support our new go-to-market strategy, which we expect will bring revenue growth in the software business. Effective in 2014, we also increased our investment to 100%, in our high growth potential Brazilian joint venture by purchasing our joint venture partner’s interest in the business.

We urge stockholders to read our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission (SEC) on February 21, 2014, which describes our business and 2013 financial results in more detail.

SUMMARY OF 2013 COMPENSATION PAYOUTS

Based on the 2013 financial results summarized above when compared against the pre-determined financial goals, the annual incentive payout multiplier for the named executive officers (NEOs) was 109.5% and the long-term 2011-2013 cash incentive award payout was $1.50.

Funding of the 2013 Annual Incentive Pool and Payout Multiplier

The sum of the metrics may not exactly equal the total due to rounding.
For additional detail on the calculation of the financial metrics shown in this chart please refer to the table on page 55 “Accounting Items and Reconciliation of GAAP to non-GAAP Measures.”

2013 Funding of the Cash Incentive Unit Pool and Payout Value

The amounts above include the impact of the Modifier for total shareholder return (TSR). The sum of the metrics may not exactly equal the total due to rounding.
The amounts shown in the charts above are based on non-GAAP measures. For additional detail on the calculation of the financial metrics shown in this chart please refer to the table on page 55 “Accounting Items and Reconciliation of GAAP to non-GAAP Measures.”

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  PROXY SUMMARY

Summary of 2013 Executive Compensation Changes

At the annual meeting in 2013, stockholders overwhelmingly approved our executive compensation (Say-on-Pay) with nearly 93% of votes cast in favor. The vote reflected stockholder approval for the compensation changes the Executive Compensation Committee adopted in late 2012 and early 2013 in connection with executive compensation. These actions included:

•	Reducing the CEO’s annual incentive target from 165% to 130% of base salary;

•	Enhancing the rigor and transparency of our annual incentive objectives;

•	Changing the mix of long-term incentives (LTI) to increase the performance-based component;

•	Enhancing the disclosure of performance targets; and

•	Eliminating excise tax gross-ups;

Continuing to make improvements in the executive compensation structure in 2013, the Executive Compensation Committee adopted the following changes to further strengthen the alignment of executive compensation incentives with stockholder interests:

•	Changing the LTI mix beginning with 2014 grants to 100% equity, firmly placing the executive in the shoes of the stockholder with respect to LTI payouts;

•	Revising our peer group in light of the evolving strategic direction of the company, making more appropriate comparisons in the way we compensate our executives;

•	Increasing the weighting of financial metrics to 100% for the annual incentive program;

•	Utilizing as part of the LTI program a three-year cumulative TSR metric;

•	Expanding the executive stock ownership policy to include more senior executives, while at the same time, restricting shares that count toward the stockholding requirement;

•	Reducing severance benefits payable upon a change of control by one-third at most senior management levels; and

•	Introducing premium-priced stock options as a manner of making special compensatory awards.

We have a “pay-for-performance” philosophy that is the foundation of all decisions regarding compensation of our NEOs. With the changes approved by the Executive Compensation Committee and the independent board members, we have enhanced the link between pay and performance in the design of our executive compensation program. Please see “Compensation Discussion and Analysis” beginning on page 35 of this proxy statement for a more detailed discussion of the 2013 executive compensation awards and payouts.

Direct Compensation Components and Mix

For each NEO, the Executive Compensation Committee sets target total direct compensation levels (base salary plus annual and long-term incentives) so that the base salary, total cash compensation, and total direct compensation is at +/– 20% of the median for each position of the competitive data based on the Towers Watson Regressed Compensation Report, as regressed for companies approximately our size, and the Radford High-Tech Industry Survey focusing on companies with revenue scopes similar to ours (Survey Reports). NEO direct compensation is weighted toward variable compensation, where the actual amount earned may vary from the targeted amounts due to company performance.

The percentage in the above illustration is based on target compensation. Mr. Lautenbach’s long-term incentive amount includes the value of his one-time sign-on grant of premium-priced stock options.
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  PROXY SUMMARY

Meeting Agenda Items

Proposal 1: Election of Directors

You are being asked to elect 10 directors. Each of the directors is standing for election to a one-year term ending as of the next annual meeting of stockholders in 2015 and until his or her successor has been duly elected and qualified.

All directors attended over 75% of the meetings of the board and board committees on which they served in 2013.

Summary Information about our Director Nominees

Director Nominee	Age	Director Since	Occupation	Independent	Committees	Other Public Boards
Linda G. Alvarado	62	1992	President and CEO, Alvarado Construction, Inc.	X	• Finance • Governance	3M Company
Anne M. Busquet	64	2007	Principal, AMB Advisors, LLC	X	• Executive Compensation • Governance	—
Roger Fradin	60	2012	President and CEO, Honeywell Automation and Control Solutions, Honeywell International, Inc.	X	• Audit • Finance	MSC Industrial Direct Co., Inc.
Anne Sutherland Fuchs	66	2005	Consultant to private equity firms	X	• Audit • Executive Compensation	Gartner, Inc.
S. Douglas Hutcheson	58	2012	Former CEO, Leap Wireless International, Inc.	X	• Audit • Finance	—
Marc B. Lautenbach	52	2012	President and CEO, Pitney Bowes Inc.		• Executive	—
Eduardo R. Menascé	68	2001	Retired President, Enterprise Solutions Group, Verizon Communications Inc.	X	• Executive • Executive Compensation** • Governance	John Wiley & Sons Inc., Hill-Rom Holdings, Inc., Hillenbrand, Inc.
Michael I. Roth*	68	1995	Chairman and CEO, The Interpublic Group of Companies, Inc.	X	• Audit • Executive** • Finance**	Ryman Hospitality Properties Inc., The Interpublic Group of Companies, Inc.
David L. Shedlarz	65	2001	Retired Vice Chairman, Pfizer Inc.	X	• Audit** • Executive • Finance	Teachers Insurance and Annuity Association, The Hershey Company
David B. Snow, Jr.	59	2006	Managing Partner and CEO, Cedar Gate Partners LLC	X	• Executive • Executive Compensation • Governance**	—

*	Non-Executive Chairman, Pitney Bowes Inc.
**	Committee Chair

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PROXY SUMMARY

Proposal 2: Ratification of the Audit Committee’s Appointment of the Independent Accountants for 2014

The board is asking stockholders to ratify the selection of PricewaterhouseCoopers LLP as our independent accountants for 2014.

Proposal 3: Advisory Vote to Approve Executive Compensation

The board is asking stockholders to approve, on an advisory basis, the compensation of the named executive officers as disclosed in this proxy statement. The board has determined to hold this advisory vote on an annual basis. The next advisory vote will be at the 2015 annual meeting of stockholders.

The vote on executive compensation is an advisory vote and the results will not be binding on the board or Pitney Bowes Inc. The affirmative vote of the majority of the votes cast will constitute the stockholders’ non-binding approval with respect to our executive compensation programs. Abstentions and broker non-votes will not be votes cast and therefore will have no effect on the outcome of the vote.

Proposal 4: Approval of the Pitney Bowes Directors’ Stock Plan

The board is asking stockholders to approve the Directors’ Stock Plan. The plan will govern grants of stock-based awards to non-employee directors. The plan does not require the authorization of additional shares. All awards under the Directors’ Stock Plan will be satisfied from the shares approved in 2013 in connection with the 2013 Employee Stock Plan.

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Annual Meeting Information

The Annual Meeting and Voting

Our board of directors is soliciting proxies to be used at the annual meeting of stockholders to be held on May 12, 2014, at 9:00 a.m. at the company’s World Headquarters, 1 Elmcroft Road, Stamford, Connecticut, and at any adjournment or postponement of the meeting. This proxy statement contains information about the items being voted on at the annual meeting.

Annual Meeting Admission

An admission ticket, which is required for entry into the annual meeting, is attached to your proxy card if you hold shares directly in your name as a registered stockholder. If you plan to attend the annual meeting, please submit your proxy but keep the admission ticket and bring it to the annual meeting.

If your shares are held in the name of a bank, broker or nominee and you plan to attend the meeting, you must present proof of your ownership of Pitney Bowes stock as of the record date (such as a bank or brokerage account statement) to be admitted to the meeting.

If you have received a Notice of Internet Availability of Proxy Materials (a “Notice”), your Notice is your admission ticket. If you plan to attend the annual meeting, please submit your proxy, but keep the Notice and bring it to the annual meeting.

Stockholders also must present a form of photo identification, such as a driver’s license, in order to be admitted to the annual meeting. No cameras, recording equipment, large bags, or packages will be permitted in the annual meeting. Many cellular phones have built-in cameras, and, while these phones may be brought into the annual meeting, the camera function may not be used at any time.

Who is entitled to vote?

Record stockholders of Pitney Bowes common stock and $2.12 convertible preference stock at the close of business on March 14, 2014 (the record date) can vote at the meeting. As of the record date, 202,609,582 shares of Pitney Bowes common stock and 20,853 shares of $2.12 convertible preference stock were issued and outstanding. Each stockholder has one vote for each share of common stock owned as of the record date, and 16.53 votes for each share of $2.12 convertible preference stock owned as of the record date.

How do I vote?

If you are a registered stockholder which means you hold shares in your name, you may choose one of three methods to grant your proxy to have your shares voted:

•	you may grant your proxy on-line via the Internet by accessing the following website and following the instructions provided: www.proxyvote.com;

•	you may grant your proxy by telephone (1-800-690-6903); or
•	if you received your annual meeting material by mail, you also may choose to grant your proxy by completing and mailing the proxy card.

Alternatively, you may attend the meeting and vote in person.

If you hold your shares through a broker, bank, trustee or other nominee, you are a beneficial owner and should refer to instructions provided by that entity on voting methods.

May I revoke my proxy or change my vote?

If you are a registered stockholder, you may revoke your proxy or change your vote at any time before your proxy is voted at the meeting by any of the following methods:

•	you may send in a revised proxy dated later than the first proxy;

•	you may vote in person at the meeting; or

•	you may notify the corporate secretary in writing prior to the meeting that you have revoked your proxy.

Attendance at the meeting alone will not revoke your proxy.

If you hold your shares through a broker, bank, trustee or other nominee, you are a beneficial owner and should refer to instructions provided by that entity on how to revoke your proxy or change your vote.

What constitutes a quorum?

The holders of shares representing a majority of the votes entitled to be cast at the annual meeting constitutes a quorum. If you submit your proxy by Internet, telephone or proxy card, you will be considered part of the quorum. Abstentions and broker non-votes are included in the count to determine a quorum. If a quorum is present, director candidates receiving the affirmative vote of a majority of votes cast will be elected. Proposals  2, 3 and 4 will be approved if a quorum is present and a majority of the votes cast by the stockholders are voted for the proposal.

How are votes counted?

Your broker is not permitted to vote on your behalf on the election of directors, executive compensation and other matters to be considered at the stockholders meeting (except on ratification of the selection of PricewaterhouseCoopers LLP as auditors for 2014), unless you provide specific instructions by completing and returning the voting instruction form or following the instructions provided to you to vote your stock via telephone or the Internet. If you do not own your shares of record, for your vote to be counted with respect to proposals 1, 3 or 4, you will need to communicate your voting decisions to your broker, bank, financial institution or other nominee.

Under New York Stock Exchange rules, if your broker holds your shares in its “street” name, the broker may vote your shares in its discretion on proposal 2 if it does not receive instructions from you.

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GENERAL INFORMATION

If your broker does not have discretionary voting authority and you do not provide voting instructions, or if you abstain on one or more agenda items, the effect would be as follows:

Proposal 1: Election of Directors

Broker non-votes and abstentions would not be votes cast and therefore would not be counted either for or against. As a result, broker non-votes and abstentions will have no effect in the election of directors.

Proposal 2: Ratification of Audit Committee’s Appointment of the Independent Accountants for 2014

If you choose to abstain in the ratification of the Audit Committee’s selection of the independent accountants for 2014, the abstention will have no effect.

Proposal 3: Advisory Vote to Approve Executive Compensation

The vote to approve executive compensation is an advisory vote and the results will not be binding on the board of directors or the company. The board of directors will review the results and take them into consideration when making future decisions regarding executive compensation. Broker non-votes and abstentions would not be votes cast and therefore would not be counted either for or against. As a result, broker non-votes and abstentions will have no effect on the advisory vote on executive compensation.

Proposal 4: Approval of the Pitney Bowes Inc. Directors’ Stock Plan

Under our By-laws, broker non-votes and abstentions would not be votes cast and therefore would not be counted either for or against. As a result, broker non-votes and abstentions will have no effect on the vote on the Directors’ Stock Plan. However, for purposes of approval under New York Stock Exchange rules, abstentions are treated as votes cast, and, therefore, will have the same effect as an “against” vote, and broker non-votes are not considered votes cast, and, therefore, will have no effect on the outcome of the vote.

How do Dividend Reinvestment Plan participants or employees with shares in the 401(k) plans vote by proxy?

If you are a registered stockholder and participate in our Dividend Reinvestment Plan, or our employee 401(k) plans, your proxy includes the number of shares acquired through the Dividend Reinvestment Plan and/or credited to your 401(k) plan account.

Shares held in our 401(k) plans are voted by the plan trustee in accordance with voting instructions received from plan participants. The plans direct the trustee to vote shares for which no instructions are received in the same proportion (for, against or abstain) indicated by the voting instructions given by participants in the plans.

Who will count the votes?

Broadridge Financial Solutions, Inc. (Broadridge) will tabulate the votes and act as Inspector of Election.

Want more copies of the proxy statement? Getting too many copies?

Only one Notice or, if paper copies are requested, only one proxy statement and annual report to stockholders including the report on Form 10-K are delivered to multiple stockholders sharing an address unless one or more of the stockholders give us contrary instructions. You may request to receive a separate copy of these materials, either now or in the future, and we will promptly deliver the requested materials.

Similarly, any stockholder currently sharing an address with another stockholder but nonetheless receiving separate copies of the materials may request delivery of a single copy in the future.

Requests can be made to:

Broadridge Householding Department by phone at 1-800-579-1639 or by mail to:

Broadridge Householding Department

51 Mercedes Way

Edgewood, New York 11717.

If you own shares of stock through a bank, broker, trustee or other nominee and receive more than one copy of the materials, please contact that entity to eliminate duplicate mailings.

Additional copies of our annual report to stockholders, including the report on Form 10-K or the proxy statement will be sent to stockholders free of charge upon written request to:

Investor Relations, Pitney Bowes Inc.

1 Elmcroft Road, MSC 63-02

Stamford, CT 06926-0700.

Want Electronic Delivery of the Annual Report and Proxy Statement?

We want to communicate with you in the way you prefer. You may choose to receive:

•	a full set of printed materials, including the proxy statement, annual report and proxy card; or

•	an email with instructions for how to view the annual meeting materials and vote online.

During the voting season, you can select the method of delivery for the future by following the instructions when you vote online or by telephone. If you choose to receive the annual meeting materials electronically, you will receive an e-mail for future meetings listing the website locations of these documents and your choice will remain in effect until you notify us that you wish to resume mail delivery of these documents. If you hold your Pitney Bowes stock through a bank, broker, trustee or other nominee, you should refer to the information provided by that entity for instructions on how to elect this option. This proxy statement and our 2013 annual report may be viewed online at www.proxyvote.com.

Stockholder Proposals and Other Business for the 2015 Annual Meeting

If a stockholder wants to submit a proposal for inclusion in our proxy material for the 2015 annual meeting, which is scheduled to be held on Monday, May 11, 2015, it must be received by the corporate secretary by the close of business on November 27, 2014. Also, under our By-laws, a stockholder can present other business at an annual meeting, including the nomination of candidates for director, only if written notice of the business or candidates is received by the corporate secretary no earlier than the close of business on January 12, 2015 and no later than the close of business on February 11, 2015. However, in the event that the date of the 2015 annual

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GENERAL INFORMATION

meeting is more than 30 days before or more than 60 days after the anniversary of our 2014 annual meeting, then the stockholder’s notice must be delivered no earlier than the close of business on the 120th day prior to the meeting and no later than the close of business on the later of the 90th day prior to the meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of such meeting, the 10th day after the first public announcement of the meeting date. There are other procedural requirements in the By-laws pertaining to stockholder proposals and director nominations. The By-laws are posted on our Corporate Governance website at www.pb.com under the caption “Our Company—Leadership & Governance.” If notice of a matter is not received within the applicable deadlines or does not comply with the By-laws, the chairman of the meeting may refuse to introduce such matter. If a stockholder does not meet these deadlines, or does not satisfy the requirements of Rule 14a-4 of the Exchange Act, the persons named as proxies will be allowed to use their discretionary voting authority when and if the matter is raised at the annual meeting.

Corporate Governance

We encourage stockholders to visit our Corporate Governance website at www.pb.com under the caption “Our Company—Leadership & Governance” for information concerning governance practices, including the Governance Principles of the Board of Directors, charters of the committees of the board, and the directors’ Code of Business Conduct and Ethics. Our Business Practices Guidelines, which is the Code of Ethics for employees, including our Chief Executive Officer and Chief Financial Officer, is also available on our Leadership & Governance website. We intend to disclose any future amendments or waivers to certain provisions of the directors’ Code of Business Conduct and Ethics or the Business Practices Guidelines on our website within four business days following the date of such amendment or waiver.

Key Corporate Governance Practices Enhancing the Board’s Independent Leadership, Accountability and Oversight

•	Separate Chairman and CEO. Our Governance Principles include well-defined responsibilities, qualifications and selection criteria with respect to the Chairman role. The board has appointed Michael I. Roth, an independent director, as Non-Executive Chairman.

•	Independent Committees. The board of directors determined that all board committees, other than the Executive Committee, should consist entirely of independent directors.

•	Executive Sessions. At each regular board meeting, our independent directors meet without the CEO or other members of management present to discuss issues, including matters concerning management. The Non-Executive Chairman presides at these executive sessions.

•	Majority Voting in Director Elections. Our By-Laws provide that in uncontested elections, director nominees must be elected by a majority of the votes cast.

•	Annual Election of Directors. Our By-Laws provide that our stockholders elect all directors annually.

•	Stock Holding Requirements. Under the current Directors’ Stock plan, restricted stock awards may not be transferred or sold, subject to limited exceptions, until the later of (i) termination of service as a director, or, if earlier, the date of a change of control (as defined in the Directors’ Stock Plan), and (ii) the expiration of the six-month period following the grant of such shares.

•	No Hedging or Pledging. Directors may not pledge or transfer for value Pitney Bowes securities, engage in short-term speculative (“in and out”) trading in Pitney Bowes securities, or participate in hedging and other derivative transactions, including short sales, “put” or “call” options, swaps, collars or similar derivative transactions, with respect to Pitney Bowes securities.

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Board of Directors

Leadership Structure

Effective December 3, 2012, the board of directors separated the roles of Chairman and CEO. The board appointed Michael I. Roth, an independent director, as Non-Executive Chairman of the board of directors and reappointed him to this role in May 2013 for a term of one year. The board of directors believes it should have the flexibility to establish a leadership structure that works best for the company at a particular time, and it reviews that structure from time to time, including in the context of a change in leadership. The board decided that, with the election of Mr. Lautenbach as CEO, and due to the fact that the responsibilities of the Lead Director, which was Mr. Roth’s role prior to his appointment as Non-Executive Chairman, were similar in most respects to those of a Non-Executive Chairman, this was an appropriate time to separate the roles of CEO and Chairman.

The board of directors has established well-defined responsibilities, qualifications and selection criteria with respect to the Chairman role. This information is set forth in detail in the Governance Principles of the Board of Directors, which can be found on our website at www.pb.com under the caption “Our Company—Leadership & Governance.”

Succession Planning

Among the board’s most important responsibilities is to oversee succession planning and leadership development. As part of this process, the Governance Committee oversees long-term and short-term plans for CEO succession. The board of directors is responsible for evaluating the performance of the CEO and for selection of successors to that position. The criteria used when assessing the qualifications of potential CEO successors include, among others, strategic vision and leadership, operational excellence, financial management, executive officer leadership development, ability to motivate employees, and an ability to develop an effective working relationship with the board. The Governance Principles of the Board of Directors, which are posted on the company’s website at www.pb.com under the caption “Our Company—Leadership & Governance,” include additional information about succession planning.

In late 2012, the board used the succession planning process described above to plan for the succession from our former CEO to the hiring of our new President and CEO, Mr. Lautenbach, and to the appointment of a new Non-Executive Chairman of the board, Michael I. Roth.

Periodically, but not less than annually, the board of directors considers management’s recommendations concerning succession planning for senior management roles other than the role of CEO. As part of this process, the board reviews development plans to strengthen and supplement the skills and qualifications of internal succession candidates.

Role of the Board of Directors in Risk Oversight

The board of directors is responsible for oversight of the risk assessment and risk management process. Management is responsible for risk management, including identification and mitigation planning. The company established the enterprise risk management process to identify, assess, monitor and address risks across the entire company and its business operations. The description, assessments, mitigation plan and status for each enterprise risk are developed and monitored by management, including management “risk owners” and an oversight management risk committee.

Upon the recommendation of the Governance Committee, the board of directors assigns oversight responsibility for each of the identified enterprise-wide risks to either a specific committee of the board, or to the full board. In addition to the board, each committee, with the exception of the Executive Committee, is responsible for oversight of one or more risks. The assignments are generally made based upon the type of enterprise risk and the linkage of the subject matter to the responsibilities of the committee as described in its charter or the nature of the enterprise risk warranting review by the full board. For example, the Finance Committee oversees risks relating to liquidity and the Audit Committee oversees risks relating to internal controls. Each enterprise risk and its related mitigation plan is reviewed by either the board of directors or the designated board committee on an annual basis. The Audit Committee is responsible for overseeing and reviewing on an ongoing basis the overall process by which management identifies and manages risks. On an annual basis the board of directors receives a report on the status of all enterprise risks and their related mitigation plans.

Management monitors the risks and determines, from time to time, whether new risks should be considered either due to changes in the external environment, changes in the company’s business, or for other reasons. Management also determines whether previously identified risks should be combined with new or emerging risks.

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Director Independence

The board of directors conducts an annual review of the independence of each director under the New York Stock Exchange listing standards and our standards of independence, which are set forth in the Governance Principles of the Board of Directors available on our website at www.pb.com under the caption “Our Company—Leadership & Governance.” In making these determinations, the board of directors considers, among other things, whether any director has had any direct or indirect material relationship with Pitney Bowes or its management, including current or past employment with Pitney Bowes or its independent accountants by the director or the director’s immediate family members.

Based upon its review, the board of directors has concluded in its business judgment that the following directors are independent: Linda G. Alvarado, Anne M. Busquet, Roger Fradin, Anne Sutherland Fuchs, S. Douglas Hutcheson, Eduardo R. Menascé, Michael I. Roth, David L. Shedlarz, and David B. Snow, Jr. In addition, the board of directors previously determined that Rodney C. Adkins, James H. Keyes and Robert E. Weissman, who served on the board until May 2013, were independent. Marc B. Lautenbach is not independent because he is a Pitney Bowes executive officer.

Communications with the Board of Directors

Stockholders and other interested parties may communicate with the Non-Executive Chairman of the board via e-mail at boardchairman@pb.com, the Audit Committee chair via e-mail at audit.chair@pb.com or they may write to one or more directors, care of the Corporate Secretary, Pitney Bowes Inc., 1 Elmcroft Road, MSC 65-19, Stamford, CT 06926-0700.

The board of directors has instructed the corporate secretary to assist the Non-Executive Chairman, Audit Committee chair and the board in reviewing all electronic and written communications, as described above, as follows:

(i)	Customer, vendor or employee complaints or concerns are investigated by management and copies are forwarded to the Chairman;

(ii)	If any complaints or similar communications regarding accounting, internal accounting controls or auditing matters are received, they will be forwarded by the corporate secretary to the General Auditor and to the Audit Committee chair for review and copies will be forwarded to the Chairman. Any such matter will be investigated in accordance with the procedures established by the Audit Committee; and

(iii)	Other communications raising matters that require investigation will be shared with appropriate members of management in order to permit the gathering of information relevant to the directors’ review, and will be forwarded to the director or directors to whom the communication was addressed.

Except as provided above, the corporate secretary will forward written communications to the full board of directors or to any individual director or directors to whom the communication is directed unless the communication is threatening, illegal or similarly inappropriate. Advertisements, solicitations for periodical or other subscriptions, and other similar communications generally will not be forwarded to the directors.

Board Committees and Meeting Attendance

During 2013, each director attended at least 75% of the total number of board meetings and meetings held by the board committees on which he or she served. The board of directors met ten times in 2013, and the independent directors met in executive session, without any member of management in attendance, seven times. Members of the board of directors serve on one or more of the five standing committees described below. As the need arises, the board may establish ad hoc committees of the board to consider specific issues. Mr. Lautenbach is a member of the Executive Committee.

The members of all other board committees are independent directors pursuant to New York Stock Exchange independence standards. Each committee of the board operates in accordance with a charter. The members of each of the board committees are set forth in the following chart.

It is the longstanding practice and the policy of the board of directors that the directors attend the annual meeting of stockholders. All directors attended the May 2013 annual meeting.

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Name	Audit	Executive	Executive Compensation(1)	Finance	Governance
Linda G. Alvarado				X	X
Anne M. Busquet			X		X
Roger Fradin	X			X
Anne Sutherland Fuchs	X		X
S. Douglas Hutcheson	X			X
Marc B. Lautenbach		X
Eduardo R. Menascé		X	Chair		X
Michael I. Roth	X	Chair		Chair
David L. Shedlarz	Chair	X		X
David B. Snow, Jr.		X	X		Chair
Number of meetings in 2013	6	0	11	4	6

(1)	Rodney C. Adkins, James H. Keyes and Robert E. Weissman served on the Executive Compensation Committee until May 2013.

Audit Committee

The Audit Committee monitors our financial reporting standards and practices and our internal financial controls to confirm compliance with the policies and objectives established by the board of directors and oversees our ethics and compliance programs. The committee appoints independent accountants to conduct the annual audits, and discusses with our independent accountants the scope of their examinations, with particular attention to areas where either the committee or the independent accountants believe special emphasis should be directed. The committee reviews the annual financial statements and independent accountant’s report, invites the independent accountant’s recommendations on internal controls and on other matters, and reviews the evaluation given and corrective action taken by management. It reviews the independence of the independent accountants and approves their fees. It also reviews our internal accounting controls and the scope and results of our internal auditing activities, and submits reports and proposals on these matters to the board. The committee is also responsible for overseeing the process by which management identifies and manages the company’s risks. The committee meets in executive session with the independent accountants and internal auditor at each committee meeting.

The board of directors has determined that the following members of the Audit Committee, S. Douglas Hutcheson, Michael I. Roth and David L. Shedlarz are “audit committee financial experts,” as that term is defined by the SEC. All Audit Committee members are independent as independence for audit committee members is defined in the New York Stock Exchange standards.

Executive Committee

The Executive Committee can act, to the extent permitted by applicable law and the company’s Restated Certificate of Incorporation and its By-laws, on matters concerning management of the business which may arise between scheduled board of directors meetings and as described in the committee’s charter.

Executive Compensation Committee

The Executive Compensation Committee is responsible for our executive compensation policies and programs. The committee chair frequently consults with, and the committee meets in executive session with, Pay Governance LLC, its independent compensation consultant. The committee recommends to all of the independent directors for final approval policies, programs and specific actions regarding the compensation of the CEO, and approves the same for all of our other executive of-

ficers. The committee also recommends the “Compensation Discussion and Analysis” for inclusion in our proxy statement, in accordance with the rules and regulations of the SEC, and reviews and approves stock grants and other stock-based compensation awards. All Executive Compensation Committee members are independent as independence for compensation committee members is defined in the New York Stock Exchange standards.

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Finance Committee

The Finance Committee reviews our financial condition and capital structure, and evaluates significant financial policies and activities, oversees our major retirement programs, advises management and recommends financial action to the board of directors. The committee’s duties include monitoring our current and projected financial condition, reviewing and recommending for board approval major investment decisions including financing, mergers and acquisitions, divestitures and overseeing the financial operations of our retirement plans. The committee recommends for approval by the board of directors the establishment of new plans and any amendments that materially affect cost, benefit coverages, or liabilities of the plans.

Governance Committee

The Governance Committee recommends nominees for election to the board of directors, recommends membership in, and functions of, the board committees, reviews and recommends to the board of directors the amount and form of compensation to non-employee members of the board, and, with the Non-Executive Chairman and the CEO, is responsible for CEO succession planning and ensuring management continuity. The Governance Principles of the Board of Directors, which are posted on our website at www.pb.com under the caption “Our Company—Leadership & Governance,” include additional information about succession planning. The committee reviews and evaluates the effectiveness of board administration and its governing documents, and reviews and monitors company programs and policies relating to directors. The committee reviews related-person transactions in accordance with company policy.

The Governance Committee generally identifies qualified candidates for nomination for election to the board of directors from a variety of sources, including other board members, management and stockholders. The committee also may retain a third-party search firm to assist the committee members in identifying and evaluating potential nominees to the board of directors.

Stockholders wishing to recommend a candidate for consideration by the Governance Committee may do so by writing to: c/o Corporate Secretary, Pitney Bowes Inc., 1 Elmcroft Road, MSC 65-19, Stamford, CT 06926-0700. Recommendations submitted for consideration by the committee in preparation for the 2015 annual meeting of stockholders must be received by January 5, 2015, and must contain the following information: (i) the name and address of the stockholder; (ii) the name and address of the person to be nominated; (iii) a representation that the stockholder is a holder of our stock entitled to vote at the meeting; (iv) a statement in support of the stockholder’s recommendation, including a description of the candidate’s qualifications; (v) information regarding the candidate as would be required to be included in a proxy statement filed in accordance with the rules of the SEC; and (vi) the candidate’s written, signed consent to serve if elected.

The Governance Committee evaluates candidates stockholders recommend based on the same criteria it uses to evaluate candidates from other sources. The Governance Principles of the Board of Directors, which are posted on our Corporate Governance website at www.pb.com under the caption “Our Company—Leadership & Governance,” include a description of director qualifications. A discussion of the specific experience and qualifications the committee identified for directors and nominees may be found under “Director Qualifications” on page 23 of this proxy statement.

If the Governance Committee believes that a potential candidate may be appropriate for recommendation to the board of directors, there is generally a mutual exploration process, during which the committee seeks to learn more about the candidate’s qualifications, background and interest in serving on the board of directors, and the candidate has the opportunity to learn more about the company, the board, and its governance practices. The final selection of the board’s nominees is within the sole discretion of the board of directors.

Alternatively, as referenced on page 11 of this proxy statement, stockholders intending to nominate a candidate for election by the stockholders at the meeting must comply with the procedures in Article I, Section 5 of the company’s By-laws. The By-laws are posted on our Corporate Governance website at www.pb.com under the caption “Our Company—Leadership & Governance.”

Directors’ Compensation

Directors’ Fees

During 2013, each director who was not an employee received an annual retainer of $65,000 and a meeting fee of $1,500 for each board and committee meeting attended. Committee chairs (except for the Audit Committee chair) receive an additional $1,500 for each committee meeting that they chair, and the Audit Committee chair receives an additional $2,000 for each Audit Committee meeting chaired.

The Non-Executive Chairman receives an additional annual retainer of $50,000. All directors are reimbursed for their out-of-pocket expenses incurred in attending board and committee meetings.

The board of directors maintains directors’ stock ownership guidelines, requiring, among other things, that each director accumulate and retain a minimum of 7,500

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shares of our common stock within five years of becoming a director of Pitney Bowes. The stock ownership guidelines provide limited exceptions for the transfer of these shares while the director continues to serve on our board, as discussed in more detail under “Directors’

Stock Plan” below. All members of the board of directors are in compliance with these guidelines. The directors’ stock ownership guidelines are available on our Corporate Governance website at www.pb.com under the caption “Our Company—Leadership & Governance.”

Directors’ Stock Plan

Under the Directors’ Stock Plan, in 2013 each director who was not an employee of the company received an award of 2,200 shares of restricted stock which are fully vested after six months from the date of grant. (Directors appointed by the board to fill a vacancy during the year receive a prorated grant of shares as described in the Directors’ Stock Plan.) The shares carry full voting and dividend rights upon grant but, unless certain conditions are met, may not be transferred or sold until the later of (i) termination of service as a director, or, if earlier, the date of a change of control (as defined in the Directors’ Stock Plan), and (ii) the expiration of the six-month period following the grant of such shares. The Directors’ Stock Plan permits certain dispositions of stock granted under the restricted stock program provided that the di-

rector effecting the disposition had accumulated and will retain 7,500 shares of common stock. Permitted dispositions are limited to: (i) transfer to a family member or family trust or partnership; and (ii) donations to charity after the expiration of six months from date of grant. The original restrictions would continue to apply to the donee except that a charitable donee would not be bound by the restriction relating to termination of service from the board of directors.

Shares shown in the table on page 21 of this proxy statement disclosing security ownership of directors and executive officers include shares granted to the directors under the Directors’ Stock Plan.

Directors’ Deferred Incentive Savings Plan

We maintain a Directors’ Deferred Incentive Savings Plan under which directors may defer all or part of the cash portion of their compensation. Deferred amounts will be notionally “invested” in any combination of sev-

eral institutional investment funds. The investment choices available to directors under this plan are the same as those offered to employees under the company’s 401(k) plan.

Directors’ Retirement Plan

The board discontinued the Directors’ Retirement Plan, with all benefits previously earned by directors frozen as of May 12, 1997.

Linda G. Alvarado is the only current director who is eligible to receive a retirement benefit under the plan after termination of service on the board of directors. As of the date the plan was frozen, she had completed five years of service as a director, the minimum years of service required to receive an annual retirement benefit of 50% of her retainer as of May 12, 1997. Therefore she will receive an annual benefit of $15,000.

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DIRECTOR COMPENSATION FOR 2013

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Rodney C. Adkins(5)	34,875	0	0	0	34,875
Linda G. Alvarado	96,500	33,363	0	0	129,863
Anne M. Busquet	98,000	33,363	0	0	131,363
Roger Fradin	93,500	33,363	0	5,000	131,863
Anne Sutherland Fuchs	105,500	33,363	0	5,000	143,863
S. Douglas Hutcheson	95,000	33,363	0	5,000	133,363
James H. Keyes(5)	40,875	0	0	0	40,875
Eduardo R. Menascé	119,000	33,363	0	0	152,363
Michael I. Roth	160,000	33,363	0	5,000	198,363
David L. Shedlarz	107,000	33,363	0	0	140,363
David B. Snow, Jr.	108,500	33,363	0	0	141,863
Robert E. Weissman(5)	40,875	0	0	0	40,875

(1)	Each non-employee director receives an annual retainer of $65,000 ($16,250 per quarter) and a meeting fee of $1,500 for each board and committee meeting attended. Committee chairs (except for the Audit Committee chair) receive an additional $1,500 for each committee meeting that they chair, and the Audit Committee chair receives an additional $2,000 for each Audit Committee meeting chaired. In 2012, the Lead Director received an additional annual retainer of $10,000. Effective January 1, 2013, the Non-Executive Chairman receives an additional annual retainer of $50,000.

(2)	On May 13, 2013, each non-employee director then serving received an award of 2,200 shares of restricted stock. The fair market value of the restricted share awards was calculated using the average of the high and low stock price, $15.40 and $14.93, respectively, as reported on the New York Stock Exchange on May 13, 2013, the date of grant. The closing price on May 13, 2013 on the New York Stock Exchange was $15.01. The grant date fair market value of the restricted stock awards was computed in accordance with the share-based payment accounting guidance under ASC718. The aggregate number of shares of restricted stock held by each director as of December 31, 2013 is as follows: Ms. Alvarado – 33,400 shares; Ms. Busquet – 14,322 shares; Mr. Fradin – 4,997 shares; Ms. Fuchs – 17,763 shares; Mr. Hutcheson – 4,056 shares; Mr. Menascé – 23,392 shares; Mr. Roth – 30,200 shares; Mr. Shedlarz – 23,392 shares; and Mr. Snow – 16,800 shares. Stock options were not awarded to non-employee directors during 2013.

(3)	Ms. Alvarado is the only non-employee director who served on the board of directors during 2013 eligible to receive payments from the discontinued Directors’ Retirement Plan. Ms. Alvarado is eligible to receive payments upon her retirement from the board of directors. The change in Ms. Alvarado’s pension value was ($10,710).

(4)	Ms. Fuchs, Messrs. Fradin, Hutcheson and Roth utilized the Pitney Bowes Non-Employee Director Matching Gift Program during 2013. The company matches individual contributions by non-employee directors, dollar for dollar to a maximum of $5,000 per board member per calendar year.

(5)	Mr. Adkins completed his term as a director in May 2013, having expressed his preference not to be re-nominated. Messrs. Keyes and Weissman retired in May 2013.

Role of Governance Committee in Determining Director Compensation

In accordance with the Governance Principles of the Board, the Governance Committee reviews and recommends to the board of directors the amount and form of compensation to non-employee members of the board of directors. The Governance Committee reviews the di-

rector compensation policy periodically and may consult from time to time with a compensation consultant, to be selected and retained by the committee, as to the competitiveness of the program.

Revised Director Compensation Program

The Governance Committee undertook a review of director compensation in 2013. The compensation for the board of directors was last modified in 2007. The Governance Committee retained an independent compensation consultant, Farient Advisors, to assist in its review. Farient provides no other consulting services to the company.

Farient presented a recommendation to the Governance Committee for changes to the board of directors compensation program, based upon an extensive analysis of comparative data, including director compensation at companies in the peer group used for executive com-

pensation purposes. Farient concluded that the company’s director compensation was below market, particularly in the equity component of the program, when compared with the peer group and the broader benchmark of comparably sized companies.

Based upon its review, including the information Farient provided, the Governance Committee recommended that the board of directors approve changes to the director compensation program. The Governance Committee recommended that the compensation level be set at about the 50th percentile of the total compensation in the peer and broader benchmark groups. The board of

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directors approved the changes to the compensation program, subject to the approval by our stockholders of an amended and restated Directors’ Stock Plan. No new shares need to be authorized to satisfy awards under the amended and restated Directors’ Stock Plan.

A comparison of the current directors’ compensation program and the new program is shown in the table below.

COMPARISON OF CURRENT AND NEW DIRECTOR COMPENSATION PROGRAMS

			Incremental Leadership
	Board Member		Premiums
Compensation Element	Current	New	Current	New
Board service		(Board Chairman)
Cash retainer	$65,000	$75,000	$50,000	$100,000
Meeting fee	$1,500	$0	$0	$0
Equity Award	2,200 shares	$100,000
Annual Equity Grant		value-based grant
Committee service				Committee
Cash retainer				Chairmen
• Audit	$0	$12,000	$0	$12,000
• Executive Compensation	$0	$10,500	$0	$10,500
• Governance	$0	$9,000	$0	$9,000
• Finance	$0	$9,000	$0	$9,000
Meeting Fee
• Audit	$1,500	$0	$2,000	$0
• Executive Compensation	$1,500	$0	$1,500	$0
• All Other Committees	$1,500	$0	$1,500	$0
Total Compensation	@$125,000	@$195,000
Ownership Guidelines	7,500 shares;	5 times cash retainer;
	5 years to reach	5 years to reach
	compliance	compliance

Highlights of the Revised Directors’ Compensation Program are:

•	Cash component will be paid as annual retainers rather than as a combination of a retainer and meeting attendance fees

•	Leadership premiums will be paid to Committee Chairmen rather than as a higher meeting attendance fee

•	Increase in leadership premium for Chairman of the Board

•	Annual equity grant will be in the form of restricted stock units, the number of which is to be calculated by dividing $100,000 by the fair market value of share of the company’s common stock as of the award date

•	The changes to the Directors’ Stock Plan further our goal of providing market-based equity compensation to board members to both attract and retain them, and the potential change in value of that equity compensation to the board members over time directly aligns their interests with the long-term interests of our stockholders

•	The stock ownership requirement, to be attained over a five-year period, will be shares having a market value of five times the annual cash retainer, or $375,000

A meeting attendance fee of $2,000 will be paid with respect to meetings of the Executive Committee. The Executive Committee did not meet in 2013.

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Relationships and Related-Person Transactions

The board of directors has a written “Policy on Approval and Ratification of Related-Person Transactions” which states that the Governance Committee is responsible for reviewing and approving any related person transactions between Pitney Bowes and its directors, nominees for director, executive officers, beneficial owners of more than five percent of any class of Pitney Bowes voting stock and their “immediate family members” as defined by the rules and regulations of the SEC (related persons).

Under the related-person transaction approval policy, any newly proposed transaction between Pitney Bowes and a related person must be submitted to the Governance Committee for approval if the amount involved in the transaction or series of transactions is greater than $120,000. Any related-person transactions that have not been pre-approved by the Governance Committee must be submitted for ratification as soon as they are identified. Ongoing related-person transactions are reviewed on an annual basis. The material facts of the transaction and the related person’s interest in the transaction must be disclosed to the Governance Committee. It is the expectation and policy of the board of directors that any related-person transactions will be at arms’ length and on terms that are fair to the company.

If the proposed transaction involves a related person who is a Pitney Bowes director or an immediate family member of a director, that director may not participate in the deliberations or vote regarding approval or ratification of the transaction but may be counted for the purposes of determining a quorum.

The following related-person transactions do not require approval by the Governance Committee:

1.	Any transaction with another company with which a related person’s only relationship is as an employee or beneficial owner of less than ten percent of that company’s shares, if the aggregate amount invested does not exceed the greater of $1 million or two percent of that company’s consolidated gross revenues;
2.	A relationship with a firm, corporation or other entity that engages in a transaction with Pitney Bowes where the related person’s interest in the transaction arises only from his or her position as a director or limited partner of the other entity that is party to the transaction;

3.	Any charitable contribution by Pitney Bowes to a charitable organization where a related person is an officer, director or trustee, if the aggregate amount involved does not exceed the greater of $1 million or two percent of the charitable organization’s consolidated gross revenues;

4.	Any transaction involving a related person where the rates or charges involved are determined by competitive bids; and

5.	Any transaction with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

The Governance Committee may delegate authority to approve related-person transactions to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any approval or ratification decisions to the Governance Committee at its next scheduled meeting.

During 2013, the company submitted one transaction to the Governance Committee for review and ratification. Abby F. Kohnstamm was appointed Executive Vice President and Chief Marketing Officer, effective as of June 17, 2013. Prior to the effective date of her appointment as Chief Marketing Officer, on February 1, 2013, Pitney Bowes had entered into a consulting agreement for a period of four months with Abby F. Kohnstamm & Associates, Inc., a marketing consulting firm which Ms. Kohnstamm founded and served as President and Chief Executive Officer. Pitney Bowes paid Abby F. Kohnstamm & Associates, Inc. $200,000 during 2013 under the consulting agreement. The term of the consulting agreement, and all services performed thereunder, ended prior to the effective date of Ms. Kohnstamm’s appointment as Chief Marketing Officer.

Compensation Committee Interlocks and Insider Participation

During 2013, there were no compensation committee interlocks and no insider participation in Executive Compensation Committee decisions that were required to be reported under the rules and regulations of the Securities Exchange Act of 1934, as amended.

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SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Title of Class of Stock	Name of Beneficial Owner	Shares Deemed to be Beneficially Owned(1)(2)(3)(4)	Options Exercisable Within 60 Days(4)	% of Class
Common	Linda G. Alvarado	37,428	0	*
Common	Anne M. Busquet	15,882	0	*
Common	Roger Fradin	9,997	0	*
Common	Anne Sutherland Fuchs	18,763	0	*
Common	S. Douglas Hutcheson	9,256	0	*
Common	Eduardo R. Menascé	24,092	0	*
Common	Michael I. Roth	39,085	0	*
Common	David L. Shedlarz	25,892	0	*
Common	David B. Snow, Jr.	17,800	0	*
Common	Marc B. Lautenbach	334,981	250,000	*
Common	Michael Monahan	600,282	527,720	*
Common	Mark F. Wright	18,672	0	*
Common	Daniel J. Goldstein	59,109	39,855	*
Common	Abby F. Kohnstamm	0	0	*
Common	Leslie Abi-Karam(5)	526,720	526,720	*
Common	Vicki A. O’Meara(5)	276,136	226,295	*

Common	All executive officers and directors as a group (19)	2,400,222	1,894,798	1.17%

*	Less than 1% of Pitney Bowes Inc. common stock.
(1)	These shares represent common stock beneficially owned as of March 1, 2014 and shares for which such person has the right to acquire beneficial ownership within 60 days thereafter. To our knowledge, none of these shares are pledged as security. There were 202,535,888 shares of our common stock outstanding as of March 1, 2014. No director or executive officer owns shares of $2.12 convertible preference stock.
(2)	Other than with respect to ownership by family members, the reporting persons have sole voting and investment power with respect to the shares listed.
(3)	Includes shares that are held indirectly through the Pitney Bowes 401(k) Plan and its related excess plan.
(4)	The director or executive officer has the right to acquire beneficial ownership of this number of shares within 60 days of March 1, 2014 by exercising outstanding stock options. Amounts in this column are also included in the column titled “Shares Deemed to be Beneficially Owned.”
(5)	Ms. Abi-Karam and Ms. O’Meara terminated their employment with the Company in September, 2013. See page 68 for further details.
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Beneficial Ownership

The only persons or groups known to the company to be the beneficial owners of more than five percent of any class of the company’s voting securities are reflected in the chart below. The following information is based solely upon Schedules 13G and amendments thereto filed by the entities shown with the SEC as of the date appearing below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Common Stock(1)

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	14,279,704(2)	7.1%
The Vanguard Group, Inc. 100 Vanguard Blvd Malvern, PA 19355	14,216,972(3)	7.0%
Iridian Asset Management LLC David L. Cohen, Harold J. Levy 276 Post Road West Westport, CT 06880-4704	12,913,791(4)	6.4%

(1)	There were 202,535,888 shares of our common stock outstanding as of March 1, 2014.

(2)	As of December 31, 2013, BlackRock, Inc. disclosed sole investment power with respect to 14,279,704 shares and sole voting power with respect to 12,847,417 shares. The foregoing information is based on a Schedule 13G/A filed with the SEC on January 30, 2014.

(3)	As of December 31, 2013, The Vanguard Group, Inc. disclosed sole investment power with respect to 13,960,812 shares, shared investment power with respect to 256,160 shares and sole voting power with respect to 271,260 shares. The foregoing information is based on a Schedule 13G/A filed with the SEC on February 11, 2014.

(4)	As of December 31, 2013, Iridian Asset Management LLC, David L. Cohen and Harold J. Levy disclosed shared investment power and shared voting power with respect to 12,913,791 shares. The foregoing information is based on a Schedule 13G filed with the SEC on February 4, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and persons who are considered “officers” of the company for purposes of Section 16(a) of the Securities Exchange Act of 1934 and greater than ten percent stockholders (“Reporting Persons”) are required to file reports with the SEC showing their holdings of and transactions in the company’s securities. It is generally the practice of the company to file the forms on behalf of its Reporting Persons who are directors or officers. Based solely on a review of such forms and amendments furnished to us and written representations that no other reports were required, we believe that all such forms have been timely filed for 2013.

22

Proposal 1: Election of Directors

Director Qualifications

The board of directors believes that, as a whole, the board should include individuals with a diverse range of experience to give the board depth and breadth in the mix of skills represented for the board to oversee management on behalf of our stockholders. In addition, the board of directors believes that there are certain attributes that each director should possess, as described below. Therefore, the board of directors and the Governance Committee consider the qualifications of directors and nominees both individually and in the context of the overall composition of the board of directors.

The board of directors, with the assistance of the Governance Committee, is responsible for assembling appropriate experience and capabilities within its membership as a whole, including financial literacy and expertise needed for the Audit Committee as required by applicable law and New York Stock Exchange listing standards. The Governance Committee is responsible for reviewing and revising, as needed, criteria for the selection of directors. It also reviews and updates, from time to time, the board candidate profile used in the context of a director search, in light of the current and anticipated needs of the company and the experience and talent then represented on the board of directors. The Governance Committee reviews the qualifications of director candidates in light of the criteria approved by the board of directors and recommends candidates to the board for election by the stockholders at the annual stockholders meeting.

The Governance Committee seeks to include individuals with a variety of occupational and personal backgrounds on the board of directors in order to obtain a range of viewpoints and perspectives and to enhance the diversity of the board of directors in such areas as experience and geography, as well as race, gender, ethnicity and age.

Among other things, the board of directors has determined that it is important that the board should include members with the following skills and experiences:

•	Financial acumen for evaluation of financial statements and capital structure.
•	International experience and experience with emerging markets to evaluate our global operations.

•	Software and technology acumen, coupled with in-depth understanding of our business and markets, to provide counsel and oversight with regard to our strategy.

•	Operating experience, providing specific insight into developing, implementing and assessing our operating plan and business strategy.

•	Human resources experience, including executive compensation experience to help us attract, motivate and retain world-class talent.

•	Corporate governance experience at publicly traded companies to support the goals of greater transparency, accountability for management and the board, and protection of stockholder interests.

•	Understanding of customer communications and marketing channels to support our client focus and customer communications and marketing strategy.

•	Turnaround experience to help us assess opportunities to reposition certain of our businesses.

•	Leadership to motivate others and identify and develop leadership qualities in others.

Additionally, the board believes all directors should demonstrate integrity and ethics, business acumen, sound judgment, and the ability to commit sufficient time and attention to the activities of the board of directors, as well as the absence of any conflicts with our interests.

The Governance Committee assesses the effectiveness of its criteria when evaluating and recommending new candidates.

Each director brings experience and skills that complement those of the other directors. The board of directors believes that all the directors nominated for election are highly qualified, and have the attributes, skills and experience required for service on the board of directors. Additional information about each director is included with biographical information for each appearing below.

23

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees for Election

Directors are elected to terms of one year. The board of directors has ten members whose terms expire in 2014. Each of the nominees for election at the 2014 annual meeting of stockholders is a current board member and was selected by the board of directors as a nominee in accordance with the recommendation of the Governance Committee. If elected at the 2014 annual meeting of stockholders, each of the nominees would serve until the 2015 annual meeting of stockholders and until his or her successor is elected and has qualified, or until such director’s death, resignation or removal.

Information about each nominee for director, including the nominee’s age, as of March 1, 2014, is set forth below.

Should any nominee become unable to accept nomination or election as a director (which is not now anticipated), the persons named in the enclosed proxy will vote for such substitute nominee as may be selected by the board of directors, unless the size of the board is reduced. At the annual meeting, proxies cannot be voted for more than the ten director nominees.

Vote Required; Recommendation of the Board of Directors

In accordance with our By-laws, in an uncontested election, a majority of the votes cast is required for the election of directors. Abstentions and broker non-votes will not be votes cast and therefore will have no effect on the outcome of the vote. The Board of Directors Governance Principles provide that any nominee for director in this election who fails to receive a majority of votes cast in the affirmative must tender his or her resignation for consideration by the Governance Committee. The Governance Committee will recommend to the board of directors the action to be taken with respect to such offer of resignation. The board of directors will act on the Governance Committee’s recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results.

The board of directors recommends that stockholders vote FOR the election of all the director nominees.

Nominees

Linda G. Alvarado, 62, president and chief executive officer of Alvarado Construction, Inc., a commercial general contractor, design/build, construction management and development company in the United States and internationally, since 1978. Ms. Alvarado is also co-owner of the Colorado Rockies Major League Baseball Club and President of Palo Alto, Inc. which owns and operates YUM! Brands restaurants in multiple states. Pitney Bowes director since 1992. (Also a director of 3M Company. Formerly a director of Lennox International Inc., The Pepsi Bottling Group Inc. and Qwest Communications International Inc.)

As a principal of several diverse businesses, Ms. Alvarado brings to the board of directors her significant operational experience, as well as an understanding of marketing, finance and human resources issues. Her experience as a member of other public company boards of directors contributes to her understanding of global public company issues, including those relating to international markets and government affairs.

Anne M. Busquet, 64, principal of AMB Advisors, LLC, an independent consulting firm, since 2006; former chief executive officer, IAC Local & Media Services, a division of IAC/Interactive Corp., an Internet commerce conglomerate, 2004 – 2006. Pitney Bowes director since 2007. (Formerly a director of Meetic S.A. and Blyth, Inc.)

Ms. Busquet has experience as a senior public company executive, including as American Express Company Division President, leading global interactive services initiatives. As former chief executive officer of the Local and Media Services unit of InterActiveCorp, she has experience in electronic media, communications and marketing. In addition, Ms. Busquet brings to the board of directors her substantial operational experience, including in international markets, marketing channels, emerging technologies and services, and product development.
24

PROPOSAL 1: ELECTION OF DIRECTORS

Roger Fradin, 60, president and chief executive officer of Honeywell Automation and Control Solutions, Honeywell International, Inc., a diversified technology and manufacturing company, since 2004. Pitney Bowes director since 2012. (Also a director of MSC Industrial Direct Co., Inc.)

As the chief executive officer of a $17 billion division of a major diversified technology and manufacturing company, Mr. Fradin brings to the board substantial operational experience, financial expertise, and experience in capital markets, product development, and marketing, including in international markets. He possesses a strong entrepreneurial background, with experience in driving robust growth for businesses under his leadership, and has deep experience in entering new markets, both organically and through acquisition.

Anne Sutherland Fuchs, 66, consultant to private equity firms. Formerly group president, Growth Brands Division, Digital Ventures, a division of J. C. Penney Company, Inc., a retailer, November 2010 – April 2012; former Chair of the Commission on Women’s Issues for New York City, 2002 – 2013. Pitney Bowes director since 2005. (Also a director of Gartner, Inc.)

Ms. Fuchs has experience as a senior executive with operational responsibility within the media and marketing industries, as well as experience as global chief executive officer of a unit of LMVH Moet Hennessy Louis Vuitton. Her experience in the publishing industry includes senior level operational roles at Hearst, Conde Nast, Hachette and CBS. She possesses experience in product development, marketing and branding, international operations, as well as in human resources and executive compensation. Her experience in managing a number of well-known magazines contributes to her knowledge and understanding of businesses closely tied to the mailing industry. Her work for the City of New York has further informed her understanding of government operations and government partnerships with the private sector.

S. Douglas Hutcheson, 58, until March 2014, chief executive officer, Leap Wireless International, Inc., a provider of wireless services and devices through its subsidiary, Cricket Communications, Inc. since February 2005; president and chief executive officer, February 2005 – November 2012. Pitney Bowes director since 2012. (Formerly a director of Leap Wireless International, Inc.)

Mr. Hutcheson brings to the board of directors significant operational and financial expertise as an experienced former chief executive officer of a wireless communications company. His broad business background includes strategic planning and product and business development and marketing. His expertise in developing and executing successful wireless strategies is an asset to Pitney Bowes as more products and services are transitioned to the cloud. In addition, his experience as a public company chief executive contributes to his knowledge of corporate governance and public company matters.

Marc B. Lautenbach, 52, president and chief executive officer of Pitney Bowes Inc. since December 3, 2012. Formerly, Managing Partner, North America, Global Business Services, International Business Machines Corporation (IBM), a global technology services company, 2010 – 2012, and General Manager, IBM North America, 2005 – 2010. Pitney Bowes director since December 3, 2012.

As a former senior operating executive at a global technology services company, Mr. Lautenbach possesses substantial operational experience, including in technology services, software solutions, application development, and infrastructure management, as well as marketing, sales and product development. Mr. Lautenbach has extensive experience working with a breadth of client segments, including in the small and medium sized business segment and public and enterprise markets. He also has significant international experience.

25

PROPOSAL 1: ELECTION OF DIRECTORS

Eduardo R. Menascé, 68, retired president, Enterprise Solutions Group, Verizon Communications Inc., a leading provider of wireline and wireless communications, since 2006. Pitney Bowes director since 2001. (Also a director of John Wiley & Sons, Inc., Hill-Rom Holdings, Inc. and Hillenbrand, Inc. Formerly a director of KeyCorp.)

Mr. Menascé has broad experience as a former senior executive responsible for a significant international operation of a public company, as well as experience in senior leadership positions with a number of European and Latin American businesses, including business operations, finance and capital markets, international and emerging markets, technology, customer communications and marketing channels, and executive compensation. His experience on other public company boards and as a director of the New York chapter of the National Association of Corporate Directors contributes to his knowledge of public company matters.

Michael I. Roth, 68, chairman and chief executive officer, The Interpublic Group of Companies, Inc., a global marketing communications and marketing services company, since 2005. Pitney Bowes director since 1995. (Also a director of Ryman Hospitality Properties, Inc. and The Interpublic Group of Companies, Inc.)

Mr. Roth has broad experience as the chief executive officer of a public company and as a member of other public company boards of directors, as well as previous experience as a certified public accountant and attorney. In addition to his experience as chief executive officer of The Interpublic Group of Companies, his experience includes service as the chief executive officer of The MONY Group Inc. prior to its acquisition by AXA Financial, Inc. He brings to the board of directors his deep financial expertise, and experience in business operations, capital markets, international markets, emerging technologies and services, marketing channels, corporate governance, and executive compensation.

David L. Shedlarz, 65, retired vice chairman of Pfizer Inc., a pharmaceutical, consumer and animal products health company. Formerly vice chairman of Pfizer Inc., 2005 – 2007; executive vice president and chief financial officer, 1999 – 2005, Pfizer Inc. Pitney Bowes director since 2001. (Also a director of Teachers Insurance and Annuity Association and The Hershey Company.)

Mr. Shedlarz has broad experience as a former senior executive of a public company, experience as a former chief financial officer and as a member of other public company boards of directors. He possesses financial expertise, knowledge of business operations and capital markets, international markets, emerging technologies and services, customer communications and marketing channels, human resources and executive compensation, regulatory and government affairs, product development, and corporate governance.

David B. Snow, Jr., 59, managing partner and chief executive officer, Cedar Gate Partners, LLC, a provider of consulting, analytic and information technology services to doctor and hospital organizations entering risk-based reimbursement arrangements with insurers, since February 2014. Until April 2012, chairman and chief executive officer of Medco Health Solutions, Inc., a leading pharmacy benefit manager. Pitney Bowes director since 2006. (Formerly a director of Medco Health Solutions, Inc.)

In addition to his experience as the chief executive officer of a public company, Mr. Snow has a strong background in operations, having served in senior leadership positions at several companies including WellChoice (Empire Blue Cross Blue Shield) and Oxford Health Plans. Mr. Snow also brings to the board of directors a broad range of experience, including finance and capital markets, emerging technologies, customer communications and marketing channels, human resources and executive compensation, regulatory and government affairs, corporate governance, and product development.

26

Report of the Audit Committee

The Audit Committee functions pursuant to a charter that is reviewed annually and was last amended in September 2013. The committee represents and assists the board of directors in overseeing the financial reporting process and the integrity of the company’s financial statements. The committee is responsible for retaining the independent accountants and pre-approving the services they will perform, and for reviewing the performance of the independent accountants and the company’s internal audit function. The board of directors, in its business judgment, has determined that all five of the members of the committee are “independent,” as required by applicable listing standards of the New York Stock Exchange.

In the performance of its responsibilities, the committee has reviewed and discussed the audited financial statements with management and the independent accountants. The committee has also discussed with the independent accountants the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”). Finally, the committee has received the written disclosures and the letter from the independent accountants required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountants their independence.

In determining whether to recommend that the stockholders ratify the selection of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as Pitney Bowes’ independent auditor for 2014, management and the committee, as they have done in prior years, engaged in a review of PricewaterhouseCoopers. In that review, the committee considers the continued independence of PricewaterhouseCoopers, its geographic presence compared to that of Pitney Bowes, its industry knowledge, the quality of the audit and its services, the audit approach and supporting technology, any Securities and Exchange Commission actions and other legal issues as well as PCAOB inspection reports. Pitney Bowes management prepares an annual assessment that includes an analysis of (1) the above criteria for PricewaterhouseCoopers and the other “Big Four” accounting firms; (2) an assessment of whether firms outside of the “Big Four” should be considered; and (3) a detailed analysis of the PricewaterhouseCoopers’ fees. In addition, PricewaterhouseCoopers reviews with the committee its analysis of its independence. Based on the results of this review this year, the committee concluded that PricewaterhouseCoopers is independent and that it is in the best interests of Pitney Bowes and its investors to appoint PricewaterhouseCoopers to serve as Pitney Bowes’ independent registered accounting firm for 2014.

Based upon the review of information received and discussions as described in this report, the committee recommended to the board of directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2013 as filed with the Securities and Exchange Commission on February 21, 2014.

By the Audit Committee of the board of directors,

David L. Shedlarz, Chair

Roger Fradin

Anne Sutherland Fuchs

S. Douglas Hutcheson

Michael I. Roth

27

Proposal 2: Ratification of the Audit Committee’s Appointment of the Independent Accountants for 2014

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as the independent accountants for Pitney Bowes for 2014. Although not required by law, this matter is being submitted to the stockholders for ratification, as a matter of good corporate governance. If this proposal is not ratified at the annual meeting by the affirmative vote of a majority of the votes cast, the Audit Committee intends to reconsider its appointment of PricewaterhouseCoopers as its independent accountants. PricewaterhouseCoopers has no direct or indirect financial interest in Pitney Bowes or any of its subsidiaries. A representative from PricewaterhouseCoopers is expected to attend the annual meeting and to be available to respond to appropriate questions and will have the opportunity to make a statement if he or she desires to do so.

Principal Accountant Fees and Services

Aggregate fees billed for professional services rendered for the company by PricewaterhouseCoopers for the years ended December 31, 2013 and 2012, were (in millions):

	2013	2012
Audit	$8.8	$7.0
Audit-Related	.3	.4
Tax	.6	1.1
All Other	—	—
Total	$9.7	$8.5

Audit fees: The Audit fees for the years ended December 31, 2013 and 2012 were for services rendered for the audits of the consolidated financial statements and internal control over financial reporting of the company and selected subsidiaries, statutory audits, issuance of comfort letters, consents, income tax provision procedures, and assistance with review of documents filed with the SEC. The Audit fees were higher in 2013 compared with 2012 due to the additional audit services required in connection with the divestiture of Pitney Bowes Management Services in 2013.

Audit-Related Fees: The Audit-Related fees for the years ended December 31, 2013 and 2012 were for assurance and related services related to employee benefit plan audits, procedures performed for SSAE 16 reports, attestation services pertaining to financial reporting that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

Tax Fees: The Tax fees for the years ended December 31, 2013 and 2012 were for services related to tax compliance, including the preparation and/or review of tax returns and claims for refunds.

The Audit Committee has adopted policies and procedures to pre-approve all services to be performed by PricewaterhouseCoopers. Specifically the committee’s policy requires pre-approval of the use of PricewaterhouseCoopers for audit services as well as detailed, specific types of services within the following categories of audit-related and non-audit services: merger and acquisition due diligence and audit services; employee benefit plan audits; tax services; procedures required to meet certain regulatory requirements; and selected consulting services. The committee will not approve any service prohibited by regulation. In each case, the committee’s policy is to pre-approve a specific annual budget by category for such audit, audit-related and tax services which the company anticipates obtaining from PricewaterhouseCoopers, and has required management to report the actual fees (versus budgeted fees) to the committee on a periodic basis throughout the year. In addition, any new, unbudgeted engagement for audit services or within one of the other pre-approved categories described above must be pre-approved by the committee or its chair.

Vote Required; Recommendation of the Board of Directors

Ratification of the appointment of Pitney Bowes’ independent accountants requires the affirmative vote of a majority of votes cast. Abstentions and broker non-votes will not be votes cast and therefore will have no effect on the outcome of the vote.

The board of directors recommends that stockholders vote FOR the ratification of PricewaterhouseCoopers LLP as our independent accountants for 2014.

28

Proposal 3: Advisory Vote to Approve Executive Compensation

In accordance with SEC rules, stockholders are being asked to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement.

This proposal, commonly known as a “Say-On-Pay” proposal and required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 provides our stockholders with the opportunity to express their views, on an advisory (non-binding) basis, on our executive compensation for our named executive officers (“NEOs”) for fiscal year 2013 as described in “Compensation Discussion and Analysis” or (CD&A) beginning on page 35 of this proxy statement, as well as the “Summary Compensation Table” and other related compensation tables and narratives, on pages 57 through 73 of this proxy statement.

The stockholders have approved the board of directors’ recommendation to hold advisory votes on executive compensation annually. At the company’s annual meeting of stockholders in 2013, stockholders overwhelmingly approved the company’s executive compensation by a vote of approximately 93% of the votes cast in favor.

The Executive Compensation Committee and the board of directors believe that the compensation program described in the CD&A establishes effective incentives for the sustainable achievement of positive results without encouraging unnecessary or excessive risk-taking. Our compensation program appropriately aligns pay and performance incentives with stockholder interests and enables the company to attract and retain talented executives. The company and the committee have reached out to stockholders to solicit their views on the company’s executive compensation structure.

The following are the most critical factors driving the board and the committee’s conclusion in establishing the incentive compensation payouts:

•	the company’s stock price increased from $10.64 to $23.30 from December 31, 2012 to December 31, 2013, an increase which placed the company as the fifth best performing stock on the basis of total shareholder return in the entire S&P 500;

•	the financial results in 2013 were within the guidance provided by the company to its stockholders; and

•	the rate of decrease in revenue was the lowest in recent years, and earnings per diluted share and adjusted earnings before interest and taxes both showed an improvement in the company’s performance as compared to prior years.

Based on these financial results when compared against the pre-determined financial goals established by the committee for 20131, the annual incentive payout multiplier for the NEOs was 109.5% and the 2011-2013 long-term cash incentive units award payout was $1.50.

As discussed in the CD&A, the committee has structured our executive compensation program based on the following central principles:

(1)	Compensation should be tied to performance and long-term stockholder return and performance based compensation should be a greater part of total compensation for more senior positions;

(2)	Compensation should reflect leadership position and responsibility;

(3)	Incentive compensation should reward both short-term and long-term performance;

(4)	Compensation levels should be sufficiently competitive to attract and retain talent; and

(5)	Executives should own meaningful amounts of Pitney Bowes stock to align their interests with Pitney Bowes stockholders.

We believe our executive compensation program demonstrates a strong link between pay and performance in its design and exhibits strong pay governance practices.

[1]	See detailed discussion of the 2013 pre-determined financial goals beginning on page 44.

Existing Pay for Performance and Strong Pay Governance Practices
•	The overwhelming majority, 86%, of our CEO’s target total direct compensation is variable, and is subject to financial performance metrics. In addition, 69% of target total direct compensation for the other executive officers is variable and is subject to performance metrics;
•	100% of the 2014 long-term incentive mix is equity-based;
•	An independent compensation consultant who reports directly to the committee and performs no other services for the company;
•	A direct line of communication between our stockholders and the board of directors;
•	No employment agreements with our executive officers;
•	No special arrangements whereby extra years of prior service are credited under our pension plans;
•	No perquisites other than limited financial counseling and an executive physical benefit;
•	“Double-trigger” vesting provisions in our Change-of-Control arrangements;
•	A “clawback” policy that permits the company to recover bonuses from senior executives whose fraud or misconduct resulted in a significant restatement of financial results;
•	Prohibitions against pledging and hedging our stock;
•	An annual risk assessment of our pay practices;
•	Significant stock ownership guidelines that align executives’ and directors’ interests with those of stockholders; and
•	An annual stockholder advisory vote on executive compensation.
29

PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The committee has also acted to make changes in 2013 in accordance with good pay governance, changing market practices and stockholder feedback by eliminating tax gross-ups, reducing severance benefits, providing only de minimis fringe benefits and reducing duplicative financial metrics between the annual and long-term incentive plans.

Finally, the committee and the company have made continual efforts to contact stockholders with respect to their thoughts on our compensation structure. Over the past years, the committee has adopted changes in executive compensation that directly relate to comments received from the stockholders.

Key Changes Made to our Executive Compensation Program in 2013

•	Increased the weighting of financial objectives to 100% for the annual incentive program;
•	Utilizing as part of the LTI program a three-year cumulative TSR metric;
•	Reduced duplicative metrics across award types by replacing the Adjusted earnings per share financial objective with an Adjusted earnings before interest and taxes objective in annual incentive;
•	Enhanced disclosure of performance targets in the 2013 and 2014 proxy;
•	Revised our peer group in light of the evolving strategic direction of the company with increasing emphasis in the software and technology arena and to reflect the divestiture of PBMS;
•	Restructured the LTI design to be implemented in 2014 awards, making all long-term awards stock based;
•	Expanded the executive stock ownership policy to: (i) include more senior executives, and (ii) restrict the shares that will count toward stock holding requirement;
•	Introduced the Radford Survey High-Tech Industry in addition to the Towers Watson Regressed Compensation Report in determining the competitiveness of executive compensation; and
•	Reduced severance benefits payable on account of a Change of Control from three to two times participant’s annual salary and average annual incentive award and eliminated the excise tax gross-up.

In addition to the changes summarized above, we are maintaining the existing compensation practices that represent strong corporate governance policies.

We urge stockholders to read the CD&A beginning on page 35 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the “Summary Compensation Table” and other related compensation tables and narratives on pages 57 through 73, which provide detailed information on the compensation of our NEOs.

We also invite stockholders to read our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission on February 21, 2014, which describes our business and 2013 financial results in more detail.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to indicate their support for our NEO compensation by voting FOR this advisory resolution at the 2014 Annual Meeting:

RESOLVED, that the stockholders of Pitney Bowes Inc. approve on an advisory basis the compensation of the company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narratives in this proxy statement for the company’s 2014 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “Say-On-Pay” resolution, is non-binding on the board of directors. Although non-binding, our board of directors and the committee will carefully review and consider the voting results when making future decisions regarding our executive compensation program. The next “Say-on-Pay” advisory vote will occur at the 2015 annual meeting.

Vote Required; Recommendation of the Board of Directors

The vote on executive compensation is an advisory vote. The affirmative vote of the majority of the votes cast will constitute the stockholders’ non-binding approval with respect to our executive compensation programs. Abstentions and broker non-votes will not be votes cast and therefore will have no effect on the outcome of the vote.

The board of directors recommends that stockholders vote FOR the approval of the advisory resolution on executive compensation.

30

Proposal 4: Approval of the Pitney Bowes Inc. Directors’ Stock Plan

Proposal 4: Approval of the Pitney Bowes Inc.
Directors’ Stock Plan, as Amended and Restated

The board of directors recommends that stockholders approve the Pitney Bowes Inc. Directors’ Stock Plan, as amended and restated (Plan). The board of directors unanimously approved the Plan in February 2014. The Plan will become effective May 12, 2014, upon stockholder approval at our annual meeting. The Plan governs grants of stock-based awards to non-employee directors, which is an important component of our non-

employee director compensation program, enabling us to attract and retain persons of outstanding competence to serve as non-employee directors and encouraging the alignment of non-employee director compensation with stockholder interests.

The complete text of the Plan approved by the board of directors is attached as Annex A to this Proxy Statement. The following discussion is qualified in all respects by reference to Annex A.

Why We Believe You Should Approve the Plan

Equity compensation is an essential part of our non-employee director compensation program and enables us to attract and retain persons of outstanding ability. We believe our future success depends on our ability to attract, motivate and retain high quality non-employee directors and approval of the Plan is critical to achieving this success. The potential change in value of the equity compensation to the board members over time directly aligns their interests with the long-term interests of our stockholders.

We believe that we have demonstrated our commitment to sound equity compensation practices. We recognize that equity compensation awards dilute stockholder equity and, therefore, we have carefully managed our equity incentive compensation. In fact, the equity to be utilized under the new Directors’ Stock Plan will be drawn from the Pitney Bowes Stock Plan equity reserve which the stockholders previously approved in 2013. The board targeted its compensation, including the equity component, to be consistent with the market median, and we believe our historical share usage has been responsible and mindful of stockholder interests, as described further below.

Plan Highlights

The Plan provides for automatic annual grants of restricted stock units for non-employee directors.

Awards granted under the Plan will be settled by the issuance of shares of common stock, $1 par value per share, of the company (Common Stock), that are drawn from the shares of Common Stock available for issuance under the Pitney Bowes Inc. 2013 Stock Plan (2013 Stock Plan), previously approved by the company’s stockholders. As has historically been and continues to be the case, however, non-employee directors will not participate in the 2013 Stock Plan. Approval of the Plan will not result in an increase in the number of shares that are available for issuance under our equity compensation plans. As of December 31, 2013, 19,180,600 shares remain available for issuance under the 2013 Stock Plan. Based on our past experience, we believe the previously approved share pool under the 2013 Stock Plan will provide us an opportunity to grant equity awards under the 2013 Stock Plan and the Plan for approximately four more years before we would need to seek stockholder approval of more shares.

Provisions Designed to Protect Stockholder Interests

The Plan has several provisions designed to protect stockholder interests and promote effective corporate governance including:

•	Limit on grants of awards (specific annual grant amounts are “hard-wired” into the Plan);

•	Prohibition on share recycling or “Liberal Share Counting” practices (pursuant to the share counting provisions of the 2013 Stock Plan); and

•	No “evergreen” provision to automatically increase the number of shares issuable under the Plan (shares issuable under the Plan are drawn from the 2013 Stock Plan share pool).

31

PROPOSAL 4: APPROVAL OF THE PITNEY BOWES INC. DIRECTORS’ STOCK PLAN

Plan Terms and Conditions

Purpose of the Plan

The purpose of the Plan is to enable the company to attract and retain persons of outstanding competence to serve as non-employee directors of the company by paying such persons a portion of their compensation in stock of the company pursuant to the terms of the Plan.

Plan Administration

This Plan is to be administered by the Governance Committee of the board or any successor committee having responsibility for the remuneration of the directors (hereinafter in this Proposal referred to as the “Committee”).

Eligibility and Participation

Persons who serve as members of the board of directors of the company and who are not “employees” of the company or its subsidiaries are eligible to participate in the Plan. Currently, all of the company’s nine (9) non-employee directors are eligible to, and do participate in, the Plan.

Shares Available under the Plan

Awards granted under the Plan will be settled by the issuance of shares of Common Stock that are drawn from the shares of Common Stock available for issuance from time to time under the 2013 Stock Plan, previously approved by the company’s stockholders. Shares of Common Stock issued pursuant to awards of restricted stock units under the Plan shall reduce, on a one-for-one basis, both (a) the overall maximum number of shares of Common Stock available for issuance under the 2013 Stock Plan and (b) the sub-limit under the 2013 Stock Plan for the number of shares that may be issued for awards that are not options or stock appreciation rights.

As of December 31, 2013, 19,180,600 shares remain available for issuance under the 2013 Stock Plan share pool. In addition to the number of shares described in the preceding sentence, any shares associated with outstanding awards under the prior plans (as defined in the 2013 Stock Plan) as of April 30, 2013 that on or after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares) will become available for issuance under the 2013 Stock Plan share pool. Shares delivered out of the 2013 Stock Plan share pool will be authorized but unissued shares of Common Stock, treasury shares or shares purchased in the open market or otherwise. To the extent that any award payable in shares is forfeited, cancelled, returned to the company for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates without payment being made, the shares covered thereby will no longer be charged against the maximum share limitation under the 2013 Stock Plan share pool and may again become available under the 2013 Stock Plan share pool.

Terms and Conditions of Restricted Stock Units Awards

Each non-employee director then serving as a director of the company will receive an annual award on the date of the first meeting of directors after each annual stockholders’ meeting of restricted stock units with respect to a number of shares of Common Stock having a fair market value equal to $100,000; provided, however, that a non-employee director who joins the board after such date will receive a pro-rated award of restricted stock units. Each restricted stock unit granted under the Plan will represent the right to receive one share of Common Stock on the date that is one year following the date the award is granted; provided, however, that with respect to each annual grant the company may, in its sole discretion, provide non-employee directors with the one-time opportunity to elect to defer the settlement of the restricted stock units until the termination of the non-employee director’s service as a director of the company.

Unless the Committee determines otherwise, non-employee directors will have the right to receive dividend equivalents in connection with the restricted stock units granted under the Plan pursuant to which the non-employee directors will be entitled to receive payments equivalent to dividends with respect to the number of shares subject to the corresponding award of restricted stock units, which payments, unless the Committee determines otherwise, shall be paid to the non-employee directors in cash as and when such dividends are paid to the holders of Common Stock.

Unless the Committee provides otherwise, non-employee directors have no voting or other rights (other than the dividend equivalent rights described above) as a stockholder with respect to the shares of Common Stock subject to and/or issuable pursuant to any awards of restricted stock units granted under the Plan until such shares are actually issued.

The restricted stock units granted under the Plan may not be sold, assigned, pledged or otherwise transferred by the non-employee director, other than by will or the laws of descent and distribution.

32

PROPOSAL 4: APPROVAL OF THE PITNEY BOWES INC. DIRECTORS’ STOCK PLAN

Adjustments for Corporate Changes

In the event of any change in the number or kind of outstanding shares of Common Stock of the company by reason of a recapitalization, merger, consolidation, dividend, combination of shares or any other change in the corporate structure or shares of stock of the company, the board will make equitable and appropriate adjust-

ments in the number of restricted stock units to be awarded to non-employee directors, in the number of shares subject to and any other affected provisions of outstanding awards of restricted stock units to prevent enlargement or diminution of the benefits intended to be granted under the Plan.

Amendment and Termination

The company reserves the right to amend, modify or terminate the Plan at any time by action of the board, provided that such action will not adversely affect any non-employee director’s rights under the provisions of the Plan with respect to awards that were made prior to such action.

Plan Benefits

As described above, each non-employee director then serving as a director of the company will receive an annual award on the date of the first meeting of directors after each annual stockholders’ meeting of restricted stock units with respect to a number of shares of Common Stock having a fair market value equal to $100,000; provided, however, that a non-employee director who joins the board after such date will receive a pro-rated award of restricted stock units.

On February 28, 2014, the closing price of our common stock traded on the New York Stock Exchange was $25.45 per share.

U. S. Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences to the company and the participating non-employee directors in connection with the Plan under existing applicable provisions of the IRC and the accompanying regulations. The discussion is general in nature and does not address issues relating to the income tax circumstances of any individual non-employee director. The discussion is based on federal income tax laws in effect on the date of this proxy statement and is, therefore, subject to possible future changes in the law. The discussion does not address the consequences of state, local or foreign tax laws.

Restricted Stock Units

Non-employee directors do not recognize income at the time of the grant of restricted stock units. When the award vests or is paid, non-employee directors generally recognize ordinary income in an amount equal to the fair market value of the restricted stock units at such time, and the company will receive a corresponding deduction.

Vote Required; Recommendation of the Board of Directors

Approval of the Pitney Bowes Inc. Directors’ Stock Plan as amended and restated, requires the affirmative vote of a majority of votes cast. Under our By-laws, abstentions and broker non-votes will not be votes cast and therefore will have no effect on the outcome of the vote. However, for purposes of approval under New York Stock Exchange rules, abstentions are treated as votes cast, and, therefore, will have the same effect as an “against” vote, and broker non-votes are not considered votes cast, and, therefore, will have no effect on the outcome of the vote.

The board of directors recommends that stockholders vote FOR the proposal to approve the Pitney Bowes Inc. Directors’ Stock Plan.

33

Equity Compensation Plan Information

The following table provides information as of December 31, 2013 regarding the number of shares of common stock that may be issued under our equity compensation plans.

(c)
Number of securities
	(a)		remaining available for
	Number of securities to be	(b)	future issuance under equity
	issued upon exercise of	Weighted-average exercise	compensation plans
	outstanding options,	price of outstanding options,	excluding securities
Plan Category	warrants and rights	warrants and rights	reflected in column (a)
Equity compensation plans approved by security holders	14,526,633	$31.78	19,180,600
Equity compensation plans not approved by security holders	—	—	—
Total	14,526,633	$31.78	19,180,600

Report of the Executive Compensation Committee

The Executive Compensation Committee of the board of directors (1) has reviewed and discussed with management the section included below in this proxy statement entitled “Compensation Discussion and Analysis” and (2) based on that review and discussion, the Committee has recommended to the board of directors that the CD&A be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2013 and this proxy statement.

By the Executive Compensation Committee of the board of directors,

Eduardo R. Menascé, Chairman
Anne M. Busquet
Anne Sutherland Fuchs
David B. Snow, Jr.

34

Compensation Discussion and Analysis

The following discussion and analysis contains statements regarding company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Investors should not apply these statements to other contexts.

Executive Summary

Overview

This Compensation Discussion and Analysis, or CD&A, section explains our compensation philosophy, summarizes the material components of our compensation programs and reviews compensation decisions made by the Executive Compensation Committee (the Committee) and the independent board members. The Committee, comprised of only independent directors, makes all compensation decisions regarding the seven executives identified as Named Executive Officers (NEOs) in the Summary Compensation Table below. The independent board members, based on recommendations by the Committee, decide compensation actions impacting the Chief Executive Officer (CEO).

In 2013, the company’s NEOs included two former executive officers (Leslie Abi-Karam and Vicki A. O’Meara) who would have been in the top five highly paid officers had they still been employed by the company at the end of the year (see page 68 for additional details). As a result, there are seven NEOs for 2013:

2013 Named Executive Officers
•	Marc B. Lautenbach, President and Chief Executive Officer
•	Michael Monahan, Executive Vice President and Chief Financial Officer
•	Abby F. Kohnstamm, Executive Vice President and Chief Marketing Officer
•	Mark F. Wright, Executive Vice President and President, PB Digital Commerce Solutions[1]
•	Daniel J. Goldstein, Executive Vice President and Chief Legal & Compliance Officer
•	Leslie Abi-Karam, former Executive Vice President and President, Pitney Bowes Communications Solutions
•	Vicki A. O’Meara, former Executive Vice President and President, Pitney Bowes Services Solutions

Effective December 3, 2012, the board of directors elected Marc B. Lautenbach President and CEO and appointed Michael I. Roth non-executive chairman of the board of directors.

In his first year as our new President and CEO, Mr. Lautenbach focused on resetting the strategic direction of the company and beginning to execute on that strategy, assembling the right team to lead the company’s critical areas of development over the next several years and beginning to execute on initiatives consistent with the new strategies outlined below. Considering the future prospects of the company, Mr. Lautenbach invested $1,000,000 of his own financial resources in company stock. In addition, two newly hired executive business unit heads also purchased company stock from their own financial resources.

Summary of 2013 Business Results2

In 2013, the company achieved significant success in the early stages of executing on its strategy to transform the company for the future. This success was evidenced through our financial results and attainment of certain objectives targeted at longer-term achievement, including solidifying our balance sheet and divesting businesses no longer in line with the company’s long-term strategy. Our total shareholder return (TSR) for the year was an extraordinary 132%, which placed us fifth in year-over-year TSR among all S&P 500 companies for 2013. We believe the stock price increase reflected stockholder recognition that our first steps in executing on our new strategy to unlock the value embedded in our company were successful and position us well for the future.

We identified three major objectives for the company that would determine our progress towards transforming our businesses and made significant progress on each. These objectives were as follows: (1) stabilize the mailing business; (2) achieve operational excellence; and (3) invest in growth initiatives.

•	Stabilize the Mailing Business. The recurring revenue streams in 2013 for our global Mailing business continued to decline at a slower rate compared to prior years contributing to the overall stabilization of the Mailing business. Equipment sales in the Production Mail and Small and Medium Business Solutions (SMB) segments improved. Our new go-to-market strategy implementation in the SMB business is improving our sales process and enhancing our client experience, while reducing costs.

[1]	Title effective as of February 2014.
[2]	The financial results discussed in this summary are on a GAAP and non-GAAP basis. See detailed discussion under the table on page 55 “Accounting Items and Reconciliation of GAAP to non-GAAP Measures.”
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COMPENSATION DISCUSSION AND ANALYSIS

•	Achieve Operational Excellence. Our efforts in reducing expenses in 2013 resulted in a $71 million savings in selling, general and administrative expenses compared to the prior year. We are in the early stages of implementing a new enterprise resource planning (ERP) system to streamline and consolidate many of our back-office operations. We signed a contract to sell our World Headquarters building in 2014. This is another example of our commitment to reducing operating expenses going forward. In addition, in 2013, we sold three businesses, Pitney Bowes Management Services (PBMS), International Mailing Services (IMS) and the Nordic furniture business. We sold these businesses because they did not fit within our future strategic intent for the company. We used the net proceeds from the North American portion of the PBMS sale to strengthen our balance sheet by redeeming $300 million in bonds originally scheduled to mature in 2014. Also in 2013, our clear focus on initiatives surrounding inventory and accounts receivables, two key components of working capital, generated over $100 million of cash improvements.

•	Invest in Growth Initiatives. In 2013, we continued to invest in our e-commerce business which grew revenue sequentially at a high double digit rate. In our software business, we brought in new leadership with skill sets to support our new go-to-market strategy, which we expect will bring revenue growth in the software business. We also moved to increase our investment to 100% effective 2014, in our high growth potential Brazilian joint venture by purchasing our joint venture partner’s interest in the business.

Turning to our financial performance in 2013, revenue was $3.869 billion compared to $3.915 billion in 2012; however the 1% decrease was more favorable than the year-over-year trend from prior years. Also, we grew revenue in the fourth quarter of 2013, with total revenue of $1 billion representing an increase of 2% over the prior year’s fourth quarter. Adjusted earnings per diluted share from continuing operations for 2013 were $1.88, compared to $1.96 in 2012. Adjusted earnings before interest and taxes were $711 million compared to $744 million in 2012. Adjusted free cash flow for the year was $635 million, and we generated $625 million in cash from operations. Our digital commerce solutions segment experienced higher growth with revenue increasing 3% year over year, including a 17% growth rate in the fourth quarter. Our digital commerce solutions revenue for the year increased from $578 million to $596 million. Our production mail business had an outstanding year due to the growth in its revenue and gross margin. In 2013, we reduced debt on the balance sheet by $671 million compared to year-end 2013. In aggregate, the 2013 financial results were within the guidance the company provided to the investment community.

In addition, in 2013:

•	We accelerated globalization of key shared service functions including Information Technology, supply chain, service, and client care which will standardize and consolidate key business processes.

•	We created a single global marketing organization, which will enable us to better serve our clients, leverage our size, and create the foundation to enable us to integrate our organization.

•	We reorganized our business into three segments: (i) a Digital Commerce solution; (ii) SMB Solution Group; and (iii) an Enterprise Business Solutions Group, which will better align our businesses for which we have a similar strategic intent and will enable us to better serve our clients.

•	We took important steps to improve our go-to-market capabilities by deepening our specialization in our software business and creating a more robust go-to-market capability in our SMB business.

•	We announced a multi-year licensing agreement with Twitter, the leading global real-time information network, to provide location intelligence solutions for its mobile platform.

•	We announced an interactive digital communications exchange with Broadridge Financial Solutions, Inc. utilizing technology developed by VollyTM that will make it easier for businesses to communicate with consumers about their most important transactions. This new platform, powered by Amazon Web Services (AWS), enables consumers to securely receive and store comments and manage payments on any participating online channel they choose.

•	We solidified our financial flexibility by strengthening our balance sheet, reducing our dividend payments and implementing key initiatives to reduce our cost structure, working capital and improve our overall efficiency.

•	We enhanced the company’s existing strong business talent with outside recruits of seasoned executives with critical skills and pertinent experience necessary to lead our company’s transformative development over the next several years.

In summary, in 2013, we saw improving trends in our business and made significant progress to unlocking the long-term value embedded in our company for the benefit of our clients, our shareholders, and our employees.

Some of the amounts in the CD&A portion of this proxy statement are shown on a non-GAAP basis. For additional detail on the calculation of the financials reported, please refer to the table on page 55 “Accounting Items and Reconciliation of GAAP to Non-GAAP Measures”. We urge stockholders to read our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 21, 2014, which describes our business and 2013 financial results in more detail.

36

COMPENSATION DISCUSSION AND ANALYSIS

CEO 2013 Compensation

The compensation package of our President and CEO reflects the enhanced performance-linked pay philosophy the board adopted in 2012 and further enhanced in 2013 and is competitive when compared to our peer group and two third-party compensation survey reports. Mr. Lautenbach’s total direct compensation is 91% of the market median of total direct compensation for CEOs in our peer group and 94% of the average of the median CEO total direct compensation using the Towers Watson Regressed Compensation Report and Radford High Tech Industry Survey (Survey Reports). Mr. Lautenbach’s base compensation is 87% of the market median of the peer group and 85% of the average of the median of the Survey Reports. His total cash compensation is 86% of the market median of the peer group and 88% of the average of the median of the Survey Reports.

In the above illustration, because the peer median and Survey Reports average median data is reported at target, Mr. Lautenbach’s compensation elements are also illustrated at target for comparison purposes.

Mr. Lautenbach’s long-term incentive amount includes the value of his one-time sign-on grant of premium-priced stock options.

The following highlights 2013 compensation actions for the President and CEO approved by the board of directors:

•	Base salary remained at $850,000 in 2013 (the board of directors and the Committee approved a freeze of base salaries for the CEO and NEOs in 2013);

•	Annual incentive target remained at 130%, resulting in a payout of $1,209,975 (after applying the Committee-approved 2013 Annual Incentive multiplier (see pages 44 and 45 for details));

•	Long-term incentive target remained at $4,000,000 with the February 2013 grant consisting of 60% Cash Incentive Units (CIUs) and 40% Restricted Stock Units (RSUs); and

•	The second and final tranche of a one-time sign-on grant of 400,000 premium-priced stock options was granted in February 2013 with an exercise price equal to 160% of the closing price of company stock on February 11, 2013.

º	The option awards will vest in four equal annual installments beginning on December 3, 2013 and ending on December 3, 2016, the fourth anniversary of the grant.
37

COMPENSATION DISCUSSION AND ANALYSIS

Summary of 2013 Executive Compensation Changes

At the company’s annual meeting of stockholders in 2013, stockholders overwhelmingly approved the company’s executive compensation by a vote of approximately 93% of the votes cast in favor. During 2013, management and the Committee maintained their commitment to obtaining and considering stockholder feedback on the company’s compensation program by soliciting feedback over the course of the year. The following highlights the changes that we made to the program in 2013. These highlights will be discussed in more detail in “2013 Compensation” beginning on page 43 of this proxy statement.

•	Increased the weighting of financial objectives to 100% for the annual incentive program;

•	Reduced duplicative metrics across award types by replacing the Adjusted earnings per share financial objective with an Adjusted earnings before interest and taxes objective in the annual incentive plan;

•	Enhanced disclosure of performance targets in the 2013 proxy statement;

•	Revised our peer group in light of the evolving strategic direction of the company with increasing emphasis in the software and technology arena and to reflect the divestiture of PBMS;

•	Restructured the LTI design to be implemented in 2014 awards, making all long-term awards stock based;

•	Expanded the executive stock ownership policy to: (i) include more senior executives, and (ii) restrict the shares that will count toward stock holding requirement;

•	Introduced the Radford High-Tech Industry Survey Report in addition to the Towers Watson Regressed Compensation Report in determining the competitiveness of executive compensation; and

•	Reduced severance benefits payable on account of a Change of Control from three to two times the participant’s annual salary and average annual incentive award and eliminated the excise tax gross-up.

Snapshot of 2013 Compensation Payout Decisions

In making its compensation decisions and recommendation for the 2013 performance year, the Committee considered, among other things, our financial results, the achievement of the compensation objectives (see discussion beginning on page 44), our relative and absolute TSR and the feedback received from stockholders. Our one year TSR placed us at the top of our peer group, while our three year TSR placed us at the 25th percentile, further illustrating the significant improvement that occurred in our businesses in 2013. Based on 2013 financial results, the Committee and independent board members approved an annual incentive payout of 109.5% of target, after application of the Strategic Modifier. For the 2011 – 2013 CIU long-term incentive award, the Committee approved a CIU payout of $1.50 per unit, after application of the TSR Modifier. The following tables compare the actual payouts in 2013 and 2012.

	2013 Actual Payout	2012 Actual Payout	Percentage change
Annual Incentive	Factor as a % of Target	Factor as a % of Target	2013 vs. 2012
Financial Objectives	100.5%	64.0%
Strategic Objectives	n/a	11.0%
Payout Modifier	9.0%	0.0%
Subtotal	109.5%	75.0%
Negative Discretion	0%	(11.0%)
Total Payout Factor	109.5%	64.0%	71.1%
	2013 Actual Unit Payout	2012 Actual Unit Payout	Percentage change
Long-Term Incentive	Value (2011 – 2013 cycle)	Value (2010 – 2012 cycle)	2013 vs. 2012
Adjusted Earnings per Share	$0.83	$0.62
Adjusted Free Cash Flow	$0.77	$0.80
TSR Modifier[1]	($0.10)	($0.28)
Subtotal	$1.50	$1.14
Negative Discretion	$0.00	($0.40)
Total Payout Value	$1.50	$0.74	102.7%

[1]	The TSR Modifier for 2011 – 2013 and 2010 – 2012 CIU cycles is an annual modifier aggregated over each three year cycle, which modifies the final payout by up to +/– 25% based on the company’s TSR as compared to the TSR of companies within the S&P 500. The relative TSR for 2010, 2011, 2012 and 2013 was –10%, –25%,–25%, and +25% respectively.

See “2013 Compensation” beginning on page 43 of this proxy statement for a discussion of each of the compensation components and the respective payouts.

38

COMPENSATION DISCUSSION AND ANALYSIS

Pay For Performance Alignment

We have designed our compensation program to link pay with performance.

•	2013 Program Design. 86% of target total direct compensation for our CEO is variable and is subject to performance metrics. In addition, 69% of target total direct compensation for the other executive officers is variable and subject to performance metrics. In 2014, the LTI mix has been changed to 100% equity based.

•	2014 Actual Payout. In 2013, in the aggregate, the company exceeded 100% of its financial targets for its annual incentive and long-term incentive plans.

º	Annual incentive. With respect to its annual incentive targets, the company achieved 98% of its Adjusted earnings before interest & taxes target, 105% of its Adjusted free cash flow target and exceeded threshold on its revenue growth target, with fourth quarter 2013 results showing positive revenue growth for the first time in recent years. These results supported a payment for achievement of financial objectives of 100.5% of target. The Committee awarded a 9.0% strategic modifier add-on in connection with the company’s achievement of strategic goals including improved client satisfaction and implementing a culture change. The combination of financial and strategic performances resulted in a payment of 109.5% of target. The previous year annual incentive payout was 64% of target.

º	Long-term incentive. With respect to its long-term incentive targets, the company achieved an average of 110% of target for the Adjusted earnings per share metric and an average of 109% of target for the Adjusted free cash flow metric over the three-year award cycle. This level of performance supported a CIU payout of $1.60 per unit. However, in applying the company’s TSR Modifier, which compares the company’s TSR to the TSR of S&P 500 companies over the three year cycle, the Committee reduced the payout to $1.50 per unit. Although the TSR for 2013 placed us fifth among S&P 500 companies, the TSR applicable to the long-term incentive award for 2011-2013 compares the company’s TSR to the TSR of S&P 500 companies in each of the cycle years.

39

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Program Structure

Compensation Philosophy

We link executive compensation to the performance of the company as a whole. We believe executives with higher levels of responsibility and a greater ability to influence enterprise results should have a greater percentage of variable total compensation. Compensation for our NEOs varies from year to year primarily based on achievement of enterprise-wide objectives and individual performance. We emphasize enterprise-wide performance to break down any internal barriers that can arise in organizations that emphasize individual performance.

Our executive compensation program is designed to recognize and reward outstanding achievement and to attract, retain and motivate our leaders. In addition, we directly engaged with many of our stockholders in 2013 to solicit feedback on our executive compensation programs to ensure they are appropriately aligned with stockholder interests.

Below is an overview of key aspects of our pay philosophy.

Overall Objectives	•	Compensation levels should be sufficiently competitive to attract and retain talent;
	•	Compensation should reflect leadership position and responsibility;
	•	Executive compensation should be linked to the performance of the company as a whole;
	•	Compensation should motivate our executives to deliver the short and long-term business objectives and strategy; and
	•	Compensation packages should be designed to preserve tax deductibility; however, this should not be the sole objective.
Pay Mix Principles	•	Compensation should be tied to performance and long-term stockholder return;
	•	Performance-based compensation should be a significant portion of total compensation for executives with higher levels of responsibility and a greater ability to influence enterprise results;
	•	Incentive compensation should reward both short-term and long-term performance; and
	•	Executives should own meaningful amounts of Pitney Bowes stock to align their interests with Pitney Bowes stockholders.
Pay for Performance	•	A significant portion of our compensation should be variable based on performance.
	•	The annual and long-term incentive components should be linked to operational outcomes, financial results or stock price performance:
		º	Annual incentive compensation is earned only if pre-determined financial objectives are met;
		º	Performance-based cash incentive units are earned only if certain financial objectives are met and which can be modified plus or minus 25% based on relative performance compared with our peer group over a cumulative three-year period; and
		º	Performance-based restricted stock units and cash incentive units are earned only if a threshold financial target is met for IRC 162(m) purposes.
40

COMPENSATION DISCUSSION AND ANALYSIS

We Design our Compensation Mix to Focus on Variable Pay

The chart below shows the 2013 targeted compensation mix for the CEO and other NEOs compared with the targeted average compensation of our peer group as reported in their 2013 proxy statements. As illustrated in the chart, our compensation is (i) well aligned to the compensation mix of our peer group and (ii) predominantly variable. The specific proportion of each compensation element below may change with changes in market practice or performance considerations.

We design the mix of short and long-term incentives to reward and motivate short-term performance, while at the same time providing significant incentives to keep our executives focused on longer-term corporate goals that drive stockholder value. In addition, we believe this balance of short-term and long-term incentive compensation and mix of performance criteria helps mitigate the incentive for executives to take excessive risk that may have the potential to harm the company in the long-term. We monitor the structure annually to make sure that it does not incentivize excessive risk and report our findings to the Committee.

In determining our executive’s grant levels, we take into consideration the following:

•	internal pay equity;

•	level of experience and skill;

•	individual performance compared to established financial, strategic, unit or individual objectives;

•	market competitive compensation rates for similar positions; and

•	the need to attract and retain executive talent during this period of transition.

Due to the qualitative nature of these considerations, we do not assign specific weightings or numerical goals to them.

Overview of Compensation Components

The Committee is responsible for determining the compensation for all NEOs, other than the CEO, and for recommending to the board of directors each specific element of compensation for the CEO. The Committee considers recommendations from the CEO regarding the compensation of the other NEOs. The independent board members are responsible for determining the CEO’s compensation. No member of the management team, including the CEO, has a role in determining his or her own compensation. For each NEO, the Committee sets, as a guideline, target total direct compensation levels so the base salary, total cash compensation, and total direct compensation is at +/– 20% of the median of the competitive data based on the Towers Watson Regressed Compensation Report, as regressed for companies approximately our size, and the Radford High-Tech Industry Survey focusing on companies with revenue scopes similar to ours for each position. We describe these two reports in more detail under “Assessing Competitive Practice” beginning on page 51 of this proxy statement. In order to attract specific talent, the general +/– 20% of the median guideline may be exceeded. For 2013, the total target cash compensation (base salary plus annual incentive) and total target direct compensation (base salary plus annual incentive plus long-term incentive) for Mr. Lautenbach were 88% and 92%, respectively, of the average of the Survey Reports for chief executive officers. For the NEOs, as a group, the average total target cash compensation and total direct compensation were 107% and 108%, respectively, of the average of the Survey Reports.

41

COMPENSATION DISCUSSION AND ANALYSIS

The following table outlines the components of direct compensation for our NEOs and how they align with our compensation principles.

			How it Aligns		Fixed or		Cash or
	What it Rewards		With Our Principles		Performance-Based		Equity
Base Salary
• •	Performance of daily job duties Highly developed skills and abilities critical to the success of the company	•	Competitive in the markets in which we operate enabling us to attract and retain executive talent	• •	Fixed compensation Increases influenced by executive’s individual performance rating	•	Cash
Annual Incentive
•	Achievement of pre-determined short-term objectives established in the first quarter of each year	• • •	Competitive incentive targets enable us to attract and retain executive talent
Payout dependent on achievement of objectives aligning pay to performance
Subject to a “clawback” (See “Clawback Policy” on page 53 of this proxy statement)	• • •	Performance-based compensation primarily measured on achievement of enterprise-wide metrics
Individual performance may be considered in establishing executives’ annual incentive opportunity
					Up to a maximum of $4,000,000 per NEO granted under the Key Employees Incentive Plan (KEIP)	•	Cash
Long-term Incentives

Cash Incentive Units (CIUs) (60% in 2013; eliminated in 2014)
• •	Achievement of pre-determined long-term objectives and annual objectives established in the first quarter of the first year and the first quarter of each year, respectively, of the three year cycle
Change in company’s stock price versus S&P 500 companies for the 2011-2013 CIU award and versus the company’s peer group for the 2012-2014 CIU award payout	• • •	Payout dependent on achievement of long-term objectives aligning pay to long-term performance
The resulting unit value is modified by up to +/–25% based on TSR. For the CIU award cycle 2011-2013, the company’s TSR was compared to the TSR of companies within the S&P 500. For subsequent CIU award cycles, the comparison is to the company’s peer group. The application of the TSR Modifier links the CIU payout to stockholder return versus the comparator group of companies. TSR Modifier cannot be positive if there is a negative TSR over the three-year cycle
			3-year performance period cycle thereby promoting retention	• •	Performance-based compensation measured on enterprise-wide metrics Up to a maximum in any one year of $8,000,000 per NEO granted under the KEIP	•	Cash
Performance Stock Units (PSUs) (0% in 2013; 70% in 2014)
• •	Achievement of pre-determined long-term objectives and annual objectives established in the first quarter of the first year and the first quarter of each year, respectively, of the three year cycle
Change in company’s stock price compared to peer group starting in 2014	• •	Shares vested dependent on achievement of long-term objectives aligning pay to performance
			The resulting number of shares vested is modified by up to +/-25% based on 3-year cumulative TSR as compared to 3-year cumulative TSR of our peer group, further linking compensation to stockholder return. TSR Modifier cannot be positive if there is a negative TSR over the three-year cycle	• •	Performance-based compensation measured on enterprise-wide metrics Up to a maximum of 1,200,000 shares including RSUs per NEO in any plan year granted under the 2013 Stock Plan	•	Equity
		•	3-year performance period cycle thereby promoting retention
42

COMPENSATION DISCUSSION AND ANALYSIS

			How it Aligns		Fixed or		Cash or
	What it Rewards		With Our Principles		Performance-Based		Equity
Performance-Based Restricted Stock Units (RSUs) (40% in 2013; 30% in 2014)
• •	Achievement of a pre-determined performance objective established at the time of grant Company stock value	• • •	Vesting dependent on achievement of a pre-determined performance objective aligning pay to performance
3-year pro-rata vesting beginning 2014 thereby promoting retention for executives; 4-year pro-rata vesting in 2013
Award value linked to company’s stock price	• •	Performance-based compensation measured on a threshold financial target for IRC 162(m) purposes
					Up to a maximum of 1,200,000 shares including performance stock units per NEO, in any plan year granted under the 2013 Stock Plan	•	Equity
Long-term Incentives

Market Stock Units (granted only in 2012)
• •	Achievement of a pre-determined performance objective established at the time of grant Company stock value	• • •	Vesting dependent on achievement of a pre-determined performance objective aligning pay to performance and on formula based on TSR over the three-year cycle
3-year cliff vesting thereby promoting retention
Award value linked to company’s stock price	• •	Performance-based compensation measured on a threshold financial metric for IRC 162(m) purposes
					Up to a maximum number of shares per NEO (600,000 in 2012), including grants of RSUs, in any plan year granted under the 2007 Stock Plan	•	Equity
Periodic Off-cycle Long-term Awards
•	The Committee may also grant other long-term incentive awards in unique circumstances where needed for attracting, retaining or motivating executive talent	•	All long-term incentives are subject to a “clawback” (See “Clawback Policy” on page 53 of this proxy statement)	•	Depends on award granted	•	Cash or Equity

We also provide certain other benefits for our NEOs, including retirement benefits and deferred compensation plans. For additional information, please see “Other Indirect Compensation” on page 48 of this proxy statement.

2013 Compensation

Overview

In February 2013, the Committee implemented changes to the compensation program in response to feedback received from the company’s stockholders. These changes ensured a stronger link between company financial performance and executive compensation and will be reflected beginning with the February 2014 payouts.

Base Salary

In February 2013, based on the business results for 2012, the Committee and the independent directors froze the base salaries for the CEO and the NEOs. The company also imposed a freeze on the base salaries of the broad-based employee population.

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COMPENSATION DISCUSSION AND ANALYSIS

Annual Incentives

NEOs are eligible for annual incentives under the KEIP primarily for achieving challenging enterprise-wide financial objectives established at the beginning of each year. Individual performance and its impact on financial, strategic, unit or individual objectives may be considered.

2013 Annual Incentive Objectives and Metrics

In 2013, 100% of the annual incentive was based on financial objectives which are shown in the chart below. The chart also shows the threshold, target, and maximum ranges.

Financial Objectives	Weighting	Threshold	Target	Maximum
Adjusted Earnings Before Interest and Taxes(1)	35%	$673 million	$727 million	$779 million

Revenue Growth(1)	25%	–1.2%	0.6%	2.8%

Adjusted Free Cash Flow(1)	40%	$573 million	$623 million	$673 million

(1)	Adjusted earnings before interest and taxes, Revenue growth and Adjusted free cash flow are non-GAAP measures. For a reconciliation and additional information, please see “Accounting Items and Reconciliation of GAAP to Non-GAAP Measures” on page 55 of this proxy statement. Threshold, target and maximum amounts have been restated to exclude PBMS, IMS, and Nordic furniture.

We believe that together these financial objectives effectively measure how well our business is performing on a short-term basis and thus represent appropriate metrics upon which to base annual incentive awards. In 2012 our stockholders expressed concern regarding duplicative financial metrics in our short and long-term compensation programs. In response to that concern, we replaced the earnings per share metric with an Adjusted earnings before interest and taxes metric for the 2013 annual incentive program.

•	Adjusted EBIT is a stronger measure for annual incentive compensation because it more directly reflects current profitability and performance.

•	Revenue growth is an appropriate measure because it indicates whether our business is expanding.

•	Adjusted free cash flow is an appropriate measure of the company’s ability to pursue discretionary opportunities that enhance stockholder value.

Each of these metrics exclude the impact of certain special items, both positive and negative, which could mask the underlying trend or performance within a business.

We set the targets for the Adjusted earnings before interest and taxes and Adjusted free cash flow financial objectives at approximately the midpoint of our guidance provided to stockholders and the financial community at the beginning of 2013. We set the target for 2013 revenue at the lower end of guidance because we believed achieving that goal would be challenging in light of continuing uncertainties in the core business environment and the transformational changes being made inside the company. The only revision to targets during the course of the year reflected the revision to guidance announced as a result of the sale of PBMS, IMS and our Nordic furniture business. We believe that the 2013 financial objectives at each level (threshold, target and maximum) accurately balance difficulty of attainment of the level with the related payout. In 2013, we increased the weighting of the financial metrics to be 100%, from 70%, of the annual incentive design. This demonstrates our commit-

ment to place more rigor in the payouts and reflects stockholder feedback. While strategic metrics did not play a primary role in the annual incentive design, we included these important goals as a zero to 10% modifier to the ultimate payout. Strategic goals are targets that are important to the successful operation of the enterprise above and beyond financial goals. The strategic goals for 2013 included improving client satisfaction and implementing a culture change throughout the organization. These important strategic goals are the foundation for our future business success. Depending on the achievement of the strategic goals, the annual incentive multiplier may be increased by 0% to 10%.

Funding of the Annual Incentive Pool and 2013 Actual Payout

Funding of the annual incentive pool begins with the sum of the annual incentive targets of eligible Pitney Bowes Incentive Plan (PBIP) participants. For more information on setting the target see “Assessing Competitive Practice” on page 51. After the close of the calendar year, the Committee determines the company’s achievement of the overall financial results against each metric (see above) and approves a multiplier to be applied to the sum of the annual incentive targets. For NEOs, executive officers, unit presidents and staff vice presidents the annual incentive is only paid if the company achieves its IRC 162(m) threshold target of $276,086,000 in income from continuing operations, excluding certain special events. (See “Treatment of Special Events” beginning on page 55 of this proxy statement.) This IRC 162(m) target is an additional target intended to ensure tax deductibility of compensation paid. Actual 2013 Adjusted income from continuing operations, excluding all special events, was $380,668,000. The IRC 162(m) threshold target income from continuing operations was restated to exclude the PBMS, IMS and Nordic furniture businesses sold.

The chart below shows actual financial results and the payout as compared to target.

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COMPENSATION DISCUSSION AND ANALYSIS

Objectives	Target Weighting	Actual Result	Actual Payout as a % of Target
Financial Objectives:
Adjusted Earnings Before	35%	$714 million	32.4%
Interest and Taxes(1)
Revenue Growth(1)	25%	(-0.8%)	19.0%
Adjusted Free Cash Flow(1)	40%	$655 million	49.0%
Total	100%	n/a	100.5%

(1)	Adjusted EBIT, Revenue growth and Adjusted free cash flow are non-GAAP measures. For a reconciliation and additional information on the adjustments, please see “Accounting Items and Reconciliation of GAAP to Non-GAAP Measures” beginning on page 55 of this proxy statement.

The Committee compared the 2013 performance against the financial targets and approved a 2013 annual incentive multiplier of 100.5%. Next the Committee assessed the predetermined strategic goals for 2013 which included improving client satisfaction and implementing a culture change throughout the organization.

•	With respect to the client satisfaction goal, the Committee noted that the company successfully implemented the Net Promoter Score (NPS) universal metric across four key business units, established a baseline metric and a monthly management process. The Committee also noted that the company showed improvement among four core relationship drivers - sales support, products and services, customer support and customer communications - within those business units. The client satisfaction threshold, target, and maximum objectives were to achieve a 3%, 5% or 10% improvement in these four core relationship drivers in reducing the gap to goal. The company ultimately achieved a 9% improvement in closing the gap to goal among these relationship drivers, which was slightly below the maximum achievement of 10%.
•	In considering the culture metric, the Committee noted that the company far exceeded the maximum objective of achieving 2% improvement in each of the company’s core principles of Client Centricity, Accountability, One Team, Sense of Urgency, and Shared Vision, plus almost achieved the maximum 6% improvement in employee engagement by ending with a 5% improvement in that metric.

Noting the significant progress made in addressing client satisfaction across the four key business units and achieving outstanding results in implementing a culture change throughout the organization, the Committee, and independent board members with respect to the CEO, added a 9% strategic modifier resulting in a final annual incentive multiplier of 109.5%.

Based on the above analysis, Mr. Lautenbach made recommendations to the Committee for his direct reports. The Committee considered those recommendations and the actual performance against objectives as shown, resulting in the annual incentive awards to our NEOs as follows:

Executive	Target Award	Payout	Payout Percent to Target
Marc B. Lautenbach	$1,105,000	$1,209,975	109.5%
Michael Monahan	$462,720	$506,678	109.5%
Abby F. Kohnstamm(1)	$241,797	$264,768	109.5%
Daniel J. Goldstein	$286,440	$313,652	109.5%
Mark F. Wright	$300,000	$328,500	109.5%
Leslie Abi-Karam	$444,320	N/A	N/A
Vicki A. O’Meara	$419,200	N/A	N/A

(1)	Ms. Kohnstamm’s annual incentive is prorated based on her June 17, 2013 start date.
45

COMPENSATION DISCUSSION AND ANALYSIS

Long-term Incentives

Long-term incentives link the NEOs’ long-term rewards to our long-term financial performance and our stock price performance. We also pay long-term incentives in order to be competitive in the markets in which we operate and in order to attract and retain high-performing executives. In 2013, the long-term incentive mix consisted of 60% CIUs and 40% RSUs.

Cash Incentive Units (CIUs)

CIUs are long-term cash awards granted annually with three year performance and vesting cycles. The vesting of long-term incentive awards are generally subject to achieving an initial financial threshold target established for purposes of IRC 162(m). At any given time there are three cycles outstanding. NEOs are awarded CIUs with payouts based on achieving challenging enterprise-wide financial objectives established at the beginning of each individual year of the three-year cycle. If the threshold level of performance is not met for a calendar year for both of these goals, one-third of the award value will be forfeited. Beginning with the 2014 – 2016 cycle, we have eliminated this component of LTI compensation and replaced it with Performance Stock Units, discussed below.

The Committee believes that Adjusted earnings per share and Adjusted free cash flow are important indicators of our long-term viability and performance and thus appropriate metrics upon which to base long-term incentive awards. Adjusted earnings per share is an appropriate measure of long-term profitability, and a strong Adjusted free cash flow provides us with the resources we need to reposition and pursue new growth opportunities.

The Committee generally sets the financial targets at the midpoint of the guidance we provide to stockholders and the financial community at the beginning of each year. Subsequent revisions of guidance during the course of the year do not affect the targets set at the beginning of a year. Before finalizing payouts, the Committee compares the company’s cumulative three-year TSR to a cumulative three-year TSR of the company’s peer group. The Committee believes it sets the 2013 objectives with the appropriate level of difficulty and stretch for each target.

CIU Objectives and Metrics

The 2011 – 2013 financial objectives, each weighted at 50%, are stated below:

2011 – 2013 LTI Adjusted Earnings Per Share(1)	Threshold	Target	Maximum
2011	$1.78	$2.23	$2.27
2012	$1.72	$2.15	$2.19
2013	$1.53	$1.71	$1.88

2011 – 2013 LTI Adjusted Free Cash Flow(1)	Threshold	Target	Maximum
2011	$729	$819	$850
2012	$684	$760	$790
2013	$573	$623	$673
(1)	Adjusted earnings per share and Adjusted free cash flow (in millions) are non-GAAP measures. For a reconciliation and additional information on the adjustments, please see “Accounting Items and Reconciliation of GAAP to non-GAAP Measures” beginning on page 55 of this proxy statement.

2013 Funding of the Cash Incentive Unit Pool and Actual Payout

For the 2011 – 2013 CIU cycle, the unit value at target is $1.00. The CIU value range is between $0 and $1.80 based upon the achievement of the pre-determined financial objectives described above, each weighted at 50%. The Committee modifies the resulting unit value by up to +/– 25% based on our TSR as compared to the TSR of companies within the S&P 500, therefore linking payout to our relative TSR.

For NEOs, executive officers, unit presidents and staff vice presidents the 2011 – 2013 CIU cycle is only paid if the company achieves an IRC 162(m) threshold target of average income from continuing operations over the cycle of $298,086,000, excluding certain special events. (See “Treatment of Special Events” beginning on page 55 of this proxy statement.) Adjusted average annual income from continuing operations for the 2011 – 2013 CIU cycle exceeded the threshold and was $426,332,000. The IRC 162(m) threshold target for income from continuing operations on the 2011 – 2013 period was restated to exclude PBMS, IMS and Nordic furniture.

46

COMPENSATION DISCUSSION AND ANALYSIS

The chart below shows actual results as compared to target before and after applying the TSR Modifier for the 2011 – 2013 cycle.

		Metric		Final
Objectives	Actual Result	Payout Value	TSR Modifier	Payout Value
2011 – 2013 LTI Adjusted
Earnings Per Share(1)
2011	$2.70	$0.30	(25%)	$0.23
2012	$2.16	$0.20	(25%)	$0.15
2013	$1.88	$0.33	25%	$0.41
2011 – 2013 LTI Adjusted
Free Cash Flow(1)
2011	$994 million	$0.30	(25%)	$0.23
2012	$767 million	$0.20	(25%)	$0.15
2013	$655 million	$0.27	25%	$0.34
Total		$1.60		$1.50

1)	Adjusted earnings per share and Adjusted free cash flow are non-GAAP measures. For a reconciliation and additional information on the adjustments, please see “Accounting Items and Reconciliation of GAAP to Non-GAAP Measures” beginning on page 55 of this proxy statement. The sum of the Adjusted earnings per share and Adjusted free cash flow may not equal the totals due to rounding.

The TSR Modifier in aggregate decreased the CIU pay-out level for the 2011 – 2013 cycle by 6%.

The CIU payout in February 2014, for 2011-2013 cycle, was $1.50. This compares to the 2010-2012 cycle pay-out which was $0.74, after the Committee applied negative discretion.

Performance-Based Restricted Stock Units

An annual grant of performance-based restricted stock units (RSUs) is made during the first quarter of the year.

For NEOs, executive officers, unit presidents and staff vice presidents, no performance-based restricted stock units (RSUs) will vest unless the company achieves its IRC 162(m) threshold target of $276,086,000 income from continuing operations, excluding certain special events. (See “Treatment of Special Events” beginning page 55 of this proxy statement.) Actual 2013 Adjusted income from continuing operations, excluding all special events, was $380,668,000, which exceeded the target. The IRC 162(m) threshold targets for income from continuing operations and actual 2013 income from continuing operations were restated to exclude PBMS, IMS and Nordic furniture.

The 2013 award vests in four equal installments commencing on the first anniversary of the grant date if the executive is still employed on the vesting date. If the initial threshold had not been achieved, the performance-based RSUs granted in 2013 would have been forfeited.

Performance-Based Market Stock Units

Performance-based market stock units (MSUs) were granted to executive officers, including NEOs, in February 2012 for the first and only time. The number of MSUs that can vest is capped at 200% of the number of MSUs originally granted. A minimum number of shares, comprising 50% of the award, will vest at the end of the three-year performance period.

Because the IRC 162 (m) threshold target was achieved, the 2012 award will vest on the third anniversary of the grant date. The number of performance-based MSUs that will vest at that time is contingent on our TSR over the vesting period and the executives’ continued employment until the vesting date. The vesting percentage is determined by multiplying the number of units by a fraction, the numerator of which is the Pitney Bowes ending stock price1 plus cumulative dividends paid on outstanding company stock during the vesting period, and the denominator, of which is the Pitney Bowes beginning stock price.2

In 2013, the Committee determined that MSUs would no longer be a part of the company’s executive compensation structure.

(1)	Pitney Bowes ending stock price is the average of the closing price of company stock for the 20 trading days ending on the last day of the month prior to the vesting date.

(2)	Pitney Bowes beginning stock price is the average of the closing price of company stock for the 20 trading days ending with the grant date.

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COMPENSATION DISCUSSION AND ANALYSIS

Periodic Off-Cycle Long-Term Awards

In special circumstances, the Committee, or in the case of the CEO, the independent board members, may determine that it is appropriate to make additional long-term award grants to executives during the course of the year. In February 2013, the independent board members awarded the second and final tranche of premium-priced stock options promised to Mr. Lautenbach upon commencement of his employment in December 2012. These options were awarded at a 160% premium to the award date stock price. In July 2013, the Committee awarded a one-time grant of 400,000 premium-priced stock options, with a premium ranging from 115% to 160% of the award date stock price, to Mr. Monahan for retention purposes.

See details of the grants for Mr. Lautenbach and Mr. Monahan in the “Grants of Plan-Based Awards in 2013” table on page 59 of this proxy statement.

2014 LTI Design Mix

In November 2013, reflecting the tenor of comments made by stockholders, the Committee changed the design mix for the 2014 LTI awards to 100% equity to further align long-term incentives with long-term stockholder interests. The 2014 LTI design mix will be 70%

performance stock units (PSUs) and 30% performance-based RSUs, both paid in stock. The long-term executive compensation structure will be entirely impacted by changes in company stock price.

PSUs, which the Committee decided will be granted in place of CIUs beginning in 2014, have many of the same features as the previously granted CIUs, except that the PSUs are based on and settled in stock instead of cash. The new LTI mix of 100% equity further aligns the LTI program with market best practices. In addition, the vesting period for the RSUs was changed from four years to three years.

Because PSUs are equity-based and CIUs are cash-based, beginning in 2014, the Summary Compensation Table will reflect for reporting purposes only a “bunching” of award values. The outstanding and previously granted cash-based CIU awards will continue to be reflected as required under SEC rules when paid, but the equity denominated PSUs are required to be reported when granted. The result will look like the total value of LTI has increased when in fact it only reflects the different timing of when cash versus equity is reported. Since outstanding and previously awarded CIU awards will continue to vest through 2016, this “bunching” effect will continue through 2016.

Other Indirect Compensation

Retirement Compensation

In the United States, retirement benefits include:

•	Qualified and nonqualified restoration pension plans for employees hired prior to January 1, 2005.

•	Qualified and nonqualified restoration 401(k) plans with company matching contributions up to 4% of eligible compensation and 2% company core contribution for those not eligible for the Pension Plan.

Nonqualified restoration plans (pension and 401(k)) are based on the same formulas as are used under the qualified plans and make up for benefits that otherwise would be unavailable due to limitations set forth under the Internal Revenue Code of 1986, as amended (IRC). Restoration plans are available to employees including the NEOs.

Nonqualified plans are unfunded obligations of the company subject to claims by our creditors. The 401(k) Restoration Plan:

•	is adjusted on the basis of notional investment returns of publicly-available mutual fund investments; and

•	does not receive any above-market earnings.

The Pension Restoration Plan applies the same standard actuarial rules as are applied under the qualified Pension Plan.

Effective April 1, 2013, the board of directors approved the freezing of all future Pension Plan benefit accruals for employees with fewer than 16 years of service as of

March 31, 2013. Employees with 16 or more years of service on March 31, 2013 will continue to accrue pension benefits through December 31, 2014, after which date no further benefits will accrue under the Pension Plan. Similar amendments were adopted with respect to the Pension Restoration Plan. At the same time, the board of directors amended the 401(k) Plan, effective April 1, 2013, to provide eligibility to participate in the 2% employer core contribution to those employees who will no longer accrue benefits under the Pension Plan. The 2% employer core contribution has been in effect since 2005 when the Pension Plan was closed to employees hired after December 31, 2004.

For additional information, please see the narrative accompanying the “Pension Benefits as of December 31, 2013” table on page 65 and the narrative accompanying the “Nonqualified Deferred Compensation for 2013” table on pages 66 and 67 of this proxy statement.

Other Benefits

Other benefits include:

•	Nonqualified Deferred Incentive Savings Plan:

º	Provides a savings vehicle in a tax efficient manner

º	Provides certain executives the ability to voluntarily defer payouts of annual cash incentives, CIUs and base pay into a nonqualified deferred compensation plan

•	Limited additional benefits, including, financial counseling to assist with tax law compliance and

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COMPENSATION DISCUSSION AND ANALYSIS

to provide guidance in managing complex investment, tax, legal and estate matters; up to a maximum of $7,500 per year

•	Relocation assistance for executives asked to move to a new work location facilitates the place-

ment of the right person in the job and aids in developing talent

•	Executive physical

•	Spousal travel

Process for Determining Named Executive Officer Compensation

Committee

The Committee is responsible for reviewing the performance of and approving compensation awarded to our executive officers, other than the CEO. The independent board members, with the input of the Committee, annually set the CEO’s individual target compensation, review his performance and determine his compensation payout in the context of the established objectives, the actual performance against those objectives and the TSR. In addition, the Committee may exercise negative discretion in its sole determination. The Committee works closely with its independent consultant, Pay Governance LLC, and management to examine various pay and performance matters throughout the year.

Independent Compensation Consultant

The Committee hired Pay Governance as its independent compensation consultant in June, 2012. The Committee considers advice and information from its independent compensation consultant in determining the compensation for the CEO and the other NEOs. The consultant advises on a range of matters, including peer group composition and plan design. The consultant regularly attends the Committee meetings. The consultant does not perform other services for the company. We incurred $145,396 in fees for Pay Governance for services performed for the Committee during 2013. The Committee considered the following six factors and determined there was no conflict in the engagement of Pay Governance and that Pay Governance is independent: i) the provision of other services to the company by Pay Governance; (ii) the amount of fees received from the company by Pay Governance, as a percentage of the total revenue of Pay Governance; (iii) the policies and procedures of Pay Governance that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Pay Governance consultant with a member of the Committee; (v) any company stock owned by the Pay Governance consultants; and (vi) any business or personal relationship of the Pay Governance consultant or Pay Governance with any of the company’s executive officers. The Committee has the sole authority to hire and terminate its consultant.

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COMPENSATION DISCUSSION AND ANALYSIS

Determining Compensation—The Decision Process

At the beginning of each year our CEO, on behalf of senior management, recommends to the Committee financial objectives for the incentive plans based on the financial objectives set by the board of directors. The Committee and the independent directors review the recommendations of management particularly with respect to the appropriateness and rigor of the objectives and approve the final annual and long term objectives.

After reviewing benchmarking data presented by external consultants, our CEO and Executive Vice President and Chief Human Resources Officer recommend compensation target levels for total direct compensation as well as the annual and long-term incentive compensation for executive officers, including the NEOs, other than the CEO. The Committee reviews management’s recommendations and determines the appropriate financial objectives, base salary and the target levels of annual and long-term incentive compensation. The Committee also recommends for approval by the independent board members the CEO’s base salary and annual and long-term incentive target levels. Generally at this time the Committee also approves any changes to the compensation program for the coming year.

At the end of each year, each NEO completes a written self-assessment of his or her performance against his or her objectives. The CEO evaluates the performance of his executive officer direct reports and recommends incentive compensation actions other than for himself to the Committee. The Committee recommends to the independent board members an individual rating for the CEO. The Committee reviews the financial accomplishments of the company, taking into account predetermined objectives for the preceding year, and determines actual base salary increases as well as the annual and long-term incentive compensation for the NEOs and recommends for approval by the independent board members the CEO’s compensation. The actual payout levels for annual incentive compensation are based upon the com-

pany’s performance against the predetermined financial objectives and other criteria, as discussed in further detail under “Annual Incentives” beginning on page 44. For long-term incentive compensation, the recommendation to the Committee for payout levels is based on pre-determined financial objectives and a TSR Modifier, as discussed in further detail under “Long-term Incentives” beginning on page 46 of this proxy statement.

To assist in this process, the Committee also reviews tally sheets the Human Resources department prepares to evaluate the individual components and the total mix of compensation. The tally sheets show the dollar amount of each of the components of each executive officer’s compensation, summarizing the total compensation opportunity, including the executive’s fixed and variable compensation, perquisites and potential payments upon termination or Change of Control. In addition, the tally sheets include a summary of historical compensation. These tally sheets aid the Committee in analyzing the individual compensation components as well as the compensation mix and weighting of the components within the total compensation package.

To evaluate whether each NEO’s compensation package is competitive with the marketplace, the Committee, and with respect to the CEO, the independent board members, also reviews each executive’s total direct compensation against market data during the benchmarking process as more fully described in “Assessing Competitive Practice” below. Based on the structure of our current management team, the Committee and the board strive to ensure that the relationship between the compensation paid to the CEO and the second highest paid NEO are within acceptable market norms, subject to considerations such as performance, the market median compensation of the respective positions, contributions to the company and experience that may lead to deviations from market relationships.

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COMPENSATION DISCUSSION AND ANALYSIS

Assessing Competitive Practice

To evaluate whether Pitney Bowes’ executive compensation is competitive in the marketplace, the Committee annually compares each executive’s total direct compensation (base salary, annual incentive and long-term incentives) against two independent reports with a view towards determining the optimal mix and level of compensation, the Towers Watson Regressed Compensation Report (Towers Watson Report), and the Radford High-Tech Industry Survey Report (Radford Report). We then review the targets and actual payouts against publicly available data from our peer group to evaluate ongoing compensation opportunity and competitiveness. Finally, the Committee’s independent compensation consultant reviews the data presented to the Committee, before the Committee establishes the target total direct compensation structure. The Committee sets compensation targets on the assumption that specific incentive award performance objectives are achieved at their target level. The Towers Watson data is regressed for corporate revenue of approximately $4.0 billion for corporate leaders and actual regressed revenue for business unit leaders. The Radford Report bases its analysis on applicable revenue ranges as they pertain to various roles. The Committee believes using the Towers Watson Report regressed revenue scope and the revenue ranges in the Radford Report more accurately reflect market competitiveness against outside companies. However, the exact number of companies included in the data for each executive position may vary depending on the structure of the applicable company and whether the company submitted the relevant data. The Towers Watson Report is a sub-section of the 2013 US CDB General Industry Executive Database. The Radford Report is derived from a database of survey results from high-tech companies.

This market data provides important reference points for the Committee but is not the sole basis for determining appropriate compensation design, compensation targets, or individual pay levels. Use of comparative industry data and outside surveys only serves to indicate to the Committee whether those decisions are in line with industry in general and our peer group in particular. The Committee believes that the comparative industry data used from the Towers Watson Report, the Radford Report and the peer group are consistent with our compensation philosophy. In addition, compensation targets and individual pay levels may vary from the median for various reasons, including:

•	the value of the total rewards package;

•	program design and strategic considerations;

•	affordability;

•	changing competitive conditions;

•	program transition considerations;

•	the definition and scope of the executive’s role;

•	the executive’s individual contributions to the company; or

•	succession or retention considerations.

In making its determination that the Pitney Bowes compensation package is appropriate and competitive, the

Committee takes the following actions. The Committee first references for each NEO the median of the data presented in the Towers Watson and Radford Reports in determining target base salary, target total cash compensation and target total direct compensation. However, in making its final determination on any one position, the Committee will also take into account unique skill sets presented by the employee in high-growth areas targeted by the company. In addition, as a supplement to the Towers Watson and Radford information, the Committee asks Pay Governance to perform its analysis and provide its opinion on the specific compensation program design. The Committee and the board also consider the burn rate with respect to the equity awards when deciding how much of the total direct compensation package should be composed of equity-based awards. Burn rate is the total equity awarded in a fiscal year divided by the total common stock outstanding at the beginning of the year. Our three-year average burn rate of 1.00% for the time period from 2011 to 2013 is below the median burn rate of 1.72% for S&P 1500 companies in fiscal year 2012 (source: Equilar 2013 Equity Trends Report).

Next, the Committee annually reviews our relative performance, compensation targets and actual payouts against the relative performance and compensation of the peer group listed below.

Based on this rigorous review, the Committee has determined that the Pitney Bowes total compensation package for 2013 is appropriate and competitive considering all the factors outlined above.

PEER GROUP

Although we do not have a single completely overlapping competitor due to the unique mix of our business, we use a peer group of companies similar in size and complexity to benchmark our executive compensation against. In 2013, the Committee changed the composition of the peer group to reflect the sale of Pitney Bowes Management Services (PBMS) and the company’s enhanced focus on software and technology. Pay Governance and the Committee designed our peer group so the Committee could analyze compensation packages, including compensation mix and other benefits, within the competitive market to attract and retain the talent and skill required to lead our business. This peer group consists of services, industrial and technology companies. When evaluating the appropriateness of the peer group, the Committee considered factors such as revenue, net income, market capitalization, number of employees, and complexity of the business to ensure a reasonable balance in terms of company size and an adequate number of peers. The Committee also considered feedback received from stockholders. The new peer group consists of companies with revenues between $2.7 billion and $22.3 billion, and market capitalization between $1.5 billion and $16.4 billion.

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COMPENSATION DISCUSSION AND ANALYSIS

Based upon these considerations, the Committee eliminated the following companies from the prior peer group:

•	Agilent Technologies

•	Avery Dennison

The Committee eliminated Agilent Technologies because of its primary focus on bioanalytical solutions, a business that does not closely reflect our portfolio. The Committee removed Avery Dennison to reflect our emphasized focus on technology and software following the sale of PBMS.

The Committee added the following companies to the peer group:

•	EchoStar Corp.

•	Fidelity National Information Services, Inc.

•	The Western Union Co.

The Committee added EchoStar Corp. since it is an appropriately-sized equipment manufacturing business, Fidelity National Information Services, Inc. because of its focus on data processing solutions and services, similar to the geocoding and address processing services we provide to our clients and the Western Union Co. because of its focus on financial transactions as well as data processing and outsourcing services, which are similar to our leasing, banking and processing services functions. The Committee decided to continue to include Xerox in our peer group despite the revenue size difference because the Committee considers it our closest direct peer in the office equipment space and it also is undergoing a similar transformation in its core business.

	Peer Group

	Fiscal 2013	12/31/2013
	Revenue	Market Capitalization	Total Stockholder Return
Company Name	($ millions)	($ millions)	1-Year	3-Year	5-Year
Alliance Data Systems Corporation	4,150	12,808	82%	55%	41%
Diebold, Incorporated	2,886	2,107	12%	5%	7%
DST Systems Inc.	2,650	3,827	52%	29%	20%
EchoStar Corp.	3,261	4,494	45%	26%	27%
Fidelity National Information Services, Inc.	5,992	15,628	57%	27%	29%
Fiserv, Inc.	4,742	15,231	49%	26%	27%
Harris Corporation	5,042	7,461	47%	19%	17%
Iron Mountain Inc.	3,016	5,803	1%	15%	9%
Lexmark International Inc.	3,629	2,206	59%	4%	8%
NCR Corp.	6,095	5,668	34%	30%	19%
R.R. Donnelley & Sons Company	10,385	3,686	144%	13%	16%
Rockwell Automation Inc.	6,352	16,401	44%	21%	33%
Unisys Corporation	3,440	1,474	94%	9%	32%
The Western Union Company	5,545	9,526	31%	0%	6%
Xerox Corporation	22,282	14,895	83%	4%	11%

25th Percentile	3,350	3,756	39%	7%	10%
Median	4,742	5,803	49%	19%	19%
75th Percentile	6,044	13,852	71%	27%	28%

Pitney Bowes Inc.	4,843	4,706	132%	7%	6%
PBI Percent Rank	52%	37%	98%	25%	Lowest
Source: Capital I.Q.
52

COMPENSATION DISCUSSION AND ANALYSIS

Other Policies and Guidelines

Clawback Policy

The company’s executive compensation programs include a “clawback” feature, allowing the board of directors to adjust, recoup or require the forfeiture of any awards made or paid under any stock plan or the KEIP under the following circumstances:

•	to any executive officer, including NEOs, in the event of any financial restatement due to a misrepresentation of the financial statements of the company. This applies to vesting or to payments made or paid during the 36-month period prior to the financial restatement; or

•	to any employee, including NEOs, whom the board of directors reasonably believes engaged in gross misconduct or breached any provisions in their Proprietary Interest Protection Agreement, which generally provides for confidentiality, and non-competition and non-solicitation of employees and customers for one year following termination of employment.

No Agreements with Executives

We have not entered into fixed term employment agreements with any of our NEOs, including the CEO. Therefore, such officers are “at will” employees.

No Pledging, Hedging and Other Short-term Speculative Trading

We have policies prohibiting both the pledging and hedging of our stock. Neither the board of directors nor management-level employees may pledge or transfer for value Pitney Bowes securities, engage in short-term speculative (“in and out”) trading in Pitney Bowes securities, or participate in hedging and other derivative transactions, including short sales, “put” or “call” options, swaps, collars or similar derivative transactions, with respect to Pitney Bowes securities (other than transactions in employee stock options).

Executive Stock Ownership Policy

We maintain an executive stock ownership policy that encourages executives to think as owners and to own substantial amounts of company stock to more closely align our key executives’ interests with the long-term interests of our stockholders.

In 2013, the Committee once again reviewed the executive stock ownership policy using external benchmarks. Although the benchmarks indicated that the prior stock ownership policy was predominantly in line with market best practices, the Committee made changes to the company’s executive stock ownership policy. The Committee adopted the changes to further emphasize its expectation that its executives think like owners, own substantial amounts of company stock and more closely align their interests with long-term stockholders.

Although the multiple of base salary ownership requirement for the CEO and other executive officers will remain at 5X and 2X, respectively, unvested RSU and option awards will no longer count toward the ownership requirement. Instead, only shares owned outright, shares held in a trust and shares owned in a deferred compensation plan will be counted toward the requirement. In addition, the Committee approved expanding the policy to include unit presidents and staff vice presidents at a 1X multiple of base salary.

Title	Multiple of Base Salary
Chief Executive Officer	5X
Other Executive Officers	2X
Unit Presidents and Staff Vice
Presidents	1X

We calculate the number of shares targeted for retention by multiplying an executive’s annual base salary times the multiple of salary required and dividing by the average closing price of our common stock on the last trading day of each of the prior two years.

The guidelines provide that the CEO and other executive officers have five years to achieve the required ownership levels from the date of the first award following the time they become covered by this policy.

Until the CEO and other executive officers meet the required ownership levels, that executive is required to hold at least 75% of their “net profit shares” in the first five years, and 100% of the “net profit shares” thereafter. Unit Presidents and Staff Vice Presidents must hold at least 50% of their “net profit shares” until the multiple is met. Net profit shares are, with respect to stock options, the shares remaining after payment of the option exercise price and taxes owed upon exercise and, with respect to vested performance-based RSUs, PSUs and restricted stock, the shares that remain after the payment of applicable taxes. As long as the multiple of salary requirement is met, an executive may sell shares acquired previously in the market as well as shares acquired through the exercise of stock options or the vesting of equity awards.

53

COMPENSATION DISCUSSION AND ANALYSIS

Change of Control

We believe that the cash payments and benefit levels provided to our executives following a Change of Control transaction are consistent with current market practice for companies of our size. Our Change of Control arrangements are intended to encourage those executives most closely connected to a potential Change of Control to act more objectively, and therefore, in the best interests of our stockholders, despite the fact that such a transaction could result in the executives’ termination. Our Change of Control protections also encourage executives to remain with the company until the completion of the transaction to enable a successful transition. Except for equity awards made under our now superseded 2002 Stock Plan, accelerated vesting of equity awards and Change of Control severance payments occur only when an employee is terminated without cause or when an employee voluntarily terminates for good reason (such as a reduction in position, pay or other constructive termination event) within two years following a Change of Control (a “double trigger” payment mechanism). The Change of Control, by itself, does not cause severance payments or accelerated vesting of equity awards except for those under the 2002 Stock Plan.

In 2012, the board eliminated the excise tax gross-up provision of the policy which previously allowed the reimbursement of any excise taxes imposed by Section 4999 of the IRC in the event that 110% of the safe-harbor amount was exceeded.

In February 2013, based on competitive data and stockholder feedback and continuing our practice of exercising good pay governance, the board amended the Change of Control benefit payable to the executive offi-

cers, including NEOs, under the Senior Executive Severance Policy (SESP) to two times the sum of the participant’s current annual salary and the participant’s average annual incentive award in the preceding three years from the prior three times of annual salary and incentive award.

During Mr. Lautenbach’s first 18 months of employment, if a Change of Control were to occur, he would receive severance benefits under the SESP equal to (a) 1.5 times his then current base salary and (b) 1.5 times his then current target bonus, payable in a lump sum. All other severance benefits under the SESP are the same as other senior executives covered by the policy.

The board of directors also approved a change in the definition of Change of Control dealing with the acquisition of company shares. Under the new definition, a Change of Control would occur if there is an acquisition of 30% (previously 20%) or more of our common stock or 30% (previously 20%) or more of the combined voting power of our voting securities by an individual, entity or group.

Our Change of Control arrangements fit into our overall compensation objectives because they are aligned with our goal of providing a compensation package sufficiently competitive to attract and retain talent and aligned with stockholder interests. With the prior adoption of the double trigger payment mechanism applicable to both equity vesting and cash payouts and the more recent elimination of the gross-up provision, we believe the Change of Control arrangements are market leading from a corporate governance perspective.

Tax and Accounting

Our compensation programs generally satisfy the requirements for full deductibility under IRC Section 162(m) of the Code. IRC Section 162(m) denies the company a tax deduction for certain compensation in excess of $1 million paid to “covered employees” unless the compensation is qualified performance-based compensation. We generally structure our incentive compensation programs to be IRC 162(m) compliant. However, the Committee weighs the benefits of compliance with IRC Section 162(m) against the potential limitations of such compliance, and may award compensation that may not be fully deductible if it determines that it is in the company’s best interest to do so. The rules and regulations promulgated under IRC 162(m) are complicated and subject to change from time to time, sometimes with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to qualify. As such, there can be no assurance that any compensation awarded or paid by the company will be fully deductible under all circumstances.

Stock options are not currently granted as part of the mix of long-term incentives, however, special awards of stock options may be granted. In those cases we value stock options based upon the Black-Scholes valuation method, consistent with the provisions of FASB Accounting Standards Codification Topic 718 (ASC 718). Key assumptions used to estimate the fair value of stock options include:

•	the volatility of our stock price;

•	the risk-free interest rate;

•	expected term; and

•	our dividend yield.

We value MSUs based upon a Monte-Carlo Simulation which is a generally accepted statistical technique used, in this instance, to simulate a range of possible future stock prices for the company. Key assumptions used to estimate the value of MSUs units include:

•	the volatility of our stock price;

•	the risk-free interest rate;

•	expected term; and

•	our dividend yield.

We believe that the valuation techniques and the approaches utilized to develop the underlying assumptions

54

 COMPENSATION DISCUSSION AND ANALYSIS

are appropriate in estimating the fair value of our stock option and MSU grants. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by employees who receive equity awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the company under ASC 718.

In determining the number of RSUs to be awarded in the mix of long-term incentives, we value RSUs based upon the closing price of our common stock on the grant date. In reporting the value of RSUs in the Summary Compensation Table, we discount the value of the RSUs for non-payment of dividends during the vesting period as required by accounting guidance under ASC 718.

For additional information on the accounting treatment for stock-based awards, see note 12 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

Treatment of Special Events

In determining performance goals and evaluating enterprise performance results, the Committee may use its discretion and judgment to ensure that management’s rewards for business performance are commensurate with their contributions to that performance while still holding management accountable for the overall results of the business. The Committee believes that the metrics for incentive compensation plans should be specific and objective. However, in exercising its negative discretion, the Committee recognizes that interpretation of the application of pre-determined metrics to results may be necessary from time to time to better reflect the operating performance of the company’s business segments and take into account certain one-time events. In adopting its philosophy in establishing metrics and compensating the management team for its actual performance, the Committee believes it to be a fairer measure to remove the impact of certain events that may distort, either positively or negatively, the actual performance of management. The chart below explains the types of events that the Committee has taken into consideration in this regard.

ACCOUNTING ITEMS AND RECONCILIATION OF GAAP TO NON-GAAP MEASURES

For 2013, the Committee determined that Adjusted earnings per share, Adjusted free cash flow, Adjusted income from continuing operations, and Adjusted earnings before interest and taxes may exclude the impact of certain special events (both positive and negative) such as restructuring charges, legal settlements and asset impairments, which materially impact the comparability of the company’s results.

The following are non-GAAP measures: Adjusted earnings per share, Adjusted free cash flow, Adjusted income from continuing operations, Adjusted earnings before interest and taxes and revenue growth.

•	Adjusted earnings per share excludes special items (as discussed above under “Treatment of Special Events”) including the impact of any accounting changes.

•	Adjusted free cash flow is cash from operations less capital expenditures, adjusted for the cash impact of special events (as discussed above under “Treatment of Special Events”).

•	Adjusted income from continuing operations excludes special events (as described under “Treatment of Special Events”) including the impact of any accounting changes.

•	Adjusted earnings before interest and taxes excludes the impact of one-time adjustments, including restructuring charges, strategic actions, capital-related initiatives, and accounting changes.

•	Revenue growth is computed as the year over year change in revenue excluding the impact of foreign currency translation.

This adjusted financial information should not be construed as an alternative to our reported results determined in accordance with Generally Accepted Accounting Principles, or GAAP. Further, our definition of this adjusted financial information may differ from similarly titled measures used by other companies. We use measures such as Adjusted earnings per share, Adjusted free cash flow, Adjusted income from continuing operations and Adjusted earnings before interest and taxes to exclude the impact of special items like restructuring charges, tax adjustments, and asset impairments, because, while these are actual income or expenses of ours, they can mask underlying trends associated with our business. Such items are often inconsistent in amount and frequency and as such, the adjustments allow a stockholder greater insight into the current underlying operating trends of the business. The use of Adjusted free cash flow provides investors insight into the amount of cash that management could have available for other discretionary uses. It adjusts GAAP cash from operations for capital expenditures, as well as special items like cash used for restructuring charges, unusual tax payments and contributions to its pension funds.

55

COMPENSATION DISCUSSION AND ANALYSIS

Pitney Bowes Inc.

Reconciliation of Reported Consolidated Results to Adjusted Measures
(Unaudited)

(Dollars in thousands, except per share data)	2013		2012(1)	2011(1)
GAAP diluted earnings per share from continuing operations, as reported	$1.49		$1.96	$2.16
Restructuring charges and asset impairments	0.29		0.06	0.44
Extinguishment of debt	0.10		—	—
Sale of leveraged lease assets	—		(0.06)	(0.13)
Tax adjustments	—		—	0.02
Diluted earnings per share from continuing operations, as adjusted(2)	$1.88		$1.96	$2.49
Adjustment for discontinued operations(3)	—		0.20	0.21
Adjusted diluted earnings per share(2)	1.88		2.16	2.70
GAAP net cash provided by operating activities, as reported	$624,824		$660,188	$948,987
Capital expenditures	(137,512)		(176,586)	(155,980)
Restructuring payments	59,520		74,718	107,002
Pension contribution	—		95,000	123,000
Tax and other payments on sale of businesses and leveraged lease assets	75,545		114,128	—
Reserve account deposits	(20,104)		1,636	35,354
Extinguishment of debt	32,639		—	—
Free cash flow, as adjusted	634,912		769,084	1,058,363
Reserve account deposits	20,104		(1,636)	(35,354)
Reclassification(4)	—		—	(28,794)
Adjusted free cash flow	$655,016		$767,448	$994,215
GAAP income from continuing operations after income taxes, as reported	$301,733		$395,684	$437,593
Restructuring charges and asset impairments, after tax	59,024		11,610	89,477
Extinguishment of debt, after tax	19,911		—	—
Sale of leveraged lease assets, after tax	—		(12,886)	(26,689)
Tax adjustments	—		—	3,539
Adjusted income from continuing operations	$380,668		$394,408	$503,920
GAAP income from continuing operations before income taxes, as reported	$403,177		$534,312	$491,486
Interest expense, net, before tax	190,364		188,386	197,266
Restructuring charges and asset impairments, before tax	84,344		17,176	118,630
Extinguishment of debt, before tax	32,639		—	—
Sale of leveraged lease, before tax	—		3,817	7,283
Earnings before interest and taxes, as adjusted	$710,524		$743,691	$814,665
Impacts of foreign currency compared to budget(5)	3,210		—	—
Adjusted earnings before interest and taxes	$713,734		$743,691	$814,665
Reported revenue growth	(1.2%	)	(5.1% )	(3.2% )
Impacts of foreign currency	0.4%		1.1%	(1.6% )
Revenue growth on a constant currency basis	(0.8%	)	(4.0% )	(4.8% )

(1)	During 2013, we sold our PBMS operations, our Nordic furniture business and our International Mail Services operations. The historical results for 2012 and 2011 have been restated to reflect the divested businesses as discontinued operations.

(2)	The sum of the earnings per share amounts may not equal the totals above due to rounding.

(3)	Represents amounts reclassified to discontinued operations related to transactions that occurred in 2013 and 2012.

(4)	GAAP net cash provided by operating activities, as reported increased by $28.8 million for the year ended December 31, 2011 due to a reclassification between net cash provided by operating activities and net cash used in investing activities.

(5)	For 2013, Adjusted earnings before taxes is translated at 2013 budget rates.

56

Executive Compensation Tables and Related Narrative

The following “Summary Compensation Table” shows all compensation earned by or paid to for Messrs. Lautenbach, Monahan, Wright, Goldstein, and Ms. Kohnstamm. Mmes. Abi-Karam and O’Meara terminated employment in 2013 but are included in the table below because they were executive officers during the course of the year with total compensation that would have placed them in the top five highest paid notwithstanding their termination of employment. The compensation shown below was paid for services performed during or with respect to 2013, 2012 and 2011. The “Summary Compensation Table” includes amounts earned and deferred during the periods covered under the Deferred Incentive Savings Plan.

The “Grants of Plan-Based Awards in 2013” table on page 59 provides additional information regarding grants made during 2013 to the NEOs.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6), (7)	Total ($)
Marc B. Lautenbach President and Chief Executive Officer
	2013	850,000	—	1,172,558	148,800	1,209,975	—	14,704	3,396,037
	2012	70,833	—	—	289,300	—	—	—	360,133

Michael Monahan Executive Vice President and Chief Financial Officer	2013	578,400	—	381,082	554,560	1,481,678	199,451	42,940	3,238,111
	2012	575,600	—	582,644	—	1,840,141	161,052	26,164	3,185,601
	2011	558,000	—	279,737	325,000	1,135,294	264,368	53,534	2,615,933

Abby F. Kohnstamm Executive Vice President and Chief Marketing Officer
	2013	303,333	400,000	379,947	—	264,768	—	200,240	1,548,288

Mark F. Wright Executive Vice President and President, Pitney Bowes Digital Commerce Solutions

	2013	356,061	350,000	450,421	—	328,500	—	4,961	1,489,943

Daniel J. Goldstein Executive Vice President and Chief Legal & Compliance Officer

	2013	477,400	—	190,546	—	726,152	—	55,282	1,449,380

Leslie Abi-Karam(8) former Executive Vice President and President, Pitney Bowes Communications Solutions
	2013	407,285	—	381,082	—	1,966,667	789,701	610,184	4,154,919
	2012	553,800	—	582,644	—	728,365	136,738	44,707	2,046,254
	2011	544,016	—	279,737	325,000	1,122,907	328,795	27,360	2,627,815

Vicki A. O’Meara(9) former Executive Vice President and President, Pitney Bowes Services Solutions
	2013	393,000	—	263,829	—	1,618,750	—	33,597	2,309,176
	2012	522,500	—	403,367	—	508,788	—	47,782	1,482,437
	2011	512,500	—	193,680	225,000	787,010	—	38,444	1,756,634

(1)	On July 15, 2013, Ms. Kohnstamm was awarded a $400,000 cash sign-on award upon her hire. On May 15, 2013, Mr. Wright was awarded a $350,000 cash sign-on award upon his hire. In both cases, the sign on bonuses will be forfeited if employment does not continue beyond the first year anniversary of the date of hire.

(2)	This column includes the value of stock awarded to NEOs during 2013, 2012 and 2011 based upon its grant date fair value, as determined in accordance with the share-based payment accounting guidance under ASC 718. Performance-based RSUs were granted to the NEOs in 2013. Details regarding the grants of performance-based RSUs can be found in the “Grants of Plan-Based Awards in 2013” table and details regarding outstanding stock awards can be found in the “Outstanding Equity Awards at 2013 Fiscal Year-End” table. For Mr. Monahan and Mmes. Abi-Karam and O’Meara, stock awarded in 2012 and 2011 was previously disclosed based upon its grant date market value and is restated to reflect the grant date fair value. Grant date fair value is the appropriate valuation of an RSU that does not pay dividends to the executive during the vesting period. If performance conditions allow for MSUs granted in 2012 to reach the 200% maximum number of shares, based on the grant date fair value, the total value of stock awarded in 2012 would be $907,640 for Mr. Monahan; $907,640 for Ms. Abi-Karam; and $628,370 for Ms. O’Meara.
57

EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE

(3)	This column includes the value of stock options awarded to NEOs during 2013, 2012 and 2011 based upon its grant date fair value, as determined in accordance with the share-based payment accounting guidance under ASC 718. Stock options awarded to Mr. Lautenbach in 2013 and 2012, and Mr. Monahan in 2013, are premium-priced options. Details regarding outstanding stock option awards can be found in the “Outstanding Equity Awards at 2013 Fiscal Year-End” table.

(4)	When considering all elements of the table above, the majority of compensation for the NEOs is at-risk and is earned based on company and executive performance against pre-determined financial objectives. This column includes annual incentive compensation earned in 2013, 2012 and 2011, and CIU payouts earned over the following award cycles: 2009–2011, 2010–2012 and 2011–2013. For Mr. Monahan, this also includes a payout in 2012 of his performance retention award made in 2010 in connection with achievement of annualized benefits from Strategic Transformation and a 2011 IRC 162(m) objective of $322,619,000. Mr. Lautenbach did not receive an annual incentive award for 2012. The 2013 annual incentive and CIU award payout amounts in this column are as follows: for Mr. Lautenbach, annual incentive of $1,209,975; for Mr. Monahan, annual incentive of $506,678, CIU of $975,000; for Ms. Kohnstamm, a prorated annual incentive of $264,768; for Mr. Wright annual incentive of $328,500; for Mr. Goldstein, annual incentive of $313,652, CIU of $412,500; for Ms. Abi-Karam, a prorated CIU of $866,667; for Ms. O’Meara, a prorated CIU of $618,750. For Mmes. Abi-Karam and O’Meara, this includes a payout in 2013 of their 2010 performance retention awards in the amounts of $1,100,000 and $1,000,000, respectively. The 2010 performance retention awards to Mr. Monahan (paid in 2012) and Abi-Karam (paid in 2013) and O’Meara (paid in 2013) were made as part of the board’s succession planning process at a time the board was assessing who would succeed our prior CEO. These awards were based on the achievement of financial objectives and continued employment through August 31, 2013. The 2013 amounts in this column include payments that were deferred at the election of the NEOs under the terms of the Pitney Bowes Deferred Incentive Savings Plan, as follows: Mr. Lautenbach deferred 5% of his annual incentive equal to $60,499.

(5)	This column shows the change in the actuarial present value of the accumulated pension benefit applicable to all eligible employees during 2013, 2012 and 2011. Mr. Lautenbach, Ms. Kohnstamm, Mr. Wright, and Ms. O’Meara do not participate in the qualified Pension Plan or the Pension Restoration Plan. Mr. Goldstein’s pension benefit decreased compared to year-end 2012 as a result of the impact of rising interest rates on the frozen pension benefit when he terminated employment in August 2008 resulting in a negative value of ($28,201), which is excluded from the sum total in accordance with SEC standards. Mr. Goldstein was not eligible to rejoin the pension plan when he was rehired in October 2010. The Pension Plan is a broad-based plan in which all employees hired prior to 2005 with certain exceptions participate.

(6)	Amounts shown for 2013 include all other compensation received by the NEOs that is not reported elsewhere. For 2013, this includes the following: for Mr. Lautenbach, the company’s actual cost for spousal travel, financial counseling, group term life insurance provided by the company in excess of $50,000, company match of $2,289 and 2% core contribution of $1,417 to Pitney Bowes 401(k) Restoration Plan credited in 2014; for Mr. Monahan, financial counseling, group term life insurance provided by the company in excess of $50,000, company match to Pitney Bowes 401(k) Plan and company match of $24,782 to Pitney Bowes 401(k) Restoration Plan credited in 2014; for Ms. Kohnstamm, group term life insurance provided by the company in excess of $50,000 and $200,000 in consulting fees; for Ms. Abi-Karam, $574,725 in severance and other related payments, financial counseling, group term life insurance provided by the company in excess of $50,000, company match to Pitney Bowes 401(k) Plan and company match of $17,466 to the Pitney Bowes 401(k) Restoration Plan credited in 2014; for Mr. Wright, financial counseling and group term life insurance provided by the company in excess of $50,000; for Mr. Goldstein, company’s actual cost for spousal travel, financial counseling, group term life insurance provided by the company in excess of $50,000, company match to Pitney Bowes 401(k) Plan, 2% core contribution to Pitney Bowes 401(k) Plan credited in 2014, company match of $16,229 and 2% core contribution to Pitney Bowes 401(k) Restoration Plan credited in 2014; for Ms. O’Meara, company’s actual cost for spousal travel, financial counseling, group term life insurance provided by the company in excess of $50,000, company match to Pitney Bowes 401(k) Plan, 2% core contribution of $5,100 to Pitney Bowes 401(k) Plan credited in 2014, company match of $7,300 and 2% core contribution of $8,126 to Pitney Bowes 401(k) Restoration Plan credited in 2014. Mr. Lautenbach did not have any other compensation reportable in this column for 2012.

(7)	For Mr. Monahan, 2012 and 2011 amounts are amended to reflect company match to the 401(k) Restoration Plan during the years earned rather than the year credited. For Ms. Abi-Karam, the 2012 amount is amended to reflect company match to the 401(k) Restoration Plan during the year earned rather than the year credited. For Ms. O’Meara 2012 and 2011 amounts are amended to reflect company match and 2% core contributions to the 401(k) Restoration Plan during the year earned rather than the year credited.

(8)	Ms. Abi-Karam terminated employment on September 1, 2013.

(9)	Ms. O’Meara terminated employment on September 30, 2013.
58

EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE

GRANTS OF PLAN-BASED AWARDS IN 2013

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum(1) ($)	Threshold (#)	Target (#)	Maximum (#)
Marc B. Lautenbach
(Annual Incentive)(3)		193,375	1,105,000	4,000,000
(CIU)(4)		59,400	2,400,000	8,000,000
(Performance-based RSUs)(5)	2/11/2013					115,523					1,172,558
(Premium-priced Stock Options)(6)	2/11/2013								400,000	22.16	148,800

Michael Monahan
(Annual Incentive)(3)		80,976	462,720	4,000,000
(CIU)(4)		19,305	780,000	8,000,000
(Performance-based RSUs)(5)	2/11/2013					37,545					381,082
(Premium-priced Stock Options)(7)	7/1/2013								40,000	17.20	77,160
(Premium-priced Stock Options)(8)	7/1/2013								80,000	19.45	129,120
(Premium-priced Stock Options)(9)	7/1/2013								120,000	21.69	163,320
(Premium-priced Stock Options)(10)	7/1/2013								160,000	23.94	184,960

Abby F. Kohnstamm
(Annual Incentive)(3)		42,315	241,797	4,000,000
(Performance-based RSUs)(11)	7/1/2013					26,738					379,947

Mark F. Wright
(Annual Incentive)(3)		52,500	300,000	4,000,000
(CIU)(4)		11,138	450,000	8,000,000
(Performance-based RSUs)(12)	5/1/2013					21,008					260,919
(Performance-based RSUs)(13)	5/1/2013					14,006					189,501

Daniel J. Goldstein
(Annual Incentive)(3)		50,127	286,440	4,000,000
(CIU)(4)		9,653	390,000	8,000,000
(Performance-based RSUs)(5)	2/11/2013					18,773					190,546

Leslie Abi-Karam
(Annual Incentive)(3)		77,756	444,320	4,000,000
(CIU)(4)		19,305	780,000	8,000,000
(Performance-based RSUs)(5)	2/11/2013					37,545					381,082

Vicki A. O’Meara
(Annual Incentive)(3)		73,360	419,200	4,000,000
(CIU)(4)		13,365	540,000	8,000,000
(Performance-based RSUs)(5)	2/11/2013					25,993					263,829

The Grants of Plan-Based awards table captures the potential threshold, target and maximum award payouts for annual incentive, CIUs, performance-based RSUs, and premium-priced stock options.

(1)	The values shown in this column represent the maximum annual incentive and CIU payout for IRC 162(m) purposes. The Committee sets a maximum payout at well below IRC 162(m) maximums and more in line with threshold and target values for both the annual incentive and CIU awards.

(2)	The amounts in this column represent the grant date fair values of RSU and stock option awards calculated in accordance with accounting guidance under ASC 718 and RSUs reflect an adjustment for the exclusion of dividend equivalents during the vesting period.

(3)	Values in this row represent the range in payout for the 2013 annual incentive award. The IRC requires that we state the maximum payouts an NEO could receive for annual incentive awards under the KEIP, which is $4,000,000. The Committee may apply negative discretion to reduce the annual awards such that individual payments are in line with financial enterprise, business unit and/or individual performance. Ms. Kohnstamm’s 2013 annual incentive is prorated based on her June 17, 2013 date of hire. As a result of Mmes. Abi-Karam’s and O’Meara’s termination from employment, the Company is not obligated to make the 2013 annual incentive payment listed on the schedule above.

(4)	Values in this row represent the range in payout for the 2013-2015 CIU cycle. The IRC requires that we state the maximum payouts a NEO could receive for long-term incentive awards under the KEIP, which is $8,000,000. The Committee may apply negative discretion to reduce long-term awards such that payments are in line with financial enterprise performance. The target value of each CIU is $1.00. Because Mmes. Abi-
59

EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE

Karam and O’Meara terminated employment with the company in 2013, they will receive a pro-rated payout of their 2011-2013, 2012-2014 and 2013-2015 CIU awards at the end of each respective cycle.

(5)	Performance-based RSUs were granted based on the actual closing price on the February 11, 2013 grant date of $13.85. A performance metric tied to income from continuing operations was met as of December 31, 2013, however, the awards remain subject to forfeiture over the remaining vesting period. This award will vest on a pro-rata basis over a four year period ending February 7, 2017.

(6)	These options have an exercise price equal to 160% of the closing price of the company’s common stock on the February 11, 2013 grant date of $13.85. Based on these terms the exercise price is $22.16. The Black-Scholes value for each option granted on February 11, 2013 grant date was $0.372, based on assumptions detailed in note 12 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 as filed with the SEC on February 21, 2014.

(7)	These options have an exercise price equal to 115% of the closing price of the company’s common stock on the July 1, 2013 grant date of $14.96. Based on these terms the exercise price is $17.20. The Black-Scholes value for each option granted on July 1, 2013 grant date was $1.929, based on assumptions detailed in note 12 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC on February 21, 2014.

(8)	These options have an exercise price equal to 130% of the closing price of the company’s common stock on the July 1, 2013 grant date of $14.96. Based on these terms the exercise price is $19.45. The Black-Scholes value for each option granted on July 1, 2013 grant date was $1.614, based on assumptions detailed in note 12 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC on February 21, 2014.

(9)	These options have an exercise price equal to 145% of the closing price of the company’s common stock on the July 1, 2013 grant date of $14.96. Based on these terms the exercise price is $21.69. The Black-Scholes value for each option granted on July 1, 2013 grant date was $1.361, based on assumptions detailed in note 12 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC on February 21, 2014.

(10)	These options have an exercise price equal to 160% of the closing price of the company’s common stock on the July 1, 2013 grant date of $14.96. Based on these terms the exercise price is $23.94. The Black-Scholes value for each option granted on July 1, 2013 grant date was $1.156, based on assumptions detailed in note 12 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC on February 21, 2014.

(11)	Performance-based RSUs granted to Ms. Kohnstamm were based on the actual closing price on the July 1, 2013 grant date of $14.96. A performance metric tied to income from continuing operations must be met as of March 31, 2014, however, the awards remain subject to forfeiture over the remaining vesting period. This award has a one-year cliff vesting feature which vests in full on July 1, 2014.

(12)	Performance-based RSUs granted to Mr. Wright were based on the actual closing price on the May 1, 2013 grant date of $14.28. A performance metric tied to income from continuing operations was met as of December 31, 2013, however, the awards remain subject to forfeiture over the remaining vesting period. This award will vest on a pro-rata basis over a four year period ending February 7, 2017.

(13)	Performance-based RSUs granted to Mr. Wright were based on the actual closing price on the May 1, 2013 grant date of $14.28. A performance metric tied to income from continuing operations was met as of December 31, 2013, however, the awards remain subject to forfeiture over the remaining vesting period. This award has a one-year cliff vesting feature which vests in full on May 1, 2014.

Stock Awards

•	The “Stock Awards” column in the “Summary Compensation Table” represents the value of performance-based RSUs and MSUs awarded during 2013, 2012 and 2011 based upon the fair value for RSU awards and Monte Carlo simulation for MSU awards.

•	It is our policy that the number of stock awards to be granted is determined based on the market price of the stock on the date of grant. The 2013 Stock Plan, approved by stockholders on May 13, 2013, defines market price as the closing price for Pitney Bowes stock on the New York Stock Exchange on the date of grant.

•	The “Estimated Future Payouts Under Equity Incentive Plan Awards” column in the “Grants of Plan-Based Awards in 2013” table shows the estimated number of performance based RSUs that may vest based on performance. For the performance based RSUs granted to all NEOs except Ms. Kohnstamm, a performance metric tied to income from continuing operations was met as of December 31, 2013, however the awards remain subject to forfeiture over the remaining vesting period. Ms. Kohnstamm’s RSU grant is subject to an IFCO performance metric that ends on March 31, 2014. See page 59 (“Grants of Plan-Based Awards in 2013”).

Option Awards

•	The “Option Awards” column in the “Summary Compensation Table” represents the value of options awarded during 2013, 2012 and 2011 based upon their grant date fair value, as determined in accordance with the share-based payment accounting guidance; the “All Other Option Awards” column in the “Grants of Plan-Based Awards in 2013” table represents the number of stock options awarded to Mr. Lautenbach and Mr. Monahan during 2013.

•	It is our policy that stock options are granted only at an exercise price equal to or greater than the market price of the stock on the date of grant with a ten-year exercise period. The 2013 Stock Plan, approved by stockholders on May 13, 2013, defines market price as the closing price for Pitney Bowes stock on the New York Stock Exchange on the date of grant. In connection with Mr. Lautenbach’s employment, premium-priced stock options were awarded in December 2012 and February 2013. A special one-time premium-priced stock option award was made to Mr. Monahan on July 1, 2013 as a retention vehicle. See page 59 “Grants of Plan-Based Awards in 2013” table for details of Mr. Lautenbach and Mr. Monahan’s stock option awards.
60

EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE

Non-Equity Incentive Plan Compensation

•	The values shown in the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table” include the annual incentive payments earned for 2013, 2012 and 2011, as well as the CIUs that were earned over the three-year periods ending December 31, 2013, December 31, 2012 and December 31, 2011. The 2011 amounts include the final February 2011 vesting of the 2008 performance award. The 2013 amounts for Mmes. Abi-Karam and O’Meara include the payment of performance-based cash awards granted in 2010. For additional details of the 2010 award to Mmes. Abi-Karam and O’Meara see page 68.

•	The “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column in the “Grants of Plan-Based Awards in 2013” table show the range of estimated possible future payouts for the 2013 annual incentive payment at varying levels of performance. They also show the range of estimated possible future payouts of the CIUs granted for the 2013–2015 cycle at varying levels of performance.

Change in Pension Value and Nonqualified Deferred Compensation Earnings

•	The “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column in the “Summary Compensation Table” reflects the change in pension value for each of the years shown.

•	The change in pension value reflects the aggregate change for both the Pension Plan and the Pitney Bowes Pension Restoration Plan.

•	There were no above-market deferred compensation earnings credited to the Pension Restoration Plan.

•	The Pitney Bowes Pension Restoration Plan provides benefits that would otherwise be provided in the qualified Pension Plan but for IRS limitations applicable to the qualified Pension Plan.

All Other Compensation

•	The “All Other Compensation” column in the “Summary Compensation Table” consists of other amounts earned or paid to each NEO, including the qualified 401(k) Plan and the non-qualified 401(k) Restoration Plan. There were no above-market deferred compensation earnings credited to the 401(k) Restoration Plan. Many of the benefits described in this column are available to employees other than the NEOs.

Equity Awards

The next table is provided to present an overview of Pitney Bowes equity awards held as of December 31, 2013 by each NEO. It discloses compensation in the form of equity that has previously been awarded, remains outstanding, and is unexercised or unvested.

61

EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END

The following table provides information on the current holdings of stock option and stock awards by the NEOs. This table includes unexercised or unvested option awards, unvested RSUs and unvested MSUs. Each equity grant is shown separately for each NEO. The vesting schedule for each outstanding award is shown following this table(1). For additional information about the stock option and stock awards, see the description of equity incentive compensation in “Compensation Discussion and Analysis” beginning on page 47.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Unrealized Appreciation ($)(2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Marc B. Lautenbach	12/3/2012	25,000	75,000	13.3860	12/3/2022	991,400	—	—	—	—
	12/3/2012	50,000	150,000	15.1320	12/3/2022	1,633,600	—	—	—	—
	12/3/2012	75,000	225,000	16.8780	12/3/2022	1,926,600	—	—	—	—
	2/11/2013	100,000	300,000	22.1600	12/2/2022	456,000	—	—	—	—
	2/11/2013	—	—	—	—	0	115,523	2,691,686	—	—
Michael Monahan	2/9/2004	23,000	0	40.0800	2/8/2014	0	—	—	—	—
	2/14/2005	26,000	0	46.9300	2/13/2015	0	—	—	—	—
	2/13/2006	28,050	0	42.6200	2/12/2016	0	—	—	—	—
	2/12/2007	28,777	0	48.0300	2/11/2017	0	—	—	—	—
	2/11/2008	153,846	0	36.9600	2/10/2018	0	—	—	—	—
	2/9/2009	90,461	0	24.7500	2/8/2019	0	—	—	—	—
	2/8/2010	106,383	0	22.0900	2/7/2020	128,723	—	—	—	—
	2/8/2010	—	—	—	—	—	3,395	79,104	—	—
	2/14/2011	62,802	27,566	26.0700	2/13/2021	0	—	—	—	—
	2/14/2011	0	3,835	26.0700	2/13/2021	0	—	—	—	—
	2/14/2011	—	—	—	—	—	6,233	145,229	—	—
	2/13/2012	—	—	—	—	—	13,190	307,327	—	—
	2/13/2012	—	—	—	—	—	—	—	18,146	422,802
	2/11/2013	—	—	—	—	—	37,545	874,799	—	—
	7/1/2013	—	40,000	17.2000	6/30/2023	244,000	—	—	—	—
	7/1/2013	—	80,000	19.4500	6/30/2023	308,000	—	—	—	—
	7/1/2013	—	120,000	21.6900	6/30/2023	193,200	—	—	—	—
	7/1/2013	—	160,000	23.9400	6/30/2023	—	—	—	—	—
Abby F. Kohnstamm	7/1/2013	—	—	—	—	—	—	—	26,738	622,995
Mark F. Wright	5/1/2013	—	—	—	—	—	21,008	489,486	—	—
	5/1/2013	—	—	—	—	—	14,006	326,340	—	—
Daniel J. Goldstein	10/18/2010	—	—	—	—	—	4,638	108,065	—	—
	2/14/2011	18,900	9,450	26.0700	2/13/2021	—	—	—	—	—
	2/14/2011	7,670	3,835	26.0700	2/13/2021	—	—	—	—	—
	2/14/2011	—	—	—	—	—	2,637	61,442	—	—
	2/13/2012	—	—	—	—	—	6,595	153,664	—	—
	2/13/2012	—	—	—	—	—	—	—	9,073	211,401
	2/11/2013	—	—	—	—	—	18,773	437,411	—	—
Leslie Abi-Karam	2/9/2004	18,000	0	40.0800	2/8/2014	0	—	—	—	—
	2/14/2005	25,000	0	46.9300	2/13/2015	0	—	—	—	—
	2/13/2006	28,050	0	42.6200	2/12/2016	0	—	—	—	—
	2/12/2007	28,777	0	48.0300	2/11/2017	0	—	—	—	—
	2/11/2008	153,846	0	36.9600	2/10/2018	0	—	—	—	—
	2/9/2009	90,461	0	24.7500	2/8/2019	0	—	—	—	—
	2/8/2010	106,383	0	22.0900	2/7/2020	128,723	—	—	—	—
	2/14/2011	62,802	27,566	26.0700	2/13/2021	0	—	—	—	—
	2/14/2011	0	3,835	26.0700	2/13/2021	0	—	—	—	—
	2/13/2012	—	—	—	—	—	—	—	18,146	422,802

(Table continued on next page)

62

EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Unrealized Appreciation ($)(2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Vicki A. O’Meara	8/27/2008	50,000	0	33.9100	8/27/2018	0	—	—	—	—
	2/9/2009	53,454	0	24.7500	2/8/2019	0	—	—	—	—
	2/8/2010	57,624	0	22.0900	2/7/2020	69,725	—	—	—	—
	2/14/2011	43,478	17,904	26.0700	2/13/2021	0	—	—	—	—
	2/14/2011	0	3,835	26.0700	2/13/2021	0	—	—	—	—
	2/13/2012	—	—	—	—	—	—	—	12,563	292,718
	2/11/2013	—	—	—	—	—	25,993	605,637	—	—

(1)	Option and Stock Awards Vesting Schedule

Grant Date	Award Type	Name of Executive	Vesting Schedule (as of December 31, 2013)
2/8/2010	RSU	Monahan	remaining 25% vests on February 4, 2014
10/18/2010	RSU	Goldstein	remaining 33% vests on February 4, 2014
2/14/2011	NQSO	Monahan, Abi-Karam, O’Meara, Goldstein	remaining 33% vests on February 14, 2014
2/14/2011	ISO	Monahan, Abi-Karam, O’Meara, Goldstein	100% vests on February 14, 2014
2/14/2011	RSU	Monahan, Goldstein	Four year vesting; 50% remains unvested; 25% vests on February 4, 2014 and February 3, 2015
2/13/2012	RSU	Monahan, Goldstein	Four year vesting; 75% remains unvested; 25% vests on February 4, 2014, February 3, 2015 and February 2, 2016
2/13/2012	MSU	Monahan, Abi-Karam, O’Meara, Goldstein	100% vests on February 3, 2015
12/3/2012	NQSO	Lautenbach	Four year vesting; 75% remains unvested; 25% vests on December 3, 2014, December 3, 2015 and December 3, 2016
2/11/2013	NQSO	Lautenbach	Four year vesting; 75% remains unvested; 25% vests on December 3, 2014, December 3, 2015 and December 3, 2016
2/11/2013	RSU	Lautenbach, Monahan, O’Meara, Goldstein	Four year vesting; 100% remains unvested; 25% vests on February 4, 2014, February 3, 2015, February 2, 2016 and February 7, 2017
5/1/2013	RSU	Wright	Four year vesting for 21,008 units; 100% remains unvested; 25% vests on February 4, 2014, February 3, 2015, February 2, 2016 and February 7, 2017
5/1/2013	RSU	Wright	100% of 14,006 units vests on May 1, 2014
7/1/2013	NQSO	Monahan	Three year vesting; 100% remains unvested; 33% vests on February 3, 2015, 33% vests on February 2, 2016 and 33% vests on February 7, 2017
7/1/2013	RSU	Kohnstamm	100 % vests on July 1, 2014

(2)	This column represents the difference between the exercise price on the date of grant and the closing price of the company stock on December 31, 2013 for outstanding exercisable and unexercisable options which have not yet been realized.

(3)	These amounts were calculated based on the closing price of the company’s common stock of $23.30 per share on December 31, 2013. For MSUs, values were calculated using the target number of shares granted. The total number of MSUs that can vest is capped at 200% of the number of MSUs granted. A minimum number of shares, 50% of the award, will vest at the end of the three year performance period.
63

EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE

OPTION EXERCISES AND STOCK VESTED DURING 2013 FISCAL YEAR(1)

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)
Marc B. Lautenbach	0	0	0	0
Michael Monahan	0	0	13,686	181,955	(3)
Abby F. Kohnstamm	0	0	0	0
Mark F. Wright	0	0	0	0
Daniel J. Goldstein	0	0	8,155	108,421	(3)
Leslie Abi-Karam	0	0	36,504	696,958	(4)
Vicki A. O’Meara	0	0	33,830	544,700	(5)

(1)	Mr. Lautenbach, Ms. Kohnstamm and Mr. Wright did not have any stock option exercises or stock vest during 2013.

(2)	Performance-based RSUs granted on February 9, 2009, February 8, 2010, February 14, 2011 and February 13, 2012 had a pro-rata vesting on February 5, 2013.

(3)	These values were determined based on the average of the high and low trading price on the February 5, 2013 vesting date of $13.30.

(4)	For Ms. Abi-Karam, values for 13,686 RSUs were determined based on the average of the high and low trading price on the February 5, 2013 vesting date of $13.30; values for 22,818 RSUs were determined based on the average of the high and low trading price on the November 14, 2013 vesting date of $22.57, the date she became eligible for early retirement.

(5)	For Ms. O’Meara, values for 14,297 RSUs were determined based on the average of the high and low trading price on the February 5, 2013 vesting date of $13.30; values for 19,533 RSUs were determined based on the average of the high and low trading price on the September 30, 2013 vesting date of $18.16.

Pension Benefits

The following table provides information regarding pension payments to the NEOs. It includes data regarding the Pitney Bowes Pension Plan and the Pension Restoration Plan. U.S. NEOs hired prior to January 1, 2005 are eligible to participate in the Pitney Bowes Pension Plan which is a broad-based tax-qualified plan under which employees generally are eligible to retire with unreduced benefits at age 65. U.S. NEOs who participate in the Pitney Bowes Pension Plan are also eligible to participate in the Pension Restoration Plan, a nonqualified deferred compensation plan, which provides benefits based on the same formula used under the qualified plan to eligible employees with compensation greater than the $255,000 IRC compensation limit for 2013 and to those employees who defer portions of their compensation under the Deferred Incentive Savings Plan.

The Pension Restoration Plan is offered to approximately 225 of our current active employees. Benefits under the Pension Restoration Plan are substantially equal to the difference between the amount that would have been payable under our qualified Pension Plan, absent IRS limits on compensation and benefits, and the amount actually paid under our qualified Pension Plan. Payments under the nonqualified Pension Restoration Plan are made out of the company’s general assets. The Pension Restoration Plan does not provide above-market interest rates on deferred compensation.

All of the eligible NEOs are fully vested in their pension benefit.

In 2009, the board of directors approved freezing the qualified and nonqualified Pension Plan for all participants, effective December 31, 2014. Mr. Monahan is the only active NEO accruing benefits under the pension plans. (See discussion under “Other Indirect Compensation” on page 48 of this proxy statement.)

The amounts reported in the table below equal the present value of the accumulated benefit on December 31, 2013, for the NEOs under the Pitney Bowes pension plans determined based on years of service and covered earnings (as described below). The present value has been calculated based on benefits payable commencing upon the executive attaining age 65, and in an amount consistent with the assumptions as described in note 18 to the financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC on February 21, 2014.

64

EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE

PENSION BENEFITS AS OF DECEMBER 31, 2013(1)

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(2)
Michael Monahan	Pitney Bowes Pension Plan	25.6	336,869
Michael Monahan	Pitney Bowes Pension Restoration Plan	25.6	1,301,278
Daniel J. Goldstein	Pitney Bowes Pension Plan	8.9	95,000
Daniel J. Goldstein	Pitney Bowes Pension Restoration Plan	8.9	56,497
Leslie Abi-Karam	Pitney Bowes Pension Plan	29.9	515,844
Leslie Abi-Karam	Pitney Bowes Pension Restoration Plan	29.9	2,086,295

(1)	Mr. Lautenbach, Ms. Kohnstamm, Mr. Wright and Ms. O’Meara are omitted from this table since they are not Pension Plan participants. Mr. Goldstein is not currently participating in the Pension Plan, but has a prior accumulated benefit under the plans. Active employees who do not participate in the Pension Plan are eligible for a 2% core contribution in the 401(k) Plan. See “Deferred Compensation” section below. Ms. Abi-Karam continues to accrue a pension benefit during the severance period.

(2)	Material assumptions used to calculate the present value of accumulated benefits under the Pitney Bowes Pension Plan for each NEO are detailed in note 18 to the financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2013. These lump sum values are expressed as the greater of the Pension Equity Account and the Present Value of the Age 65 Accrued benefit using the IRC 417(e)(3) mortality table.

The material terms of the Pitney Bowes Pension Plan and Pension Restoration Plan are as follows:

•	Only U.S. employees hired prior to January 1, 2005 are eligible to participate.

•	Normal retirement age is 65 with at least three years of service, while early retirement is allowed at age 55 with at least ten years of service.

•	The vesting period is three years.

•	For purposes of determining pension benefits, “earnings” are defined as the average of the five highest consecutive calendar year pay amounts. Earnings include base salary, vacation, severance, before-tax plan contributions, annual incentives (paid and deferred), and certain bonuses. Earnings do not include CIU payments, stock options, restricted stock, RSUs, MSUs, hiring bonuses, company contributions to benefits, and expense reimbursements.

•	The formula to determine benefits is based on age, years of service, and final average of the highest consecutive five-year earnings. Employees receive annual percentages of earnings based on their age plus service. The annual percentages range from 2% to 10% of final average earnings, plus 2% to 6% of such earnings in excess of the Social Security Wage Base. In addition, Pitney Bowes Pension Plan participants whose age plus service totaled more than 50 as of September 1, 1997 receive “transition credits” to make up for some of the differences between old and new retirement plan formulas. Mr. Monahan and Ms. Abi-Karam are among those Pitney Bowes Pension Plan participants who earned “transition credits.”

•	The maximum benefit accrual under the Pitney Bowes Pension Restoration Plan is an amount equal to 16.5% multiplied by the participant’s final average earnings and further multiplied by the participant’s credited service.

•	Upon retirement, benefits are payable in a lump-sum or various annuity forms, including life annuity and 50% joint and survivor annuity.

•	The distribution options under the Pitney Bowes Pension Restoration Plan are designed to comply with the requirements of IRC 409A of the Code.

•	The company has not provided extra years of credited services to any of the NEOs.

Deferred Compensation

Information included in the table below includes contributions, earnings, withdrawals, and balances with respect to the Pitney Bowes 401(k) Restoration Plan (a nonqualified deferred compensation plan restoring benefits that would have otherwise been made in the qualified 401(k) Plan but for IRC limitations) and the Pitney Bowes Deferred Incentive Savings Plan (a nonqualified deferred compensation plan where certain employees may defer their incentives and base salary). The Pitney Bowes 401(k) Restoration Plan and Deferred Incentive Savings Plan, which we refer to as the DISP, are unfunded plans established for a select group of management or highly compensated employees under ERISA. All payments pursuant to the plans are made from the general assets of the company and are subject to the company’s creditors. Participants do not own any interest in the assets of the company as a result of participating in the plans. The company reserves the right to fund a grantor trust to assist in accumulating funds to pay the company’s obligations under the plans. Any assets of the grantor trusts are subject to the claims of the company’s creditors.

65

EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE

NONQUALIFIED DEFERRED COMPENSATION FOR 2013(1)

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings/(Loss)	Withdrawals/	Balance at
Name	in Last FY ($)(2)	in Last FY ($)(3)	in Last FY ($)(4)	Distributions ($)	Last FYE ($)(5)
Marc B. Lautenbach
401(k) Restoration Plan	—	—	—	0	—
Deferred Incentive Savings Plan	—	—	—	0	—
Michael Monahan
401(k) Restoration Plan	—	12,000	66,387	0	193,635
Deferred Incentive Savings Plan	25,000	—	177,142	0	1,164,647
Abby F. Kohnstamm
401(k) Restoration Plan	—	—	—	0	—
Deferred Incentive Savings Plan	—	—	—	0	—
Mark F. Wright
401(k) Restoration Plan	—	—	—	0	—
Deferred Incentive Savings Plan	—	—	—	0	—
Daniel J. Goldstein
401(k) Restoration Plan	—	29,857	7,245	0	51,972
Deferred Incentive Savings Plan	50,000	—	19,118	0	122,005
Leslie Abi-Karam
401(k) Restoration Plan	—	22,000	23,142	0	144,764
Deferred Incentive Savings Plan	20,000	—	1,404	0	129,820
Vicki A. O’Meara
401(k) Restoration Plan	—	20,525	1,380	0	67,759
Deferred Incentive Savings Plan	0	—	0	0	0

(1)	Mr. Lautenbach, Ms. Kohnstamm, and Mr. Wright did not incur activity in the nonqualified deferred compensation plans in 2013.

(2)	Amounts in this column represent the portion of the annual incentives earned in 2012 and paid in 2013 deferred under the Deferred Incentive Savings Plan.

(3)	Amounts shown are company contributions to the Pitney Bowes 401(k) Restoration Plan earned in 2012 and credited under the 401(k) Restoration Plan in 2013. For Mr. Monahan, Ms. Abi-Karam, and Ms. O’Meara, these amounts are also included in the amended 2012 All Other Compensation column of the Summary Compensation Table.

(4)	Amounts shown are the respective earnings in the Pitney Bowes 401(k) Restoration Plan and the Deferred Incentive Savings Plan. These earnings are not included in the Summary Compensation Table.

(5)	Amounts shown are the respective balances in the Pitney Bowes 401(k) Restoration Plan and the Deferred Incentive Savings Plan. For Mr. Monahan, the Deferred Incentive Savings Plan amount reflects an additional $2,297 in dividends relating to 2012 investment activity that were applied to the beginning balance in 2013. The aggregate balance for the 401(k) Restoration Plan includes amounts previously reported as compensation in the Summary Compensation Table, including the amended 2012 and 2011 amounts, as follows: $127,777 for Mr. Monahan, $82,269 for Ms. Abi-Karam, and $72,303 for Ms. O’Meara. The aggregate balance for the Deferred Incentive Savings Plan includes amounts previously reported as compensation in the Summary Compensation Table as follows: $289,800 for Mr. Monahan, and $122,000 for Ms. Abi-Karam.

The material terms of the Pitney Bowes 401(k) Restoration Plan are as follows:

•	The goal of this plan is generally to restore benefits that would have been provided under the qualified 401(k) Plan but for certain IRC limitations placed on tax-qualified 401(k) plans.

•	For purposes of determining benefits under the 401(k) Restoration Plan, earnings are defined as base salary, vacation, annual incentives (paid and deferred), and certain bonuses. Earnings do not include CIU payments, stock options, restricted stock, performance-based RSUs, severance, hiring bonuses, company contributions to benefits, and expense reimbursements. Participants need to contribute the allowable maximum pre-tax contributions to the 401(k) Plan to be eligible for any company match in the 401(k) Restoration Plan. Once the pre-tax maximum is contributed by the participant into the qualified 401(k) Plan, the company will match the same percentage of eligible compensation that the Participant defers under the 401(k) Plan and the DISP up to a maximum 4% of eligible compensation.

•	In addition, employees not participating in the Pension Plan are eligible to receive a 2% company core contribution into the qualified 401(k) Plan. To the extent the participant has eligible earnings in excess of the IRC compensation limitation, the 2% core contribution is made into the 401(k) Restoration Plan. On January 29, 2013, the board of directors approved, effective April 1, 2013 the eligibility of those employees who will no longer accrue benefits under the Pension Plan because of the Pension Plan freeze to participate in the 2% employer core contribution to the 401(k) Plan. See discussion under “Other Indirect Compensation” on page 48 of this proxy statement.
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EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE

•	Employees must have one year of service to participate, and the vesting is the same as under the qualified 401(k) Plan. Except for Mr. Lautenbach, Ms. Kohnstamm and Mr. Wright, all NEOs are fully vested in their accounts.

•	Distributions payable in a lump-sum or installments may occur upon termination of employment and will follow guidelines under IRC 409A.

The material terms of the Deferred Incentive Savings Plan (DISP) are as follows:

•	The DISP allows deferral of up to 100% of annual incentives and long-term cash incentives. Base salary deferral is permissible only for certain key employees.

•	Employees must be “highly-compensated employees” as defined in the DISP in order to participate in this plan.

•	Distributions from the DISP can occur for various reasons and will be in compliance with guidelines established under IRC 409A:

•	Termination/Death/Disability – a lump sum payment is made one month after termination including termination for disability and within 90 days after death

•	Retirement – payment is made in accordance with the payment election in effect for the account beginning after termination

•	Change of Control – payment is made in a lump sum in the event of a termination within two years following a Change of Control

•	Unforeseeable Emergency – plan permits withdrawals with appropriate verification

•	In-Service Payments – payments are made immediately after the deferral dates selected.

Investment options for both the Pitney Bowes 401(k) Restoration Plan and the DISP are comparable to those in the Pitney Bowes 401(k) Plan. These investment options provide participants with an opportunity to invest in a variety of publicly available bond funds, money market funds, equity funds and blended funds, including Pitney Bowes stock. Each employee notionally selects his or her investment options and can change these at any time by accessing his or her account on the web site of the third party administrator. These investments are tracked in “phantom” accounts. All investment gains and losses in a participant’s account under the Pitney Bowes 401(k) Restoration Plan and the DISP are entirely based upon the notional investment selections made by the participant.

Potential Payments upon Termination or Change of Control

Other Post-Termination Payments

The tables below reflect the amount of compensation that would become payable to each of the NEOs under existing arrangements if the hypothetical termination of employment events described had occurred on December 31, 2013, given the NEO’s compensation and service levels as of such date and, if applicable, based on the company’s closing stock price on that date.

For purposes of valuing stock options in the “Post-Termination Payments” tables, we assume that upon a Change of Control, all vested outstanding stock options will be cashed out using the difference between the stock option exercise price and $23.30, the closing price of our common stock on December 31, 2013.

All payments are payable by the company in a lump-sum unless otherwise noted. The actual amounts that would be paid upon a NEO’s termination of employment can be determined only at the time of such executive’s separation from the company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported in the tables below. Factors that could affect these amounts include the timing during the year of any such event, our company’s stock price and the executive’s age.

In the event of termination of employment, the NEOs are entitled to receive the vested portion of their deferred compensation account. The account balances continue to be credited with increases or decreases reflecting changes in the value of the investment funds that are tracked until the valuation date as provided under the plan, and therefore amounts received by the NEOs will differ from those shown in the “Nonqualified Deferred Compensation for 2013” table on page 66. See the narrative accompanying that table for information on available types of distributions under the plans.

The benefits described in the tables below are in addition to benefits available regardless of the occurrence of such an event, such as currently exercisable stock options, and benefits generally available to salaried employees, such as distributions under the company’s 401(k) Plan, subsidized retiree medical benefits, disability benefits, and accrued vacation pay. In addition, in connection with any actual termination of employment, the company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described in the tables below, as the Committee determines appropriate or in the case of Mr. Lautenbach, the independent board members.

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EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE

After continuing employment with the company through an appropriate transition period, Ms. Abi-Karam separated from the company on September 1, 2013 and was eligible for separation benefits under the Pitney Bowes Separation Pay Plan (Separation Plan). In exchange for Ms. Abi-Karam signing a waiver and release, Ms. Abi-Karam will receive separation pay in an aggregate amount of $1,741,605. In addition, Ms. Abi-Karam was eligible to receive (i) a lump sum payment from the qualified Pension Plan valued at $562,555, (ii) a lump sum payment from the nonqualified Pension Plan valued at $2,408,692 payable in 2014, (iii) accelerated vesting of Ms. Abi-Karam’s outstanding stock options, (iv) accelerated vesting of RSUs, representing 43,634 units, (v) continued vesting of MSUs representing 18,146 units payable in 2015 after the end of the three year award cycle, (vi) pro-rated payment of her CIU awards payable at the end of each respective three-year award cycle, (vii) payment of her nonqualified 401(k) Restoration Plan balance in 2014, (viii) payment of her deferrals under the Deferred Incentive Savings Plan in 2014, (ix) COBRA coverage with the first six months at the active employee rate, (x) outplacement services valued at $25,000, (xi) financial counseling valued at $11,250, (xii) continued company-provided life insurance for one year following separation from employment. Ms. Abi-Karam’s severance period and separation payments ($1,741,605) will count as pensionable earnings through December 31, 2014 under the terms of the qualified Pension Plan and the nonqualified Pension Restoration Plan. Ms. Abi-Karam forfeited her 2013 RSU award upon her separation of employment.

Ms. O’Meara’s employment with the company terminated as a result of the sale of PBMS on September 30, 2013. Ms. O’Meara was not entitled to any severance pay under the company’s plans. As a consequence of the sale, Ms. O’Meara’s RSU and MSU awards vested, with the MSU award payable at the end of the three-year award cycle. Ms. O’Meara’s outstanding CIUs will be pro-rated on the basis of active employment during the award cycle and payable at the end of the award cycle. The buyer assumed the liability for Ms. O’Meara’s 2013 annual incentive.

As noted in footnote 4 to the Summary Compensation Table, Mmes. Abi-Karam and O’Meara were granted performance retention awards which were paid on August 31, 2013 in the amounts of $1,100,000 for Ms. Abi-Karam and $1,000,000 for Ms. O’Meara. These awards were based on the achievement of financial objectives and continued employment through August 31, 2013. The 2010 performance retention awards to Mr. Monahan (paid in 2012) and Mmes. Abi-Karam (paid in 2013) and O’Meara (paid in 2013) were made as part of the board’s succession planning process at a time the board was assessing who would succeed our former CEO.

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EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE

Estimated Post-Termination Payments and Benefits(1)

Name	Type of Payment or Benefit	Retirement Eligible ($)	Involuntary Not for Cause Termination ($)(2)		Change of Control with Termination (CIC) ($)		Death ($)		Disability ($)
Marc B. Lautenbach	Severance	—	32,692 - 2,932,500	(3)	2,932,500	(4)	—		—
	Annual Incentive	—	0 - 1,105,000	(5)	1,105,000	(6)	1,209,975	(7)	1,209,975	(7)
	CIUs
	2013 – 2015 cycle	—	0	(8)	2,400,000	(9)	800,000	(8)	800,000	(8)
	Stock Options Accelerated(10)	—	2,275,800		3,755,700		3,755,700		3,755,700
	Performance-based RSUs Accelerated(11)	—	0		2,691,686		2,691,686		2,691,686
	Financial Counseling(12)	—	0 - 11,250		—		—		—
	Medical & other benefits(13)	—	—		85,935
	Total	0	2,308,492 - 6,324,550		12,970,821		8,457,361		8,457,361
Michael Monahan	Severance	—	22,246 - 1,561,680	(3)	1,973,197	(4)	—		—
	Annual Incentive	—	0 - 462,720	(5)	462,720	(6)	506,678	(7)	506,678	(7)
	CIUs	—
	2011 – 2013 cycle	—	0 - 975,000	(14)	975,000	(9)	975,000	(14)	975,000	(14)
	2012 – 2014 cycle	—	0 - 433,333	(8)	650,000	(9)	433,333	(8)	433,333	(8)
	2013 – 2015 cycle	—	260,000	(8)	780,000	(9)	260,000	(8)	260,000	(8)
	Stock Options Accelerated(10)	—	0		745,200		745,200		745,200
	Performance-based RSUs Accelerated(11)	—	0 - 1,406,458		1,406,458		1,406,458		1,406,458
	Performance-based MSUs Accelerated(11)	—	0 - 422,802		422,802		422,802		422,802
	Incremental Pension Benefit	—	0 - 200,348	(15)	118,837	(15)	—		—
	Financial Counseling(12)	—	0 - 11,250		—		—		—
	Medical & other benefits(13)	—	—		88,606		—		—
	Total	0	282,246 - 5,733,591		7,622,820		4,749,471		4,749,471
Abby F. Kohnstamm	Severance	—	21,538 - 1,512,000	(3)	2,016,000	(4)	—		—
	Annual Incentive	—	0 - 264,768	(5)	448,000	(6)	264,768	(7)	264,768	(7)
	Performance-based RSUs Accelerated(11)	—	0 - 0		622,995		622,995		622,995
	Financial Counseling(12)	—	0 - 11,250		—		—		—
	Medical & other benefits(13)	—	—		56,524		—		—
	Total	0	21,538 - 1,788,018		3,143,519		887,763		887,763
Mark F. Wright	Severance	—	19,231 - 1,200,000	(3)	1,600,000	(4)	—		—
	Annual Incentive	—	0 - 300,000	(5)	300,000	(6)	328,500	(7)	328,500	(7)
	CIUs	—
	2013 – 2015 cycle	—	0	(8)	450,000	(9)	150,000	(8)	150,000	(8)
	Performance-based RSUs Accelerated(11)	—	0		815,826		815,826		815,826
	Financial Counseling(12)	—	0 - 11,250		—		—		—
	Medical & other benefits(13)	—	—		73,432		—		—
	Total	0	19,231 - 1,511,250		3,239,258		1,294,326		1,294,326
Daniel J. Goldstein	Severance	—	18,362 - 1,145,760	(3)	1,156,655	(4)	—		—
	Annual Incentive	—	0 - 286,440	(5)	286,440	(6)	313,652	(7)	313,652	(7)
	CIUs	—
	2011 – 2013 cycle	—	0 - 412,500	(14)	412,500	(9)	412,500	(14)	412,500	(14)
	2012 – 2014 cycle	—	0 - 216,667	(8)	325,000	(9)	216,667	(8)	216,667	(8)
	2013 – 2015 cycle	—	0	(8)	390,000	(9)	130,000	(8)	130,000	(8)
	Stock Options Accelerated(10)	—	0		0		0		0
	Performance-based RSUs Accelerated(11)	—	0 - 271,958		760,582		760,582		760,582
	Performance-based MSUs Accelerated(11)	—	0 - 211,401		211,401		211,401		211,401
	Incremental Pension Benefit	—	—	(15)	—	(15)	—		—
	Financial Counseling(12)	—	0 - 11,250		—		—		—
	Medical & other benefits(13)	—	—		56,506		—		—
	Total	0	18,362 - 2,555,976		3,599,084		2,044,802		2,044,802

(1)	All data is shown assuming termination on December 31, 2013.

(2)	Ranges represent variance between the NEO’s basic severance plan and enhanced severance payment as explained in the section entitled “Explanation of Benefits Payable Upon Various Termination Events” on page 71 of this Proxy Statement.

(3)	If termination of employment falls within the terms of the Pitney Bowes Severance Pay Plan, the NEOs would receive a minimum of 2 weeks of base salary if they were terminated involuntarily and not for cause. Under our enhanced severance policy, the NEOs could receive up to 78 weeks of base salary plus target bonus contingent upon signing a waiver and release.

(4)	In October 2012, Pitney Bowes’ SESP was amended to eliminate excise tax gross-ups. Executives now receive payments calculated based on a “best-net” approach. For Mr. Monahan, Mr. Wright, Mr. Goldstein, and Ms. Kohnstamm, this amount represents either the full value of the payment equal to two times the sum of the participant’s current annual salary and the participant’s average annual incentive award for the preceding three years, or the value of the payment that is capped at the 280G limit, depending on which provides the higher after-tax benefit. For Mr. Goldstein, the 2010 annual incentive paid in 2011 is annualized to account for a break in service prior to his being rehired in October 2010. Since Ms. Kohnstamm and Mr. Wright were hired in 2013, their average annual incentive used in calculating their Change of Control benefit is based on target instead of actual incentive payouts. For Mr. Lautenbach, if during his first 18 months of employment, there is a Change of Control and he resigns for good reason within the subsequent two years, he will receive either the full value of the payment equal to 1.5 times the sum of his current annual salary and current target bonus, or the value of the payment that is capped at the 280G limit, depending on which provides the higher after-tax benefit.
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EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE

(5)	A pro-rated annual incentive is paid at the lower of target or current bonus accrual as additional severance at termination contingent upon signing a waiver and release. If a waiver and release is not signed, no severance is paid in excess of two weeks. For Ms. Kohnstamm, annual incentive is pro-rated based on her start date of June 17, 2013.

(6)	Annual incentive is valued at the targeted amount and is paid upon termination following a Change of Control.

(7)	A pro-rated annual incentive is paid at the actual amount earned for 2013 at the time of the normal distribution of annual incentives. For Ms. Kohnstamm, annual incentive is pro-rated based on her start date of June 17, 2013.

(8)	CIUs for 2012 – 2014 and 2013 – 2015 cycles are estimated at the targeted amount which is $1.00 per unit. Payment is pro-rated based upon time worked through the end of each cycle. However, payment is not made until the end of the performance period and will be paid based on actual results. In the case of involuntary not for cause termination, no payments are made for the 2013 – 2015 CIU cycle since the award has been outstanding for less than one year, except if the executive has attained early retirement eligibility or is bridgeable to early retirement, then payment is pro-rated based upon time worked through the end of the cycle. The 2012 – 2014 cycle payment is subject to signing a waiver and release.

(9)	CIUs for 2011 – 2013 cycles are valued at $1.50 per unit and paid in February 2014 under the normal distribution of CIUs. CIUs for 2012 – 2014 and 2013 – 2015 cycles are valued at the targeted amount which is $1.00 per unit.

(10)	In cases of retirement, options outstanding for at least one year will immediately vest and remain exercisable for the balance of the option term. In cases of involuntary not for cause termination, options outstanding for at least one year will continue to vest and remain exercisable for 24 months following termination of employment contingent upon signing a waiver and release. In cases of retirement or involuntary not for cause termination, options outstanding for less than one year forfeit. In cases of Change of Control, death and disability, all outstanding options will immediately vest and remain exercisable for the balance of the option term.

(11)	In the case of involuntary not for cause termination accompanied by a separation agreement including a waiver and release, all performance-based RSUs and MSUs outstanding for one year or more at the date of termination will continue to vest up to 24 months following termination, except if the executive has attained retirement eligibility or is bridgeable to early retirement, then all performance-based RSUs will eventually vest. For Mr. Monahan and Mr. Goldstein, in the case of Change of Control followed by termination of employment, all performance-based MSUs vest immediately with shares issued immediately at target. All restrictions on performance-based RSUs and MSUs lapse immediately upon death, disability, or Change of Control followed by termination of employment.

(12)	Amount shown is the value of the company’s cost to provide financial counseling through the severance period, which NEOs may receive for up to a maximum of 78 weeks.

(13)	Amount shown is the present value of the company’s cost to continue medical and other health and welfare plans for three years plus the company’s cost for outplacement services.

(14)	CIUs for 2011 – 2013 cycles are valued at $1.50 per unit based upon actual achievement of performance metrics for the 2011 – 2013 cycle. In the case of involuntary not for cause termination, payment of this amount is subject to signing a waiver and release. This amount was paid in February 2014 under the normal distribution of CIUs.

(15)	Amount shown is the increase in lump-sum actuarial equivalent of the pension age, service and earnings credits for the associated severance period. Mr. Lautenbach, Mr. Wright, and Ms. Kohnstamm are not Pension Plan participants. Mr. Goldstein is not currently participating in the Pension Plan, but has a prior accumulated benefit under the plans. In the case of a Change in Control with termination, amount shown is the increase in lump-sum actuarial equivalent of the pension age and service credits for the associated severance period.
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EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE

Explanation of Benefits Payable upon Various Termination Events

The benefits described below apply to the NEOs.

Resignation

A voluntary termination would not provide any compensation, benefits or special treatment under equity plans for any of the NEOs.

Early and Normal Retirement

The U.S. Pitney Bowes Pension Plan allows for early retirement at age 55 with at least ten years of service, and normal retirement at age 65 with at least three years of service. Early and normal retirement entitles NEOs to the following upon termination:

•	A prorated annual incentive award;

•	Prorated CIU payments paid at the end of each three-year cycle;

•	Stock option awards and RSUs that have been outstanding for at least one year will fully vest and stock options will remain exercisable for the duration of the term;

•	MSUs that have been outstanding for at least one year will fully vest with units converted into stock at the end of the three-year vesting period based on TSR.

Ms. Abi-Karam terminated employment September 1, 2013 and was bridged to her early retirement date, November 14, 2013.

Involuntary/Not for Cause Termination

We maintain a severance pay plan that provides for the payment of severance to full-time employees based in the United States whose employment is terminated under certain business circumstances (other than a Change of Control). The Pitney Bowes Severance Pay Plan provides a continuation of compensation upon involuntary termination by the company without cause as summarized below. In addition, in order to obtain an appropriate waiver and release from the employee, we may offer conditional severance payments. Where an employee is involuntarily terminated after becoming eligible for early retirement, the employee is eligible for benefits afforded early retirees or involuntarily terminated employees, whichever is greater.

Severance Pay Plan

The Severance Pay Plan provides for one week of salary continuation benefits per year of service. Salary continuation benefits in excess of two weeks of salary require a signed agreement containing a waiver and release. There is a two week minimum benefit under the Severance Pay Plan.

Conditional Severance

We may offer additional severance to employees, including NEOs, upon termination of employment, conditioned upon signing a waiver and release. Additional severance could include the following payments:

•	Severance pay is based on years of service and level within the company. All NEOs are eligible for 78 weeks of pay including current base salary plus current target annual incentive;

•	A prorated annual incentive award to the date of termination of employment;

•	CIUs outstanding for one year from the date of grant are prorated and payments are calculated and paid at the end of each three-year cycle;

•	For NEOs, stock options, RSUs and MSUs outstanding for one year at the date of termination will continue to vest up to 24 months following termination and will expire at the end of this period;

•	The board of directors has the discretion to accelerate vesting of restricted stock, RSUs, and MSUs that would otherwise be forfeited;

•	Pension benefit calculation includes service credit and earnings during the severance period;

•	Financial counseling through the severance period; and

•	Outplacement services.

Termination for Cause

Termination for cause would not provide any additional compensation, severance, benefits or special treatment under equity plans to any of the NEOs. “Cause” is defined as willful failure to perform duties or engaging in illegal conduct or gross misconduct harmful to the company.

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EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE

Death

The NEO’s beneficiary would be entitled to the following upon the executive’s death:

•	A prorated annual incentive award;

•	CIU payments prorated through the date of death and paid at the end of each three-year cycle;

•	All stock options will vest upon death. The NEO’s beneficiary can exercise stock options during the remaining term of the grant;

•	Restrictions on outstanding shares of restricted stock and RSUs will be removed;

•	MSUs will fully vest with units converted into stock at the end of the three-year vesting period based on TSR

Disability

Disability vesting occurs after the completion of two years of long-term disability or on the date of termination of employment due to disability, whichever is earlier. The NEOs would be entitled to the following upon termination for disability:

•	A prorated annual incentive award;

•	Prorated CIU payments made at the end of each three-year cycle;

•	All stock options and RSUs will vest upon disability vesting date. Stock options can be exercised during the remaining term of the grant;

•	Restrictions on outstanding shares of restricted stock and RSUs will be removed;

•	MSUs will fully vest with units converted into stock at the end of the three-year vesting period based on TSR

Change of Control Arrangements

Set forth below is a summary of our Change of Control arrangements. Under our Change of Control arrangements, a “Change of Control” is defined as:

•	In December 2012, the board of directors approved a change in the definition of Change of Control dealing with the acquisition of company shares. Under the new definition, a Change of Control would occur if there is an acquisition of 30% (previously 20%) or more of our common stock or 30% (previously 20%) or more of the combined voting power of our voting securities by an individual, entity or group;

•	the replacement of a majority of the board of directors other than by approval of the incumbent board;

•	the consummation of a reorganization, merger, or consolidation where greater than 50% of our common stock and voting power changes hands; or

•	the approval by stockholders of the liquidation or dissolution of the company.

In October 2012, the board of directors amended the Pitney Bowes SESP to eliminate excise tax gross-ups. Upon a termination from employment without cause or for good reason (defined as a diminution in position, authority, duties, responsibilities, earnings or benefits, or relocation) within two years of a Change of Control each of the NEOs receive payments calculated based on a “best-net” approach as it relates to the benefits described below.

•	Either (i) the full value of the payment equal to two times the sum of the participant’s current annual salary and the participant’s average annual incentive award in the preceding three years, or (ii) the value of the payment that is capped at the 280G limit, depending on which provides the higher after-tax benefit. (Effective February 11, 2013, the board of directors reduced the severance benefit payable to NEOs upon a termination from employment on account of a Change of Control from three years base and bonus to two years base and bonus);

•	During the first 18 months of employment, Mr. Lautenbach is entitled to one and one-half times current base salary and target bonus. Bonus will be payable in a lump sum. After 18 months of employment, upon a “Change of Control” or resignation for “Good Reason” within two years subsequent to a “Change of Control” Mr. Lautenbach would receive two times current base salary and current target bonus. Bonus will be payable in a lump sum;

•	A prorated annual incentive award based on the participant’s current annual incentive target;

•	CIU payments based on the total of the outstanding grants for each of the open cycles paid at target value at the end of the cycle, or upon termination, if earlier;

•	All stock options, restricted stock, RSUs and MSUs granted under the 2007 and 2013 Plan will vest upon the employee’s termination and stock options can be exercised during their remaining term;

•	Only age and service credits are included in the pension calculation for the associated severance period;
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EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE

•	Health and welfare benefits for the executive and his or her dependents for a three-year period. Effective February 11, 2013, health and welfare benefits for the executive and his or her dependents will be provided for a two-year period; and

•	Outplacement services.

Internal Revenue Code Section 409A

Our benefits arrangements are intended to comply with IRC 409A. In that regard, “Key Employees” as defined in IRC 409A and IRC 416 may have certain payments delayed until six months after termination of employment.

Additional Information

Solicitation of Proxies

In addition to the use of the mail, proxies may be solicited by the directors, officers, and employees of the company without additional compensation by personal interview, by telephone, or by electronic transmission. Arrangements may also be made with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of Pitney Bowes common stock and $2.12 convertible preference stock held of record, and the company will reimburse such brokers, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred. The company has retained Morrow & Co., LLC to aid in the solicitation of proxies.

The anticipated fee of such firm is $10,000 plus out-of-pocket costs and expenses. The cost of solicitation will be borne entirely by Pitney Bowes.

Other Matters

Management knows of no other matters which may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the individuals named in the enclosed proxy to vote in accordance with their judgment.

By order of the board of directors.

Amy C. Corn

Corporate Secretary

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ANNEX A

PITNEY BOWES INC. DIRECTORS’ STOCK PLAN
Amended and Restated Effective as of May 12, 2014

Section 1. Purpose and Effective Date of Plan.

This Plan shall be known as the Pitney Bowes Inc. Directors’ Stock Plan. The purpose of the Plan is to enable Pitney Bowes Inc. (the “Company”) to attract and retain persons of outstanding competence to serve as non-employee directors of the Company by paying such persons a portion of their compensation in stock of the Company pursuant to the terms of the Plan. The Plan became effective on the date the Plan was initially approved by the stockholders of the Company. The Plan may be amended from time to time and was amended and restated effective as of May 12, 2014.

Section 2. Stock Available for the Plan.

Awards granted under the Plan will be settled by the issuance of shares of Common Stock, $1 par value per share, of the Company (“Common Stock”), that are drawn from the shares of Common Stock available for issuance from time to time under the Pitney Bowes Inc. 2013 Stock Plan (the “2013 Stock Plan”), previously approved by the Company’s stockholders, or a successor stockholder-approved equity compensation plan. Shares of Common Stock issued pursuant to awards of restricted stock units under the Plan shall reduce, on a one-for-one basis, both (a) the overall maximum number of shares of Common Stock available for issuance under the 2013 Stock Plan and (b) the sub-limit under the 2013 Stock Plan for the number of shares that may be issued for awards that are not options or stock appreciation rights.

Section 3. Eligibility for Participation in Plan.

Persons who serve as members of the board of directors of the Company (the “Board”) and who are not “employees” of the Company or its subsidiaries within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) shall be considered “Eligible Directors” for purposes of the Plan. It is intended that all Eligible Directors participate in the Plan.

Section 4. Awards of Restricted Stock Units.

(a)	Each Eligible Director then serving as a director of the Company shall receive an annual award on the date of the first meeting of directors after each annual stockholders’ meeting of restricted stock units with respect to a number of shares of Common Stock having a Fair Market Value (as defined herein) equal to $100,000. For purposes of this Plan, the Fair Market Value of a share of Company Common Stock on the date of grant shall be the closing price of a share of Company Common Stock on the date of grant as reported in the New York Stock Exchange Composite Transactions Table published in the Wall Street Journal. If the New York Stock Exchange (NYSE) is closed on the date of grant, then Fair Market Value shall be the closing price on the first trading day of the NYSE immediately following the grant date. An Eligible Director who joins the Board after such date shall receive a partial award of restricted stock units with respect to a number of shares of Common Stock having a Fair Market Value on the date of grant equal to a prorated amount determined by multiplying $100,000 by a fraction the numerator of which is the number of days remaining in the 12 month period beginning on the date following the annual stockholders’ meeting and the denominator of which is 365. Fractional shares shall not be issued to Eligible Directors. A whole number of shares shall be determined by rounding each fractional share to the next highest whole number.

(b)	Each restricted stock unit granted under the Plan shall represent the right to receive one share of Common Stock on the date that is one year following the date the award is granted; provided, however, that with respect to each annual grant the Company may, in its sole discretion, provide Eligible Directors with the one-time opportunity to elect to defer the settlement of the restricted stock units until the termination of the Eligible Director’s service as a director of the Company. The terms and conditions of any such deferral election are intended to be implemented in a manner consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

Section 5. Dividends; Transfer Restrictions; Terms and Conditions of Restricted Stock Units.

(a)	Unless the Administrator (as defined herein) determines otherwise, Eligible Directors shall have the right to receive dividend equivalents in connection with the restricted stock units granted hereunder pursuant to which the Eligible Directors shall be entitled to receive payments equivalent to dividends with respect to the number of shares subject to the corresponding award of restricted stock units, which payments, unless the Administrator determines otherwise, shall be paid to the applicable Eligible Directors in cash as and when such dividends are
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paid to the holders of Common Stock. Unless the Administrator determines otherwise, other than the rights to dividend equivalents, Eligible Directors shall have no voting or other rights as a stockholder with respect to the shares of Common Stock subject to and/or issuable pursuant to any awards of restricted stock units granted hereunder until such shares are actually issued to the Eligible Director and are registered in his or her name.

(b)	The restricted stock units granted hereunder may not be sold, assigned, pledged or otherwise transferred by the Eligible Director, other than by will or the laws of descent and distribution. In addition, subject to Section 5(d), the shares of Common Stock subject to any restricted stock units granted hereunder may not be sold, assigned, pledged or otherwise transferred by the Eligible Director unless and until such shares are issued to the Eligible Director free and clear of all transfer restrictions imposed by this Plan or otherwise.

(c)	Notwithstanding any other provision of this Plan, the issuance or delivery of any shares hereunder may be postponed for such period as may be required to comply with any applicable requirements of any national securities exchange or any requirements under any other law or regulation applicable to the issuance or delivery of such shares, and the Company shall not be obligated to issue or deliver any such shares if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

Section 6. [reserved]

Section 7. Change of Control.

For purposes of this Plan, a “Change of Control” shall be deemed to have occurred if:

(i)	there is an acquisition, in any one transaction or a series of transactions, other than from Pitney Bowes Inc., by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13(d)(3) promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of Common Stock or the combined voting power of the then outstanding voting securities of Pitney Bowes Inc. entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by Pitney Bowes Inc. or any of its subsidiaries, or any employee benefit plan (or related trust) of Pitney Bowes Inc. or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the common stock and voting securities of Pitney Bowes Inc. immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of Common Stock or the combined voting power of the then outstanding voting securities of Pitney Bowes Inc. entitled to vote generally in the election of directors, as the case may be; or

(ii)	individuals who, as of May 12, 2014, constitute the Board (as of such date, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to September 9, 1996, whose election, or nomination for election by Pitney Bowes’ shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Pitney Bowes Inc. (as such terms are used in Rule 14(a)(11) of Regulation 14A promulgated under the Exchange Act); or

(iii)	there occurs either (A) the consummation of a reorganization, merger, consolidation, or sale or other disposition of all or substantially all of the assets of the Company, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the common stock and voting securities of Pitney Bowes Inc. immediately prior to such reorganization, merger, consolidation or sale or other disposition do not, following such reorganization, merger, consolidation or sale or other disposition, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger, consolidation or sale or other disposition, or (B) an approval by the shareholders of Pitney Bowes Inc. of a complete liquidation or dissolution of Pitney Bowes Inc. or of the sale or other disposition of all or substantially all of the assets of Pitney Bowes Inc.

Section 8. Amendment or Termination of Plan.

The Company reserves the right to amend, modify or terminate this Plan at any time by action of its Board, provided that such action shall not adversely affect any Eligible Director’s rights under the provisions of this Plan with respect to awards which were made prior to such action.

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Section 9. Administration of Plan.

This Plan shall be administered by the Governance Committee of the Board or any successor committee having responsibility for the remuneration of the directors (hereinafter referred to as the “Administrator”). All decisions which are made by the Administrator with respect to interpretation of the terms of the Plan, or with respect to any questions or disputes arising under this Plan, shall be final and binding on the Company and on the Eligible Directors and their heirs or beneficiaries.

Section 10. Recapitalization.

In the event of any change in the number or kind of outstanding shares of Common Stock of the Company by reason of a recapitalization, merger, consolidation, dividend, combination of shares or any other change in the corporate structure or shares of stock of the Company, the Board will make equitable and appropriate adjustments in the number of shares to be awarded to each Eligible Director under Section 4, in the number of shares subject to and any other affected provisions of outstanding awards of restricted stock units to prevent enlargement or diminution of the benefits intended to be granted under the Plan.

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DIRECTIONS:

Northbound on I-95

Please take Exit 7 (Greenwich Avenue) and proceed through the first intersection to next traffic light, where you should turn right onto Washington Boulevard. Continue straight on Washington Boulevard. (Washington Boulevard becomes Dyke Lane.) At the end of Dyke Lane, turn left onto Elmcroft Road. Please park where indicated.

Southbound on I-95

Please take Exit 7 (Atlantic Street) and stay in the middle lane. Turn left onto Washington Boulevard. Continue straight on Washington Boulevard. (Washington Boulevard becomes Dyke Lane.) At the end of Dyke Lane, turn left onto Elmcroft Road. Please park where indicated.

From the Merritt Parkway

Please take Exit 34 (Long Ridge Road). Turn south onto Long Ridge Road. Follow Long Ridge Road for approximately 2 miles to Cold Spring Road and turn right onto Cold Spring Road. Bear left onto Washington Boulevard and follow to the end (approximately 2 miles under railroad and I-95). (Washington Boulevard becomes Dyke Lane.) At the end of Dyke Lane, turn left onto Elmcroft Road. Please park where indicated.

This proxy statement is printed entirely on recycled and recyclable paper.	AD11997

PITNEY BOWES INC.

1 ELMCROFT ROAD

STAMFORD, CT 06926-0700

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M71210-P46056	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

PITNEY BOWES INC.

The Board of Directors recommends you vote FOR all of the directors listed below.
1.	Election of Directors
	Nominees:		For	Against	Abstain

	1a.	Linda G. Alvarado	☐	☐	☐
						The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	For	Against	Abstain
	1b.	Anne M. Busquet	☐	☐	☐

	1c.	Roger Fradin	☐	☐	☐	2. Ratification of the Audit Committee’s Appointment of the Independent Accountants for 2014. 3. Advisory Vote to Approve Executive Compensation. 4. Approval of the Pitney Bowes Directors’ Stock Plan.	☐	☐	☐

	1d.	Anne Sutherland Fuchs	☐	☐	☐
							☐	☐	☐
	1e.	S. Douglas Hutcheson	☐	☐	☐
							☐	☐	☐
	1f.	Marc B. Lautenbach	☐	☐	☐

	1g.	Eduardo R. Menascé	☐	☐	☐

	1h.	Michael I. Roth	☐	☐	☐

	1i.	David L. Shedlarz	☐	☐	☐

	1j.	David B. Snow, Jr.	☐	☐	☐

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

2014 Annual Meeting of
Pitney Bowes Stockholders May 12,
2014 9:00 a.m. Local Time Pitney
Bowes World Headquarters
1 Elmcroft Road, Stamford, CT 06926-0700

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report to Stockholders, including the Report on Form 10-K are available at www.proxyvote.com.

M71211-P46056

Proxy Solicited on Behalf of Pitney Bowes Board of Directors
Annual Meeting of Stockholders May 12, 2014

Marc B. Lautenbach, Michael I. Roth, Amy C. Corn, or any of them, with power of substitution are hereby appointed proxies of the undersigned to vote all shares of common stock and $2.12 convertible preference stock of Pitney Bowes Inc. owned by the undersigned at the annual meeting of stockholders to be held in Stamford, Connecticut, on May 12, 2014, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting, upon such business as may properly come before the meeting, including items as specified on the reverse side.

The undersigned, if a participant in any of the Pitney Bowes 401(k) Plans (the “Plans”) for which T. Rowe Price Trust Company acts as directed Trustee (“Trustee”), hereby directs the trustee to vote as indicated on the reverse side all Pitney Bowes common stock allocated to his or her account at the annual meeting of stockholders to be held in Stamford, Connecticut, on May 12, 2014.

Shown on this card are all shares of common stock and $2.12 convertible preference stock registered in your name, held for your benefit in the dividend reinvestment plan and/or held for your benefit in the Plans. The shares represented hereby will be voted in accordance with the directions given by the stockholder. If a properly signed proxy is returned without choices marked, the shares represented by this proxy registered in your name and/or held for your benefit in the dividend reinvestment plan will be voted FOR Items 1 through 4 (unless otherwise directed). If no proxy card is received or a properly signed proxy card properly executed is returned without choices marked, the plan shares represented by the proxy card will be voted with respect to Items 1 through 4 in the same proportion indicated by the properly executed voting instructions given by participants in the Plans (unless otherwise directed by the employer).

In their discretion, the proxies are authorized to vote such other business as may properly come before the meeting, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting.

Please mark, date, sign, and promptly return this proxy in the enclosed envelope, which requires no postage if mailed in the U.S., or grant your proxy via telephone or Internet as described on the reverse side.

Continued and to be signed on reverse side